UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☒    Preliminary Proxy Statement

☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐    Definitive Proxy Statement

☐    Definitive Additional Materials

☐    Soliciting Material Under Rule 14a-12

ICOS CORPORATION

(Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

☐    No fee required.

☒    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1)	Title of each class of securities to which transaction applies:

Common Stock, par value $0.01 per share, of ICOS Corporation (the Common Stock)

(2)	Aggregate number of securities to which transaction applies:

65,547,192	Sharesof Common Stock
4,530,894	Sharesof Common Stock issuable upon conversion of outstanding 2% Convertible Subordinated Notes due July 1, 2023
10,894,763	Sharesof Common Stock issuable upon exercise of outstanding stock options
246,211	Sharesof Common Stock issuable pursuant to outstanding restricted stock unit awards
81,219,060	TotalShares of Common Stock

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The proposed maximum aggregate value of the transaction for purposes of calculating the filing fee is $ 2,446,496,717.

The total consideration for the filing fee was determined in accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, by multiplying 0.000107 by the sum of:

(i)	the product of 65,547,192 shares of Common Stock outstanding as of October 13, 2006, and the merger consideration of $34.00 per share in cash;

(ii)	the product of 4,530,894 shares of Common Stock issuable upon conversion of outstanding 2% Convertible Subordinated Notes due July 1, 2023, and the merger consideration of $34.00 per share in cash;

(iii)	the product of 6,355,445 shares of Common Stock issuable upon the exercise of in-the-money outstanding options to purchase Common Stock as of October 13, 2006, and $8.73 per share in cash in consideration for the cancellation of such options (which is the excess of the merger consideration of $34.00 over the weighted average exercise price of such options); and

(iv)	the product of 246,211 shares of Common Stock issuable pursuant to restricted stock unit awards outstanding as of October 13, 2006, and the merger consideration of $34.00 per share in cash.

(4)	Proposed maximum aggregate value of transaction:

$2,446,496,717

(5)	Total fee paid:

$261,775

☐	Fee paid previously with preliminary materials.

☒	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

$245,373

(2)	Form, Schedule or Registration Statement No.:

Schedule 14A

(3)	Filing party:

ICOS Corporation

(4)	Date Filed:

November 1, 2006

2

Dear ICOS Shareholder:

On behalf of the board of directors of ICOS Corporation, I cordially invite you to a special meeting of ICOS Corporation, to be reconvened on January 25, 2007, at 11:00 a.m. local time, at 22021-20th Avenue S.E., Bothell, Washington 98021.    The special meeting was previously held on December 19, 2006 and adjourned until January 25, 2007.    The record date for the special meeting has also been changed from October 30, 2006 to December 26, 2006.

At the special meeting, holders of ICOS common stock as of the close of business on December 26, 2006 will be asked to consider and vote upon (i) a proposal to approve the Agreement and Plan of Merger, dated as of October 16, 2006, by and among ICOS Corporation, or ICOS, Eli Lilly and Company, or Lilly, and Tour Merger Sub, Inc., a wholly-owned subsidiary of Lilly, as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated as of December 17, 2006, by and among ICOS, Lilly and Tour Merger Sub, Inc., and (ii) a proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.    If the merger is consummated, we will become a subsidiary of Lilly and you will be entitled to receive $34.00 in cash, without interest, for each share of our common stock that you own.

On December 17, 2006, ICOS, Lilly, and Tour Merger Sub, Inc. amended the original merger agreement to provide that, among other things, upon completion of the merger, each share of ICOS common stock not held by ICOS, Lilly or any of its subsidiaries or a shareholder of ICOS who perfects his or her dissenters’ rights, will be converted into the right to receive $34.00 in cash, without interest, an increase of $2.00 per share over the $32.00 merger consideration provided for in the original merger agreement.    The amendment to the merger agreement is attached to the accompanying proxy statement as Annex B.

After careful consideration, our board of directors unanimously approved the merger agreement and determined that the merger and the other transactions contemplated by the merger agreement are in the best interests of ICOS and its shareholders.    Our board of directors unanimously recommends that you vote “FOR” the approval of the merger agreement and “FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies.

Your vote is very important.    We cannot consummate the merger unless the holders of a majority of the outstanding shares of our common stock vote to approve the merger agreement.    The proposal to adjourn the special meeting for the purpose of soliciting additional proxies, if necessary, will be approved if the votes cast in favor of the proposal by shares of common stock, present in person or represented by proxy and entitled to vote on the subject matter, exceed the votes cast against the proposal.    The obligations of ICOS and Lilly to complete the merger are also subject to the satisfaction or waiver of several other conditions to the merger.    We encourage you to read the accompanying proxy statement, including the annexes, in its entirety because it explains the proposed merger, the documents related to the merger and other related matters.

Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing to us the enclosed proxy card or by granting your proxy electronically over the Internet or by telephone, as soon as possible.    If your shares are held in an account at a brokerage firm, bank or other nominee, you should instruct your broker, bank or nominee how to vote your shares using the enclosed voting instruction form furnished by your broker, bank or nominee.    If you do not vote or do not instruct your broker, bank or nominee how to vote, it will have the same effect as voting against the approval of the merger agreement.

If you previously submitted a proxy for the special meeting of shareholders held on December 19, 2006, which proxy has not subsequently been revoked, and are a holder of record on December 26, 2006, ICOS intends to vote your proxy at the special meeting of shareholders on January 25, 2007.    However, even if you previously completed a proxy, we urge you to complete, sign, date and promptly mail your enclosed proxy card or cast your vote in person or by delivering your proxy via telephone or via the Internet as described in this proxy statement and such later submitted proxy will supersede your prior proxy.

If you sign, date and mail your proxy and do not indicate how you want to vote, your proxy will be voted “FOR” the approval of the merger agreement and “FOR” the proposal to adjourn the special meeting to solicit additional proxies, provided that no proxy that is specifically marked “AGAINST” the proposal to approve the merger agreement will be voted in favor of the adjournment proposal, unless it is specifically marked “FOR” the adjournment proposal.

I enthusiastically support this transaction and join the other members of our board of directors in recommending that you vote for the approval of the merger agreement.

Sincerely,

Paul N. Clark Chairman of the Board of Directors, President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in the proxy statement.    Any representation to the contrary is a criminal offense.

This proxy statement is dated                     , 2006, and is first being mailed to shareholders on or about                     , 2006.

ICOS Corporation

22021 – 20th Avenue S.E. Bothell, Washington 98021

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held on January 25, 2007

TO THE SHAREHOLDERS OF ICOS CORPORATION:

We will reconvene a special meeting of the shareholders of ICOS at 22021-20th Avenue S.E., Bothell, Washington 98021, on January 25, 2007 at 11:00 a.m. local time.    This special meeting was previously held on December 19, 2006 and adjourned until January 25, 2007.    The purpose of the special meeting will be:

1.	To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of October 16, 2006, by and among ICOS Corporation, or ICOS, Eli Lilly and Company, or Lilly, and Tour Merger Sub, Inc., as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated as of December 17, 2006, by and among ICOS, Lilly and Tour Merger Sub, Inc. Pursuant to the terms of the merger agreement, Lilly will acquire all of the outstanding stock of ICOS for a purchase price of $34.00 per share in cash, without interest, and Tour Merger Sub, Inc., a wholly-owned subsidiary of Lilly, will merge with and into ICOS with ICOS continuing as the surviving corporation and becoming a wholly-owned subsidiary of Lilly;

2.	To approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement; and

3.	To transact any other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

Only holders of record of our common stock at the close of business on December 26, 2006, the record date for the special meeting, may vote at the special meeting.    Each share of our common stock is entitled to one vote on each matter to be voted upon at the special meeting .

After careful consideration, our board of directors unanimously approved the merger agreement and determined that the merger and the other transactions contemplated by the merger agreement are in the best interests of ICOS and its shareholders.    Our board of directors unanimously recommends that you vote “FOR” the approval of the merger agreement and “FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies.

A complete list of our shareholders of record entitled to vote at the special meeting will be available prior to the special meeting at our executive offices and principal place of business for inspection by shareholders during ordinary business hours for any purpose germane to the special meeting and will also be available at the special meeting.

Shareholders of ICOS have the right to dissent from the merger and obtain payment in cash of the fair value of their shares of our common stock as determined under Chapter 23B.13 of the Washington Business Corporations Act, a copy of which is attached to this proxy statement as Annex D.    See “The Merger—Dissenters’ Rights” in this proxy statement.

Your vote is very important.    Even if you do not expect to attend the meeting in person, it is important that your shares be represented.    Please take the time to vote by completing and mailing the enclosed proxy card or by granting your proxy electronically over the Internet or by telephone, or, in the event that you hold your shares through a broker or other nominee, in accordance with the separate voting instructions received from your broker or nominee, as soon as possible.

You may vote by completing and mailing the enclosed proxy card or by granting your proxy electronically via the Internet or by telephone.    If your shares are held in “street name,” which means shares held of record by a broker, bank or other nominee, you should check the voting form used by that firm to determine whether you will be able to submit your proxy by telephone or over the Internet.    Submitting a proxy by mailing the enclosed proxy card will ensure that your shares are represented at the special meeting.    Please review the instructions in this proxy statement and the enclosed proxy card or the information forwarded by your bank, broker or other holder of record regarding each of these options.    If you do not vote in person, submit your proxy, vote your shares electronically via the Internet or by telephone, or instruct your broker on how to vote at the special meeting, the effect will be the same as a vote against the proposal to approve the merger agreement.

If you previously submitted a proxy for the special meeting of shareholders held on December 19, 2006, which proxy has not subsequently been revoked, and are a holder of record on December 26, 2006, ICOS intends to vote your proxy at the special meeting of shareholders on January 25, 2007.    However, even if you previously completed a proxy, we urge you to complete, sign, date and promptly mail your enclosed proxy card or cast your vote in person or by delivering your proxy via telephone or via the Internet as described in this proxy statement and such later submitted proxy will supersede your prior proxy.

For more information about the merger described above and the other transactions contemplated by the merger agreement, please review the accompanying proxy statement, the original merger agreement attached to it as Annex A, and the amendment to the original merger agreement attached to it as Annex B.

BY ORDER OF THE BOARD OF DIRECTORS,

JOHN B. KLIEWER
Secretary

                        , 2006

Bothell, Washington

i

Annexes

Annex A	Agreement and Plan of Merger dated as of October 16, 2006, by and among ICOS Corporation, Eli Lilly and Company and Tour Merger Sub, Inc.
Annex B	Amendment No. 1 to the Agreement and Plan of Merger, dated as of December 17, 2006, by and among ICOS Corporation, Eli Lilly and Company, and Tour Merger Sub, Inc.
Annex C	Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated, dated as of December 17, 2006
Annex D	Chapter 23B.13 of the Washington Business Corporation Act

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER

AND THE SPECIAL MEETING

The following questions and answers briefly address some questions you may have regarding the special meeting and the proposed merger.    These questions and answers may not address all questions that may be important to you as a shareholder of ICOS Corporation.    Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement.    We encourage you to read this proxy statement, including the annexes, in its entirety because it explains the proposed merger, the documents related to the merger and other related matters.    In this proxy statement, the terms “company,” “we,” “our,” “ours,” “us” and “ICOS” refer to ICOS Corporation.    We refer to Eli Lilly and Company as Lilly, and Tour Merger Sub, Inc. as Merger Sub.

Q:	Why am I receiving this proxy statement and proxy card?

A:	You are receiving this proxy statement and proxy card because, as of December 26, 2006, the record date for the special meeting, you owned shares of our common stock. We have entered into a merger agreement and an amendment to that merger agreement with Lilly and Merger Sub. Under the merger agreement, subject to the approval of the merger agreement by our shareholders and the satisfaction of other conditions to closing, we will become a wholly-owned subsidiary of Lilly and our common stock will no longer be listed on the NASDAQ Global Select Market. A copy of the original merger agreement is attached to this proxy statement as Annex A, and a copy of the amendment to the original merger agreement is attached to this proxy statement as Annex B.

In order to consummate the merger, our shareholders must vote to approve the merger agreement.    Our board of directors is providing this proxy statement to give you information for use in determining how to vote on the proposals submitted to the shareholders at the special meeting of our shareholders.    You should read this proxy statement and the annexes carefully.    The enclosed proxy card and voting instructions allow you, as our shareholder, to vote your shares without attending the special meeting.

Your vote is very important.    We encourage you to vote as soon as possible.

Q:	When and where is the special meeting?

A:	The special meeting of shareholders was previously held on December 19, 2006 and adjourned to January 25, 2007 at 11:00 a.m. local time at 22021-20th Avenue S.E., Bothell, Washington 98021.

Q:	Why was the special meeting of shareholders adjourned on December 19, 2006?

A:	We adjourned the special meeting of shareholders to January 25, 2007 in order to allow our shareholders sufficient time to consider additional disclosures in this proxy statement addressing an important change to the original merger agreement resulting from the recent amendment to the original merger agreement. In addition, ICOS has established December 26, 2006 as the new record date for the special meeting. This reflects our belief that due to the amendment to the original merger agreement and the substantial trading volume in our shares since the original October 30, 2006 record date for the special meeting, it was necessary and appropriate to set a new record date since the original record date no longer reflects our current shareholder base and there has been an important change in the terms of the proposed transaction with Lilly.

Q:	What does the amendment to the original merger agreement provide?

A:	ICOS and Lilly amended the original merger agreement on December 17, 2006. Pursuant to the amendment, the consideration payable to holders of our common stock upon completion of the merger was increased from the $32.00 per share provided in the original merger agreement to $34.00 per share.

Q:	What matters will I be asked to vote on at the special meeting?

A:	You will be asked to vote on a proposal to approve the merger agreement and a proposal for the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies in the event that there are not sufficient votes in favor of approval of the merger agreement at the time of the special meeting.

Q:	Who can vote or submit a proxy to vote and attend the special meeting?

A:	All holders of our common stock as of the close of business on December 26, 2006, the record date for the special meeting, are entitled to receive notice of and to attend and vote or submit a proxy to vote at the special meeting. If you want to attend the special meeting and your shares are held in an account at a brokerage firm, bank or other nominee you must bring to the special meeting a legal proxy from the record holder of the shares (your broker, bank or nominee) authorizing you to vote at the special meeting.

Q:	As a holder of ICOS common stock, what will I be entitled to receive in the merger?

A:	At the effective time of the merger, each share of our common stock outstanding immediately prior to the effective time of the merger (including any shares of common stock issued prior to the effective time in respect of stock options or our other securities), other than shares held by Lilly or its subsidiaries or by holders who properly exercise dissenters’ rights under Washington law, will be automatically converted into the right to receive $34.00 in cash, without interest and less any applicable withholding taxes. Any withheld amounts will be treated for all purposes as having been paid to the holder of our common stock in respect of whose shares the withholding was made.

Q:	How does the board of directors of ICOS recommend that I vote?

A:	Our board of directors unanimously recommends that you vote “FOR” the proposal to approve the merger agreement and “FOR” the proposal to adjourn the special meeting for the purpose of soliciting additional proxies, if necessary.

Q:	Why is the board of directors of ICOS recommending that I vote “FOR” the proposal to approve the merger agreement?

A:	Our board of directors carefully reviewed and considered the terms and conditions of the merger agreement and the proposed merger. Based on this review, our board of directors determined that the merger and the other transactions contemplated by the merger agreement are in the best interests of ICOS and our shareholders. For a more complete discussion of why our board of directors is recommending approval of the merger agreement, see “The Merger—Recommendation of Our Board of Directors; Our Reasons for the Merger.”

Q:	What vote of ICOS’ shareholders is required to approve the merger agreement and approve the merger?

A:	Approval of the proposal to approve the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting.

Q:	What vote of ICOS’ shareholders is required to approve the adjournment of the special meeting?

A:	The proposal to adjourn the special meeting for the purpose of soliciting additional proxies, if necessary, will be approved if the votes cast in favor of the proposal by shares of common stock, present in person or represented by proxy and entitled to vote on the subject matter, exceed the votes cast against the proposal.

Q:	How many votes am I entitled to cast for each share of common stock I own?

A:	For each share of our common stock that you owned on December 26, 2006, the record date for the special meeting, you are entitled to cast one vote on each matter to be voted upon at the special meeting.

Q:	How do I cast my vote?

A:	Before you vote, you should read this proxy statement in its entirety, including its annexes, and carefully consider how the merger affects you. If you were a holder of record on December 26, 2006, you may vote in person at the special meeting, by submitting a proxy for the special meeting or by voting electronically via the Internet or by telephone or by following the instructions on the enclosed proxy card and completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed, postage paid envelope.

If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you must provide the record holder of your shares with instructions on how to vote your shares in accordance with the voting directions provided by your broker, bank or nominee.    If you do not provide your broker, bank or nominee with instructions on how to vote your shares, it will not be permitted to vote your shares.    Also, please note, that if your shares are held in “street name,” and you wish to vote at the special meeting in person, you must bring to the special meeting a legal proxy from the record holder of the shares (your broker, bank or nominee) authorizing you to vote at the special meeting.

If you sign, date and send your proxy card and do not indicate how you want to vote, your proxy will be voted “FOR” the approval of the merger agreement and “FOR” the proposal to adjourn the special meeting for the purpose of soliciting additional proxies, if necessary, provided that no proxy that is specifically marked “AGAINST” the proposal to approve the merger agreement will be voted in favor of the adjournment proposal, unless it is specifically marked “FOR” the adjournment proposal.

Q:	What happens if I previously submitted a proxy for the special meeting of shareholders held on December 19, 2006?

A:	If you previously submitted a proxy for the special meeting of shareholders held on December 19, 2006, which proxy has not subsequently been revoked, and are a holder of record on December 26, 2006, ICOS intends to vote your proxy at the special meeting of shareholders on January 25, 2007. However, even if you previously completed a proxy, we urge you to complete, sign, date and promptly mail your enclosed proxy card or cast your vote in person or by delivering your proxy via telephone or via the Internet as described in this proxy statement and such later submitted proxy will supersede your prior proxy. You may revoke your proxy at any time before the vote is taken at the special meeting by following the procedures described in this proxy statement.

Q:	What will happen if I abstain from voting or fail to vote on the proposals or instruct my broker to vote on the proposals?

A:	If you abstain from voting, fail to cast your vote in person, by proxy, or electronically via the Internet or by telephone, or fail to give voting instructions to your broker, bank or nominee, it will have the same effect as a vote against the proposal to approve the merger agreement and it will have no effect on the proposal to adjourn the special meeting for the purpose of soliciting additional proxies.

Q:	Can I change my vote after I have delivered my proxy?

A:

Yes.    If you are a shareholder of record on December 26, 2006, you may revoke your proxy and change your vote at any time before your proxy card is voted at the special meeting on January 25, 2007, even if you previously submitted a proxy for the special meeting of shareholders previously held on December 19, 2006. You can do this in one of four ways:

•	provide a written instrument or transmission to our corporate secretary prior to the special meeting stating that you revoke your proxy;

•	complete and submit to our corporate secretary a proxy in writing via mail dated later than your original proxy relating to the same shares;

•	vote via the Internet or by telephone following the date of your original proxy relating to the same shares; or

•	attend the special meeting and vote in person, which will automatically cancel any proxy previously given; your attendance alone, however, will not revoke any proxy that you have previously given.

If you have instructed a broker, bank or other nominee to vote your shares, you must follow the directions received from your broker, bank or other nominee to change those instructions.

Q:	What should I do if I receive more than one set of voting materials?

A.	You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive.

Q:	Am I entitled to dissenters’ rights?

A:	Yes. As a holder of our common stock, you are entitled to dissenters’ rights under Chapter 23B.13 of the Washington Business Corporation Act, a copy of which is attached to this proxy statement as Annex D, in connection with the merger if you meet certain conditions, which conditions are described in this proxy statement under the caption “The Merger—Dissenters’ Rights.”

Q:	How do I withdraw a previously delivered demand for appraisal or notice of exercise of dissenters’ rights?

A:	If you delivered a valid written demand for appraisal in connection with the special meeting held on December 19, 2006, and you now wish to withdraw your demand, you should either deliver a written notice of retraction to ICOS before the vote of ICOS’ shareholders at the special meeting on January 25, 2007 or vote in favor of adoption of the merger agreement at the special meeting (Proposal 1).

Q:	If I previously delivered a demand for appraisal, do I need to deliver a new demand?

A:	If you delivered a valid written demand for appraisal in connection with the special meeting held on December 19, 2006, (i) the demand will remain valid for purposes of the special meeting on January 25, 2007 and (ii) in order to perfect your appraisal rights, you must not vote in favor of adoption of the merger agreement at the special meeting on January 25, 2007.

Q:	Is the merger expected to be taxable to me?

A:

Generally, yes.    The receipt of cash in exchange for shares of our common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes.    In general, a U.S. Holder (as defined in “The Merger—Material U.S. Federal Income Tax Consequences” on page 34) who receives cash in exchange for shares of our common stock pursuant to the merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash per share received and the holder’s adjusted tax basis in the share of our common stock exchanged therefor.    Any such gain or

loss would be long-term capital gain or loss if the holding period for the shares of our common stock exceeded one year.    In addition, under certain circumstances, a portion of the merger consideration received may be subject to withholding under applicable tax laws.    Any withheld amounts will be treated for all purposes as having been paid to the holder in respect of whose shares the withholding was made.

You should read “The Merger—Material U.S. Federal Income Tax Consequences” on page      for a more complete discussion of the U.S. federal income tax consequences of the merger to U.S. Holders.    Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular tax situation.    We urge you to consult your tax advisor on the tax consequences of the merger to you.

Q:	Should I send in my share certificates now?

A:	No. After the merger is consummated, you will be sent a letter of transmittal with written instructions for exchanging your share certificates for the cash consideration. These instructions will tell you how and where to send in your certificates for your cash consideration. You will receive your cash payment after the paying agent receives your stock certificates and any other documents requested in the instructions. Alternatively, if you exercise dissenters’ rights, you will receive an appraisal notice from us instructing you where and when your certificates must be deposited if the deposit of your certificates is required in connection with the exercise of your dissenters’ rights.

Q:	What should I do if I have lost my share certificates?

A:	If you have lost your share certificates, please contact our transfer agent, Mellon Investor Services, at (800) 522-6645 to obtain replacement certificates.

Q:	When do you expect the merger to be consummated?

A:	We are working toward consummating the merger as quickly as possible and expect to consummate the merger as soon as possible after we obtain approval of the merger agreement from our shareholders. However, we can not be certain of the timing of the closing of the merger. See “The Merger Agreement—Conditions to the Merger.”

Q:	Who can help answer my questions?

A:	If you have any questions about the merger or how to submit your proxy, please call our proxy solicitor, The Altman Group at (201) 806-7300 (banks and brokers) or (800) 301-9629 (all others, toll free) or send an email to ICOSinfo@altmangroup.com. If you would like additional copies, without charge, of this proxy statement or the enclosed proxy card you should contact:

ICOS Corporation

Attn: Investor Relations

22021 – 20th Avenue S.E.,

Bothell, Washington 98021

(425) 485-1900

OR

The Altman Group

Banks and Brokers Call: (201) 806-7300

All Others Call Toll Free: (800) 301-9629

Direct Email to: ICOSinfo@altmangroup.com

SUMMARY

This summary, together with the section of this proxy statement entitled “Questions and Answers About the Merger and Special Meeting,” highlights selected information from this proxy statement and may not contain all of the information that is important to you as a shareholder of ICOS or that you should consider before voting on the proposal to approve the merger agreement.    To better understand the merger, you should read carefully this entire proxy statement and all of its annexes, including the original merger agreement, which is attached as Annex A, and the amendment to the original merger agreement, which is attached as Annex B, before voting on the proposal to approve the merger agreement.    We refer to the merger agreement, as amended by the amendment, as the merger agreement, and to the merger agreement prior to the amendment as the original merger agreement.    Each item in this summary includes a page reference directing you to a more complete description of that item.

The Companies (page     )

ICOS Corporation

22021 – 20th Avenue S.E.,

Bothell, Washington 98021

(425) 485-1900

ICOS Corporation, a biotechnology company headquartered in Bothell, Washington, is dedicated to bringing innovative therapeutic products to patients.    Through Lilly ICOS LLC a joint venture with Lilly, ICOS is marketing Cialis® (tadalafil) for the treatment of erectile dysfunction.    Lilly ICOS LLC is also evaluating tadalafil as a potential treatment in benign prostatic hyperplasia and pulmonary arterial hypertension.    ICOS is also working to develop and commercialize other compounds for potential treatments for other serious unmet medical conditions such as cancer and inflammatory diseases.

Over the years, ICOS has established collaborations with pharmaceutical and biotechnology companies to enhance its internal development capabilities, to acquire rights to additional product candidates, to gain access to the capabilities of its collaboration partners and to offset a substantial portion of the financial risk of developing individual product candidates.    ICOS’ most significant ongoing collaboration is Lilly ICOS LLC.

For additional information about ICOS and its business, see “Where You Can Find More Information” on page     .

Eli Lilly and Company

Lilly Corporate Center

Indianapolis, Indiana 46285

(317) 276-2000

Eli Lilly and Company, a leading innovation-driven corporation, is developing pharmaceutical products by applying the latest research from its own worldwide laboratories and from collaborations with eminent scientific organizations.    Headquartered in Indianapolis, Indiana, Lilly provides answers—through medicines and information—for some of the world’s most urgent medical needs.    Lilly manufactures and distributes its products through owned or leased facilities in the United States, Puerto Rico, and 26 other countries.    Lilly products are sold in approximately 135 countries.

For additional information about Lilly and its business, see “Where You Can Find More Information” on page     .

Tour Merger Sub, Inc.

Lilly Corporate Center

Indianapolis, Indiana 46285

(317) 276-2000

Tour Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Lilly, was organized solely for the purpose of entering into the merger agreement with ICOS and consummating the merger and has not conducted any business operations.

The Merger (page     )

Pursuant to the terms of the merger agreement, including the amendment thereto, that is described in this proxy statement and attached as Annex A and Annex B, ICOS will be acquired by Lilly.    We encourage you to read the merger agreement, including the amendment, carefully and in its entirety.    It is the principal documents governing the merger.

The merger agreement provides that Merger Sub will merge with and into ICOS, with ICOS continuing as the surviving corporation and a wholly-owned subsidiary of Lilly.    At the effective time of the merger, each share of our common stock outstanding immediately prior to the effective time of the merger, other than shares held by Lilly, any subsidiaries of Lilly or by holders properly exercising dissenters’ rights under Washington law, will be automatically converted into the right to receive $34.00 in cash, without interest and less any applicable withholding taxes.    Any withheld amounts will be treated for all purposes as having been paid to the holder of our common stock in respect of whose shares the withholding was made.

Effect of the Merger on Stock Options, Restricted Stock and Restricted Stock Units (page     )

If the merger occurs, stock options, restricted stock and restricted stock units will be treated as described below:

•	All options, whether vested or unvested, to purchase shares of our common stock held by our employees (including officers), directors and other service providers will be cancelled and the holder will be entitled to receive a cash payment, without interest and less any applicable withholding taxes, equal to the product of (i) the excess, if any, of $34.00 over the applicable per share exercise price and (ii) the number of shares subject to the option;

•	All unvested shares of restricted stock held by our employees (including officers), directors and other service providers will become fully vested prior to the consummation of the merger and will be treated in the same manner as other outstanding shares of our common stock;

•	Each restricted stock unit award (whether vested or unvested) will also be cancelled in the merger in exchange for $34.00 multiplied by the number of shares (whether vested or unvested) subject to the restricted stock unit award.

The Special Meeting (page     )

The special meeting of shareholders was previously held on December 19, 2006 and adjourned to January 25, 2007 at 11:00 a.m. local time at 22021-20th Avenue S.E., Bothell, Washington 98021.    At the special meeting, you will be asked to vote on the proposal to approve the merger agreement, and, if necessary, the proposal to adjourn the special meeting to solicit additional proxies.

Shareholders Entitled to Vote; Vote Required (page     )

Only holders of record of our common stock at the close of business on December 26, 2006, the record date for the special meeting, may vote at the special meeting.    The original record date of October 30, 2006 is no longer applicable.    For each share of our common stock that you owned on the record date, you are entitled to cast one vote on each matter voted upon at the special meeting.

Approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting.    Approval of the proposal to

adjourn the special meeting for the purpose of soliciting proxies, if necessary, requires the affirmative vote of the holders of a majority of the outstanding shares voted on such proposal.    On the record date, there were                      shares of our common stock entitled to vote at the special meeting.

Shares Owned by Our Directors and Executive Officers

As of December 26, 2006, the record date for the special meeting, our directors and executive officers beneficially owned and were entitled to vote approximately                      shares of common stock, or approximately         % of our total common stock outstanding on that date.    These numbers do not give effect to outstanding stock options or restricted stock units, which are not entitled to vote at the special meeting.

Market Price and Dividend Data (page     )

Our common stock is listed on the NASDAQ Global Select Market under the symbol “ICOS.” On October 16, 2006, the last full trading day prior to the public announcement of the proposed merger, our common stock closed at $27.12.    On December 15, 2006, the last full trading day prior to the public announcement of the amendment to the original merger agreement, our common stock closed at $33.35.    On                         , 2006, the last full trading day prior to the date of this proxy statement, our common stock closed at $          .

We have never declared or paid cash dividends on our common stock.    Our current policy is to retain earnings for use in our business.    Following the merger there will be no further market for our common stock.

Recommendation of Our Board of Directors (page     )

Our board of directors unanimously:

•	approved and adopted the merger agreement and other transactions contemplated by the merger agreement; and

•	determined that it was in the best interests of us and our shareholders to enter into the merger agreement and consummate the merger on the terms and conditions set forth in the merger agreement.

Our board of directors unanimously recommends that our shareholders vote “FOR” the proposal to approve the merger agreement, and, “FOR” the proposal to adjourn the special meeting to solicit additional proxies, if necessary.    To review the factors that our board of directors considered when deciding whether to approve the merger agreement and the transactions contemplated by the merger agreement, see “The Merger—Recommendation of Our Board of Directors; Our Reasons for the Merger” beginning on page     .

Interests of Our Directors and Executive Officers in the Merger (page     )

When considering our board of directors’ recommendation that you vote in favor of the proposal to approve the merger agreement, you should be aware that members of our board of directors and our executive officers may have interests in the merger that differ from, or are in addition to, those of our other shareholders generally.    For example:

•	our executive officers may be entitled to certain cash severance payments, including tax gross-up payments, and continued benefits that will be triggered if they are terminated under certain circumstances during the 18-month period immediately following the consummation of the merger;

•	all unvested options to purchase shares of our common stock held by our directors and executive officers will become fully vested and be cancelled and the holder will be entitled to receive a cash payment, without interest and less any applicable withholding taxes, equal to the product of (i) the excess, if any, of $34.00 over the applicable per share exercise price and (ii) the number of shares subject to the unvested portion of the option;

•	all unvested shares of restricted stock held by our directors and executive officers will become fully vested immediately prior to the consummation of the merger and such shares will be treated in the same manner as outstanding shares of our common stock in the merger;

•	all unvested restricted stock unit awards held by our non-employee directors will be cancelled and the holder will be entitled to receive a cash payment equal to $34.00 in cash, without interest and less any applicable withholding taxes, for each share of common stock underlying the restricted stock unit award;

•	certain of our executive officers may receive retention, sale, and special recognition bonuses in connection with the merger;

•	certain of our executive officers may enter into transition bonus arrangements with Lilly;

•	all vested options to purchase shares of our common stock held by our directors and executive officers will be cancelled and the holder will be entitled to receive a cash payment, without interest and less any applicable withholding taxes, equal to the product of (i) the excess, if any, of $34.00 over the applicable per share exercise price and (ii) the number of shares subject to the unvested portion of the option; and

•	our directors and officers will continue to be indemnified for acts and omissions occurring at or prior to the effective time of the merger and will have the benefit of director and officer liability insurance for six years following completion of the merger.

Our board of directors was aware of these interests and considered them, among other matters, in reaching its decision to approve the merger agreement and to recommend that our shareholders vote in favor of the approval of the merger agreement.

Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated (page      and Annex C)

In connection with the merger, our board of directors received a written opinion from Merrill Lynch, Pierce, Fenner & Smith Incorporated, or Merrill Lynch, as to the fairness, from a financial point of view, of the consideration to be received by holders of our common stock.    The full text of Merrill Lynch’s written opinion, dated December 17, 2006, is attached to this proxy statement as Annex C.    Holders of our common stock are encouraged to read this opinion carefully and in its entirety for a description of the assumptions made, matters considered and qualifications and limitations on the scope of review undertaken by Merrill Lynch.    Merrill Lynch’s opinion is addressed to our board of directors and addresses only the fairness, from a financial point of view, of the consideration to be received in the proposed merger as of the date of such opinion.    The opinion does not address the merits of our underlying decision to engage in the merger and does not constitute a recommendation to any shareholder as to how to vote with respect to the proposed merger or any other matter.

Delisting and Deregistration of Our Common Stock (page     )

If the merger is consummated, our common stock will no longer be listed on the NASDAQ Global Select Market and will be deregistered under the Securities Exchange Act of 1934 (or Exchange Act), and we will no longer file periodic reports with the U.S. Securities and Exchange Commission, or SEC.

Litigation Relating to the Merger (page     )

On October 18 and 30, 2006, purported shareholder class action lawsuits styled Max Kaiser v. ICOS Corporation, et al. (Case No. 06-2-11897-7); Michael Boteler v. ICOS Corporation, et al. (Case No. 06-2-11898-5); and Martin Berliner v. ICOS Corporation, et al. (Case No. 06-2-12151-0) were filed in the State of Washington, Snohomish County Superior Court on behalf of the holders of our common stock in connection with the merger.    A fourth complaint styled Sheldon Cowen v. ICOS Corporation, et al. (Case No. 06-2-12690-2) was filed in the same court on November 22, 2006.    The complaints name as defendants ICOS Corporation,

certain of our officers and directors and, in the case of the October 18 and November 22 complaints, Lilly, and allege, as amended and among other things, that our proxy dated November 13, 2006 omitted certain material information and that ICOS’ directors breached their fiduciary duties by adopting the merger agreement and approving the merger.    The complaints seek an injunction preventing the completion of the merger, and to recover unspecified damages.    On December 15, 2006, the court denied plaintiffs’ motion for a preliminary injunction, brought by plaintiffs Kaiser, Berliner and Boteler.    We believe the lawsuits are without merit and intend to defend the actions vigorously.

The Merger Agreement (page     )

Conditions to the Closing of the Merger (page     )

Our, Lilly’s and Merger Sub’s obligations to effect the merger are subject to the satisfaction of the following conditions:

•	the adoption of the merger agreement by our shareholders;

•	the absence of any law, ordinance or regulation, preliminary or permanent injunction, order or decree of any governmental entity preventing the consummation of the merger; and

•	all necessary consents and approvals of any governmental entity required for the consummation of the merger must be obtained.

Lilly’s and Merger Sub’s obligations to consummate the merger are also subject to the satisfaction by us or waiver by them of the following conditions:

•	our representations and warranties made pursuant to the merger agreement shall be true and correct as of October 16, 2006 and at and as of the closing date of the merger (except that the accuracy of representations and warranties that address matters as of an earlier date will be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct has not had, or would not be reasonably likely to have, a material adverse effect (as defined in the section of this proxy statement entitled “The Merger Agreement—Representations and Warranties”) on us;

•	the performance by us in all material respects of our obligations under the merger agreement;

•	the absence of any pending or threatened claim by any governmental entity, that has a reasonable likelihood of success, challenging or seeking to restrain or prohibit the consummation of the merger, limiting the ownership of our shares, seeking material damages, seeking to limit our ownership or operation by us, Lilly or our subsidiaries or compelling us or Lilly or any of our respective subsidiaries to divest or hold separate any portion of our business or assets related to the operations of Lilly ICOS LLC, or seeking to prohibit Lilly or its subsidiaries from controlling, in any material respect, our business or operations or those of our subsidiaries; and

•	a material adverse effect has not occurred with respect to us and no event that would be reasonably likely to have a material adverse effect has occurred.

Our obligation to consummate the merger is also subject to the satisfaction by Lilly and Merger Sub or waiver by us of the following conditions:

•	Lilly’s and Merger Sub’s representations and warranties made pursuant to the merger agreement shall be true and correct as of October 16, 2006 and as of the closing date of the merger (except that the accuracy of representations and warranties that address matters as of an earlier date will be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct would be reasonably likely to prevent or materially delay the performance by Lilly or Merger Sub of its material obligations under the merger agreement; and

•	the performance by each of Lilly and Merger Sub in all material respects of their obligations under the merger agreement.

No Solicitation Covenant

We have agreed that we will not, and will not permit any of our, or our subsidiaries’, directors, officers or employees, and will use our reasonable best efforts not to permit any of our or their financial advisors, attorneys, accountants or other advisors or representatives and agents to, directly or indirectly:

•	solicit, initiate or encourage, or take any other action to knowingly facilitate (including by furnishing information), any takeover proposal;

•	initiate or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or otherwise knowingly facilitate the making of a takeover proposal; or

•	grant any waiver or release under any standstill or any similar agreement with respect to any class of our equity securities.

Despite these general prohibitions, subject to certain conditions, we may, at any time prior to the adoption of the merger agreement by our shareholders:

•	furnish information to a person making a bona fide written unsolicited takeover proposal that is or could reasonably be expected to lead to a proposal that is superior to the merger; and

•	participate in discussions or negotiations with such person regarding such takeover proposal.

We may only take these actions if:

•	our board of directors determines in good faith after consultation with outside counsel that it is required to do so in order to comply with its fiduciary duties to our shareholders under applicable law;

•	our board of directors determines in good faith after consultation with outside counsel and a financial advisor that the takeover proposal is, or could reasonably be expected to lead to, a superior proposal;

•	the takeover proposal was not solicited after October 16, 2006 and was made after October 16, 2006;

•	we made or will concurrently make available to Lilly any information provided to such bidder; and

•	the bidder has entered into a confidentiality agreement that contains terms that are no less restrictive than those contained in the confidentiality agreement between us and Lilly.

Termination of the Merger Agreement

The merger agreement may be terminated under certain circumstances, including:

•	by our, Lilly’s and Merger Sub’s mutual written consent;

•	by either Lilly or us if:

•	our shareholders do not adopt the merger agreement and approve the merger at the shareholders meeting;

•	the merger has not been consummated by May 31, 2007;

•	any law, ordinance or regulation, preliminary or permanent injunction, or order or decree of any governmental entity preventing the consummation of the merger is in effect and has become final and nonappealable, provided that each of the parties used reasonable efforts to prevent the entry and to appeal any of the above;

•	by us if:

•	Lilly or Merger Sub breaches a representation, warranty, covenant or other agreement so that the related closing conditions cannot be satisfied and such breach cannot be cured by May 31, 2007;

•	we accept an unsolicited superior proposal in accordance with the merger agreement including payment of any required termination fee, before approval of the merger by our shareholders; or

•	by Lilly if:

•	we breach a representation, warranty, covenant or other agreement so that the related closing conditions cannot be satisfied and such breach cannot be cured by May 31, 2007;

•	any law or order challenging or seeking to restrain or prohibit the consummation of the merger, limiting the ownership of our shares, seeking material damages, seeking to limit our ownership or operation by us, Lilly or our subsidiaries or compelling us or Lilly or any of our respective subsidiaries to divest or hold separate any portion of our business or assets related to the operations of Lilly ICOS LLC, or seeking to prohibit Lilly or its subsidiaries from controlling, in any material respect, our business or operations or those of our subsidiaries has become final and nonappealable; or

•	prior to approval of the merger agreement by our shareholders: (i) our board of directors withdraws or modifies in a manner adverse to Lilly or Merger Sub, or proposes to withdraw or modify, its recommendation of the merger agreement or the merger or recommends or proposes to recommend the approval or adoption of any takeover proposal, (ii) we fail to include in this proxy statement the recommendation of our board of directors that our shareholders vote in favor of the merger, or (iii) our board of directors fails to recommend that shareholders not tender their shares in a tender or exchange offer that would result in any person or group (other than Lilly or an affiliate of Lilly) becoming a beneficial owner of 15% or more of our common stock, within 10 business days from such tender or exchange offer’s commencement.

Termination Fees and Expenses

Each party will generally pay its own fees and expenses in connection with the merger, whether or not the merger is consummated.

We will be required to pay to Lilly a termination fee of $55,000,000 if:

•	a takeover proposal (other than the merger) has been publicly proposed, or a takeover proposal otherwise becomes publicly communicated to our shareholders; and

•	thereafter the merger agreement is terminated:

by either us or Lilly because the merger has not been consummated by May 31, 2007; or our shareholders do not adopt the merger agreement and approve the merger at the special meeting (or any adjournment or postponement of the meeting); or

by Lilly because we breached a representation, warranty, covenant or other agreement so that the related closing conditions cannot be satisfied and such breach cannot be cured by May 31, 2007; and

•	within 12 months after the termination of the merger agreement, we enter into any acquisition agreement with respect to any takeover proposal or any takeover proposal is consummated.

We will also be required to pay a termination fee of $55,000,000 to Lilly if:

•

we terminate the merger agreement because (a) we receive an unsolicited superior proposal, (b) our board of directors resolves to accept such proposal; (c) our board of directors determines in good faith (after consultation with outside counsel) that it is required to accept such proposal in order to comply with its fiduciary duties to our shareholders; and (d) we have complied with certain procedures contained in the merger agreement with regard to takeover proposals and have not breached the no solicitation provisions of the merger agreement; or

•	Lilly terminates the merger agreement because, prior to approval of the merger agreement by our shareholders: (a) our board of directors withdraws or modifies in a manner adverse to Lilly, or proposes to withdraw or modify, its recommendation of the merger agreement or the merger or recommends or proposes to recommend the approval or adoption of any takeover proposal; (b) we fail to include in this proxy statement the recommendation of our board of directors that our shareholders vote in favor of the merger; or (c) our board of directors fails to recommend that our shareholders not tender their shares in a tender offer or exchange that would result in any person or group (other than Lilly or an affiliate of Lilly) becoming a beneficial owner of 15% or more of our common stock, within 10 business days from such tender or exchange offer’s commencement.

Material U.S. Federal Income Tax Consequences (page     )

The receipt of cash in exchange for shares of our common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes.    In general, a U.S. Holder (as defined in “The Merger—Material U.S. Federal Income Tax Consequences”) who receives cash in exchange for shares of our common stock pursuant to the merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash per share received and the holder’s adjusted tax basis in the share of our common stock exchanged therefor.    Any such gain or loss would be long-term capital gain or loss if the holding period for the shares of our common stock exceeded one year.    In addition, under certain circumstances, a portion of the merger consideration received may be subject to withholding under applicable tax laws.    Any withheld amounts will be treated for all purposes as having been paid to the holder of our common stock in respect of whose shares the withholding was made.

You should read “The Merger—Material U.S. Federal Income Tax Consequences” beginning on page 34 for a more complete discussion of the federal income tax consequences of the merger to U.S. Holders.    Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular tax situation.    We urge you to consult your tax advisor on the tax consequences of the merger to you.

Regulatory Matters (page     )

Antitrust (page     )

Under the HSR Act, we cannot consummate the merger until we and Lilly have notified the Antitrust Division of the U.S. Department of Justice (or Antitrust Division) and the U.S. Federal Trade Commission (or FTC) of the merger, furnished them with certain information and materials relating to the merger and the applicable waiting periods have terminated or expired.    The termination of the waiting period means the parties have satisfied the regulatory requirements under the HSR Act.    We and Lilly filed notification and report forms under the HSR Act with the Antitrust Division and the FTC on October 25, 2006.    The waiting period under the HSR Act expired at 11:59 p.m. on November 24, 2006, the 30th day following the filing.     The merger is also subject to review by the governmental authorities of various other jurisdictions under the antitrust laws of those jurisdictions.    The appropriate notifications were made in those jurisdictions and all applicable consents have either been received or the necessary waiting periods have expired in each jurisdiction.

Paying Agent

Lilly has designated Mellon Investor Services LLC to act as the paying agent for the payment of the merger consideration.

Dissenters’ Rights (page     )

Under applicable Washington law, our shareholders have the right to dissent from the merger and to receive payment in cash for the fair value of their shares of common stock.    The fair value of the shares of our common stock of dissenting shareholders may be more than, less than or equal to the value of the merger consideration.    Each shareholder seeking to preserve statutory dissenters’ rights must:

•	deliver to us, before the vote is taken at the special meeting, written notice of the shareholder’s intent to demand payment of fair value for such shareholder’s common stock if the merger becomes effective;

•	not vote any shares of common stock (directly or by proxy) in favor of the merger proposal; and

•	strictly follow the statutory procedures for perfecting dissenters’ rights under Washington law, which are described in the section entitled “The Merger—Dissenters’ Rights” on page , and included as Annex D to this proxy statement.

Merely voting against the merger proposal will not preserve your dissenters’ rights.    Chapter 23B.13 of the Washington Business Corporation Act is reprinted in its entirety and attached to this proxy statement as Annex D.    Failure by a shareholder to precisely comply with all procedures required by Washington law will result in the loss of dissenters’ rights for that shareholder.

If you delivered a valid written demand for appraisal in connection with the special meeting held on December 19, 2006, (i) the demand will remain valid for purposes of the special meeting on January 25, 2007 and (ii) in order to perfect your appraisal rights, you must not vote in favor of adoption of the merger agreement at the special meeting.    If you have delivered a written demand for appraisal and you wish to withdraw your demand, you should either deliver a written notice of retraction to ICOS before the vote of ICOS’ shareholders at the special meeting on January 25, 2007 or vote in favor of adoption of the merger agreement at the special meeting.    Failure by a shareholder to precisely comply with all procedures required by Washington law will result in the loss of dissenters’ rights for that shareholder.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains “forward-looking statements” within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended.    Statements other than statements of historical fact are forward-looking statements for purposes of federal and state securities laws, including projections of earnings, revenue or other financial items; statements regarding future economic conditions or performance; statements of belief; and statements of assumptions.    Forward-looking statements may include the words “may,” “could,” “will,” “should,” “would,” “estimate,” “intend,” “continue,” “believe,” “expect” or “anticipate” or other similar words.    These forward-looking statements, including, without limitation, those projections regarding the consummation of the merger, government consents and approvals and the outcome of the contingencies such as legal proceedings, are necessarily estimates reflecting the best judgment of our management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward looking statements.    Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties.    Risks and uncertainties pertaining to the following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements:

•	our ability to obtain the shareholder and regulatory approvals required for the merger;

•	the occurrence or non-occurrence of the other conditions to the closing of the merger;

•	the timing of the consummation of the merger;

•	legislative or regulatory developments that could have the effect of delaying or preventing the merger;

•	uncertainty concerning the effects of our pending transaction with Lilly;

•	we have a history of losses and may be unable to sustain profitability;

•	if we or others identify additional side effects, or if manufacturing problems occur, approval of Cialis could be withdrawn or sales of Cialis could be significantly reduced;

•	the success of Cialis depends, in large part, on the promotion, sales and marketing activities of our partner, Lilly. Similarly, the success of our potential products in development could depend on our ability to arrange assistance from third parties;

•	we may be unable to compete successfully in the markets for pharmaceutical and biotechnological products;

•	the successful development of new therapeutic products is complex and takes a long time, and our efforts may not result in commercial products;

•	government regulatory authorities may not approve our product candidates or may delay their approval;

•	we may be unable to establish or maintain the manufacturing capabilities necessary to develop and commercialize our potential products;

•	our business may be harmed if we cannot obtain sufficient quantities of raw materials and process them reliably and timely;

•	if we are unable to adequately protect our intellectual property rights, the value of Cialis or of our potential products could be diminished;

•	we may be subject to liability and substantial damages and costs or be prohibited from marketing Cialis or commercializing our potential products as a result of patent infringement litigation and other proceedings relating to patent rights;

•	we may be required to defend lawsuits or pay damages in connection with the alleged or actual harm caused by Cialis or our product candidates;

•	we may be subject to product liability or other claims related to the products we manufacture for third parties;

•	the failure to attract or retain key management and technical employees and consultants could harm our business;

•	rapid changes in technology and industry standards could render Cialis or our potential products unmarketable;

•	our corporate compliance program can never guarantee that we are in compliance with all laws and regulations;

•	we may be required to defend lawsuits or pay damages in connection with the alleged or actual violation of fraud and abuse laws;

•	if we do not comply with laws regulating the protection of the environment and health and human safety, we could incur substantial liability;

•	our sales may be affected by coverage and reimbursement decisions of third-party payors; and

•	additional risks and uncertainties that are listed in Item 1A of Part II of our Quarterly Report on Form 10-Q that was filed with the Securities and Exchange Commission on November 2, 2006, which we urge you to read and consider.

You should consider the cautionary statements contained or referred to in this section in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf.    We do not undertake any obligation to release publicly any revisions to any forward-looking statements contained herein to reflect events or circumstances that occur after the date of this proxy statement or to reflect the occurrence of unanticipated events, except as we are required to do by law.

ICOS CORPORATION SPECIAL MEETING

We are furnishing this proxy statement to our shareholders as part of the solicitation of proxies by our board of directors for use at the special meeting.

Date, Time and Place

The special meeting of shareholders was previously held on December 19, 2006 and adjourned to January 25, 2007 at 11:00 a.m. local time at 22021-20th Avenue S.E., Bothell, Washington 98021.

Purpose of the Special Meeting

At the special meeting, we are asking holders of record of our common stock on December 26, 2006, to consider and vote on the following proposals:

1. The approval of the Agreement and Plan of Merger, dated as of October 16, 2006, by and among ICOS, Lilly, and Tour Merger Sub, Inc., a wholly-owned subsidiary of Lilly, as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated as of December 17, 2006, by and among ICOS, Lilly and Tour Merger Sub, Inc.    Pursuant to the terms of the merger agreement, Lilly will acquire all of the outstanding stock of ICOS for a purchase price of $34.00 per share in cash, without interest, and Tour Merger Sub, Inc., a wholly-owned subsidiary of Lilly, will merge with and into ICOS with ICOS continuing as the surviving corporation and becoming a wholly-owned subsidiary of Lilly;

2. The approval of the adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement; and

3. The transaction of any other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

Recommendation of Our Board of Directors

Our board of directors has determined that the terms of the merger agreement, the merger, and the other transactions contemplated by the merger agreement are in the best interests of our shareholders and has unanimously approved the merger agreement.

Our board of directors unanimously recommends that our shareholders vote “FOR” the approval of the merger agreement and “FOR” any proposal to adjourn the special meeting to solicit additional proxies, if necessary.    See “The Merger—Recommendation of Our Board of Directors; Our Reasons for the Merger.”

Shareholders Entitled to Vote; Record Date; Vote Required

A quorum of shareholders is necessary to hold the special meeting.    The required quorum for the transaction of business at the special meeting is the presence, either in person or represented by proxy, of the holders of a majority of the outstanding common stock entitled to vote at the special meeting.    Abstentions and “broker non-votes,” discussed below, count as present for establishing a quorum.

You may vote at the special meeting if you owned shares of our common stock at the close of business on December 26, 2006, the record date for the special meeting.    For each share of our common stock that you owned on the record date, you are entitled to cast one vote on each matter voted upon at the special meeting.

Approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting.    Because the vote on the proposal to approve the merger agreement is based on the total number of shares outstanding, rather than the number of actual votes cast, failure to vote your shares and broker non-votes will have the same effect as voting

against the approval of the merger agreement.    A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting authority or has not received instructions from the beneficial owner of the shares.    Brokers and other nominees will not have discretionary authority on the proposal to approve the merger agreement.

The proposal to adjourn the special meeting for the purpose of soliciting additional proxies, if necessary, will be approved if the votes cast in favor of the proposal by shares of common stock, present in person or represented by proxy and entitled to vote on the subject matter, exceed the votes cast against the proposal.    Abstentions and broker non-votes will have no effect on the proposal to adjourn the special meeting.

A list of our shareholders will be available for review for any purpose germane to the special meeting at our executive offices and principal place of business during regular business hours for a period of ten days before the special meeting and will also be available at the special meeting.

Shares Owned by Our Directors and Executive Officers

As of December 26, 2006, the record date for the special meeting, our directors and executive officers beneficially owned and were entitled to vote approximately                  shares of common stock, or approximately         % of our total common stock outstanding on that date.    These numbers do not give effect to outstanding stock options or restricted stock units, which are not entitled to vote at the special meeting.

Voting; Proxies

You may vote by proxy or in person at the special meeting.

Voting in Person

If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting.    Please note, however, that if your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, and you wish to vote at the special meeting, you must bring to the special meeting a legal proxy from the record holder of the shares (your broker, bank or nominee) authorizing you to vote at the special meeting.

Voting by Proxy

All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the shareholders giving those proxies.    Properly executed proxies that do not contain voting instructions will be voted “FOR” the proposal to approve the merger agreement and “FOR” the proposal to adjourn the special meeting to solicit additional proxies, if necessary, provided that no proxy that is specifically marked “AGAINST” the proposal to approve the merger agreement will be voted in favor of the adjournment proposal, unless it is specifically marked “FOR” the adjournment proposal.

Only shares affirmatively voted for the proposal to approve the merger agreement and the proposal to adjourn the special meeting to solicit additional proxies, if necessary, and properly executed proxies that do not contain voting instructions, will be counted as votes “FOR” the proposals.    Shares of our common stock held by persons attending the special meeting but abstaining from voting, and shares of our stock for which we received proxies directing an abstention, will have the same effect as votes “AGAINST” the approval of the merger agreement and will have no effect on the proposal to adjourn the special meeting to solicit additional proxies, if necessary.    Shares represented by proxies that reflect a “broker non-vote” will be counted for purposes of determining whether a quorum exists, but those proxies will have the same effect as votes “AGAINST” the proposal to approve the merger agreement and no effect on the adjournment proposal.    A “broker non-vote” occurs when a nominee holding shares for a beneficial owner has not received instructions from the beneficial owner and does not have discretionary authority to vote the shares.

If you previously submitted a proxy for the special meeting of shareholders held on December 19, 2006, which proxy has not subsequently been revoked, and are a holder of record on December 26, 2006, ICOS intends to vote your proxy at the special meeting of shareholders on January 25, 2007.    However, even if you previously completed a proxy, we urge you to complete, sign, date and promptly mail your enclosed proxy card or cast your vote in person or by delivering your proxy via telephone or via the Internet as described in this proxy statement and such later submitted proxy will supersede your prior proxy.

Although it is not currently expected, if the proposal to adjourn the special meeting to solicit additional proxies is approved, the special meeting may be adjourned for the purpose of soliciting additional proxies to approve the proposal to approve the merger agreement.    Other than for the purposes of adjournment to solicit additional proxies, whether or not a quorum exists, holders of a majority of the outstanding common stock, present in person or represented by proxy at the special meeting and entitled to vote thereat may adjourn the special meeting.    Any signed proxies received by us in which no voting instructions are provided on such matter will be voted in favor of an adjournment in these circumstances.

Any adjournment may be made without notice (if the adjournment is not for more than one hundred-twenty days from the record date), other than by an announcement made at the special meeting of the time, date and place of the adjourned meeting.    Any adjournment of the special meeting for the purpose of soliciting additional proxies will allow our shareholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.    The special meeting may also be postponed or adjourned for good reason by a duly authorized officer of ICOS entitled to preside at the special meeting.

Revocation of Proxies

A shareholder of record may revoke a proxy at any time before it is voted, even if that proxy was submitted for the special meeting of shareholders held on December 19, 2006, by filing with our corporate secretary a duly executed revocation of proxy, by submitting a duly executed proxy to our corporate secretary dated later than that shareholder’s original proxy, by voting via Internet or by telephone following the date of that shareholder’s original proxy or by appearing at the special meeting and voting in person.    A shareholder of record may revoke a proxy by any of these methods, regardless of the method used to deliver the shareholder’s previous proxy.    Attendance at the special meeting without voting will not itself revoke a proxy.    If your shares are held in street name, you must contact your broker, bank or nominee to revoke your proxy.

Solicitation of Proxies

We and our proxy solicitation firm, The Altman Group, or Altman, are soliciting proxies for the special meeting from our shareholders.    We will bear the entire cost of our and Altman’s solicitations, including the payment of fees of $25,000, plus reasonable expenses, to Altman for their services.    Lilly may participate in soliciting proxies for the special meeting from our shareholders and will bear the entire cost of their solicitations.    In addition to the solicitation of proxies by mail, we and Altman may request that banks, brokers and other record holders send proxies and proxy materials to the beneficial owners of our common stock held by them and secure their voting instructions, if necessary.    Those record holders will be reimbursed by the requesting party for their reasonable expenses in so doing.    We and Lilly may also use several of our executive officers and regular employees, who will not be specially compensated, to solicit proxies from our shareholders, either personally or by telephone, telegram, facsimile, special delivery letter or other electronic means.    We and Lilly are also utilizing the services of MacKenzie Partners, Inc. and Innisfree M&A Incorporated, respectively, to advise on proxy solicitation matters.

Dissenters’ Rights

Under applicable Washington law, our shareholders have the right to dissent from the merger and to receive payment in cash for the fair value of their shares of common stock as of time immediately prior to the merger.    The fair value of the shares of common stock of dissenting shareholders may be more than, less than or equal to the value of the merger consideration.    Each shareholder seeking to preserve statutory dissenters’ rights must:

•	deliver to us, before the vote is taken at the special meeting, written notice of the shareholder’s intent to demand payment of fair value for such shareholder’s common stock if the merger becomes effective;

•	not vote any shares of common stock (directly or by proxy) in favor of the merger proposal; and

•	strictly follow the statutory procedures for perfecting dissenters’ rights under Washington law, which are described in the section entitled “The Merger—Dissenters’ Rights” on page , and included as Annex D to this proxy statement.

Merely voting against the merger proposal will not preserve your dissenters’ rights.    Chapter 23B.13 of the Washington Business Corporation Act is reprinted in its entirety and attached to this proxy statement as Annex D.    Failure by a shareholder to precisely comply with all procedures required by Washington law will result in the loss of dissenters’ rights for that shareholder.

If you delivered a valid written demand for appraisal in connection with the special meeting held on December 19, 2006, (i) the demand will remain valid for purposes of the special meeting on January 25, 2007 and (ii) in order to perfect your appraisal rights, you must not vote in favor of adoption of the merger agreement at the special meeting.    If you have delivered a written demand for appraisal and you wish to withdraw your demand, you should either deliver a written notice of retraction to ICOS before the vote of ICOS’ shareholders at the special meeting on January 25, 2007 or vote in favor of adoption of the merger agreement at the special meeting.

Other Business

We do not expect that any matter other than the proposal to approve the merger agreement and, if necessary, the proposal to adjourn the meeting will be brought before the special meeting.    If, however, other matters are properly presented at the special meeting, the persons named as proxies will vote in accordance with their best judgment with respect to those matters.

Assistance

If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact:

ICOS Corporation

Attn: Investor Relations

22021 – 20th Avenue S.E.,

Bothell, Washington 98021

(425) 485-1900

OR

The Altman Group

Banks and Brokers Call: (201) 806-7300

All Others Call Toll Free: (800) 301-9629

Direct Email to: ICOSinfo@altmangroup.com

PROPOSAL 1—APPROVAL OF THE MERGER AGREEMENT

THE MERGER

Introduction

We are asking our shareholders to approve the Agreement and Plan of Merger, dated as of October 16, 2006, by and among ICOS Corporation, or ICOS, Eli Lilly and Company, or Lilly, and Tour Merger Sub, Inc., a wholly-owned subsidiary of Lilly, as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated as of December 17, 2006, by and among ICOS, Lilly and Tour Merger Sub, Inc.    We refer to the merger agreement, as amended, as the merger agreement, and to the merger agreement prior to the amendment, as the original merger agreement.    If we consummate the merger, we will become a wholly-owned subsidiary of Lilly, and our shareholders will have the right to receive $34.00 in cash, without interest and less any applicable withholding taxes, for each share of common stock that is outstanding immediately prior to the effective time of the merger.    Any withheld amounts will be treated for all purposes as having been paid to the holder of our common stock in respect of whose shares the withholding was made.

The Companies

ICOS

ICOS, a biotechnology company headquartered in Bothell, Washington, is dedicated to bringing innovative therapeutic products to patients.    Through Lilly ICOS LLC, our joint venture with Lilly, we are marketing Cialis® (tadalafil) for the treatment of erectile dysfunction.    Lilly ICOS LLC also is evaluating tadalafil as a potential treatment in benign prostatic hyperplasia and pulmonary arterial hypertension.    ICOS is also working to develop and commercialize other compounds for potential treatments for other serious unmet medical conditions such as cancer and inflammatory diseases.

Over the years, we have established collaborations with pharmaceutical and biotechnology companies to enhance our internal development capabilities, to acquire rights to additional product candidates, to gain access to the capabilities of our collaboration partners and to offset a substantial portion of the financial risk of developing individual product candidates.    Our most significant ongoing collaboration is Lilly ICOS LLC.

Our principal offices are located at 22021—20th Avenue S.E., Bothell, Washington 98021 and our telephone number is (425) 485-1900.

Additional information about us is contained in our filings with the SEC.    See “Where You Can Find More Information” on page 57.

Lilly

Lilly, a leading innovation-driven corporation, is developing pharmaceutical products by applying the latest research from its own worldwide laboratories and from collaborations with eminent scientific organizations.    Headquartered in Indianapolis, Indiana, Lilly provides answers—through medicines and information—for some of the world’s most urgent medical needs.    Lilly manufactures and distributes its products through owned or leased facilities in the United States, Puerto Rico, and 26 other countries.    Lilly products are sold in approximately 135 countries.

Lilly’s principal offices are located at Lilly Corporate Center, Indianapolis, Indiana 46285 and its telephone number is (317) 276-2000.    For additional information about Lilly and its business, see “Where You Can Find More Information” on page 57.

Merger Sub

Merger Sub is a Delaware corporation and a wholly-owned subsidiary of Lilly.    Merger Sub was organized solely for the purpose of entering into the merger agreement with ICOS and consummating the merger and has not conducted any business operations other than those incident to its formation and the transactions contemplated by the merger agreement.    If the merger is consummated, Merger Sub will cease to exist following its merger with and into ICOS.

Merger Sub’s mailing address is c/o Eli Lilly and Company, Lilly Corporate Center, Indianapolis, Indiana 46285 and its telephone number is (317) 276-2000.

Background of the Merger

On September 30, 1998, ICOS and Lilly formed a joint venture, Lilly ICOS LLC, for the purposes of co-developing, commercializing and marketing oral inhibitors of the phosphodiesterase type 5 enzyme (PDE5).    The Lilly ICOS LLC joint venture agreement provides ICOS and Lilly with equal management control of the joint venture.    The agreement also significantly restricts each party’s ability to transfer its ownership interest in the joint venture to a third party, including an indirect transfer of such interest through a sale of us or Lilly.    In particular, the agreement prohibits each party from selling its ownership interest in the joint venture without first obtaining the other party’s consent.    With regard to indirect transfers, the agreement provides that upon a “change of control” of either party, the other party would have the option of delivering a buy/sell notice specifying a price that requires the party undergoing the change of control to either sell its ownership interest in Lilly ICOS LLC or purchase the other party’s ownership interest in Lilly ICOS LLC at such price.    A “change of control” is defined in the agreement as: (i) the acquisition of more than 60% of a party’s common stock by a third party; or (ii) a merger or similar transaction following which the party’s shareholders do not hold at least 40% of the surviving company.

In 2003, Lilly ICOS LLC commercially launched Cialis® (tadalafil), a drug for the treatment of erectile dysfunction.    Cialis® is currently being manufactured and marketed by Lilly ICOS LLC, which has rights to commercialize Cialis® in North America and Europe.    Lilly has the exclusive right to market Cialis® in all other parts of the world and pays royalties to Lilly ICOS LLC generally equal to 20% of net sales in those territories.

From time to time, we have considered various strategic alternatives for maximizing our shareholder value, including a sale of our company to Lilly or a third party, purchases of other biotechnology companies, purchases of product and technology rights from third parties, a merger with a similar size company and continuing as standalone company.    To provide greater flexibility in connection with the exploration of possible strategic alternatives, we have in the past requested that Lilly waive the restrictions on the transfer of our Lilly ICOS LLC ownership interests contained in the joint venture agreement.    Lilly has indicated its intention to retain its rights contained in the joint venture agreement without waiver or modification.

From time to time between 2003 and late June 2005, we and Lilly discussed various strategic alternatives relating to Lilly ICOS LLC, including changes to the restrictions on direct or indirect transfer of ownership interests, changes to the joint venture governance structure and a potential buyout of all or a portion of our ownership interest by Lilly.    None of these discussions led to meaningful negotiations between the parties.

In late June 2005, Gino Santini, Lilly’s vice president of corporate strategy and policy, contacted Paul N. Clark, our chairman, president and chief executive officer, regarding a potential purchase by Lilly of our ownership interest in Lilly ICOS LLC or of our entire company.    From late June 2005 to August 10, 2005, Mr. Santini and Mr. Clark had several follow up conversations regarding a potential transaction and the appropriate method of valuing our business.    During these conversations, Mr. Clark indicated that, due to several factors, including significant tax considerations, we would prefer for any transaction to consist of a purchase of our entire company.    Mr. Clark also requested that Lilly provide an indication of the amount that it would be willing to pay for our entire company in order for us to determine whether we were interested in pursuing a transaction.    In addition, Mr. Clark informed Mr. Santini that ICOS would consider purchasing Lilly’s interest in Lilly ICOS LLC, but Mr. Santini indicated that Lilly was not interested in selling its interest. Mr. Clark kept our board of directors apprised of his communications with Mr. Santini, and he obtained input from our board on the valuation ranges at which the board would be willing to consider a sale of our company.

On August 2, 2005, we signed an engagement letter with Latham & Watkins LLP, or Latham & Watkins, pursuant to which we formally engaged Latham & Watkins as our counsel for purposes of a potential transaction with Lilly.

On August 10, 2005, Mr. Clark received a confidential letter from Sidney Taurel, Lilly’s chairman and chief executive officer, expressing interest in a potential transaction with us and indicating that Lilly was willing to consider purchasing our entire company.    In response to Mr. Clark’s earlier request, Mr. Taurel’s letter provided us with an initial valuation, based on publicly available information and Lilly’s knowledge of the Lilly ICOS LLC joint venture, of $28-$30 per share of our outstanding common stock.    The letter also indicated that Lilly would be willing to purchase our ownership interest in Lilly ICOS LLC if we were interested in such a transaction.    The closing price of our common stock on August 10, 2005 was $24.04.

On August 11, 2005, Mr. Clark and Mr. Santini discussed Mr. Taurel’s letter by telephone. Mr. Clark informed Mr. Santini that Lilly’s proposed offer price was inadequate and that he would not recommend to the ICOS board of directors that the company pursue a transaction at that price level.    Mr. Clark informed our board of directors of this discussion on August 11, 2005.

From August 11, 2005 through May 22, 2006, we continued to operate our business in the ordinary course and did not engage in discussions or negotiations with Lilly regarding a potential transaction.    During this period, we did begin negotiations to acquire other biotechnology companies but were ultimately unable to agree on terms with such companies.

On May 23, 2006, Mr. Clark received another confidential letter from Mr. Taurel expressing interest in a potential purchase of our entire company for $28.00 per share of our outstanding common stock.    The closing price of our common stock on May 23, 2006 was $19.24.

On May 31, 2006, our board of directors held a special telephonic meeting to discuss Lilly’s $28.00 per share offer and our strategic alternatives for maximizing shareholder value.    At this meeting, representatives of Latham & Watkins advised our board of directors regarding their fiduciary duties in the context of any such acquisition transaction.    The board discussed its view that our common stock was significantly undervalued by the market because our current stock price did not reflect the potential future value of once-a-day dosing of Cialis® and our management’s outlook for our and Lilly ICOS LLC’s earnings in 2007 and 2008.    The board concluded that we should make a public announcement of Lilly ICOS LLC’s regulatory filing for marketing approval of once-a-day dosing of Cialis® in Europe, after filing of the same, as well as our management’s expectations for our earnings and Lilly ICOS LLC’s earnings and revenues in 2007 and 2008.

After the close of trading on Nasdaq on June 7, 2006, we issued a press release disclosing Lilly ICOS LLC’s submission of a regulatory filing for marketing approval of once-a-day dosing of Cialis® in Europe as well as our management’s forecast for our earnings and Lilly ICOS LLC’s earnings and revenues in 2007 and 2008.    On June 8, 2006, the closing price of our common stock was $21.59.

On June 16, 2006, we signed an engagement letter with Merrill Lynch pursuant to which we formally engaged Merrill Lynch as our financial advisor for the potential sale of the company.

On June 20, 2006, our board of directors held a special telephonic meeting to review a preliminary analysis of our valuation prepared by Merrill Lynch and to discuss our strategy for responding to Lilly’s $28.00 per share offer.    At this meeting, representatives of Latham & Watkins reviewed the board of directors’ fiduciary duties in the context of any such acquisition transaction.    In addition, our board of directors and our legal and financial advisors discussed the restrictions on direct or indirect transfer of our ownership interest in Lilly ICOS LLC contained in the joint venture agreement and, in particular, the practical impact of such restrictions on potential interest from parties other than Lilly.

On June 26, 2006, Mr. Clark and Mr. Taurel met to discuss Lilly’s offer and our view of the appropriate valuation of our business.    Mr. Clark informed Mr. Taurel that our board of directors was not interested in pursuing a transaction at $28.00 per share but would be willing to consider a transaction at a per share price in the mid-$30 range.    Mr. Clark also offered to meet with Mr. Taurel to further discuss the assumptions underlying our proposed valuation.

On July 18, 2006, our board of directors held a regularly scheduled meeting.    At this meeting, representatives of Latham & Watkins provided a detailed summary of the restrictions on our ability to transfer our ownership interest in Lilly ICOS LLC under the joint venture agreement, including an indirect transfer of such interest through a sale of the company.    Our board of directors and representatives of Merrill Lynch and Latham & Watkins discussed the practical impact of these provisions on potential interest from parties other than Lilly.

On July 31, 2006, Mr. Clark and Mr. Taurel discussed by telephone numerous issues related to the valuation of our business.    On that call, Mr. Taurel again asked Mr. Clark if we would be willing to sell our ownership interest in Lilly ICOS LLC instead of our entire company.    Mr. Clark responded that we would not be interested in selling our ownership interest because, among other things, it would result in significant negative tax consequences to us and our shareholders.

On August 23, 2006, we entered into a confidentiality agreement with Lilly to supplement the confidentiality provisions in the Lilly ICOS LLC joint venture agreement.    Pursuant to this confidentiality agreement, we began providing Lilly and its advisors with confidential information about our business for the purpose of Lilly’s evaluation of a potential transaction.

On August 23, 2006, Mr. Clark and Mr. Santini and other representatives of us and Lilly met in Denver, Colorado to discuss the potential transaction, including valuation issues and employee retention issues.

On September 5, 2006, Mr. Clark received a confidential letter from Mr. Taurel acknowledging that Lilly had completed its initial due diligence process with respect to our business and proposing a transaction whereby Lilly would acquire all of our outstanding common stock for a purchase price of $31.00 per share, subject to completion of its due diligence review of us.    The closing price of our common stock on September 5, 2006 was $24.98.

On September 13, 2006, our board of directors held a special telephonic meeting.     At this meeting, our board of directors, after consulting with Merrill Lynch and Latham & Watkins, determined that a purchase price of $31.00 per share was inadequate.    Our board of directors directed Mr. Clark to respond to Lilly with a counteroffer of $34.00 per share of our outstanding common stock in an effort to get Lilly to raise its offer.

On September 15, 2006, Mr. Clark and Mr. Taurel discussed by telephone Lilly’s $31.00 per share offer.    On this call, Mr. Clark indicated that we would be willing to pursue a sale of the company for $34.00 per share.    Mr. Taurel responded that $34.00 per share was significantly in excess of Lilly’s valuation of our company and that the purchase of ICOS by Lilly would be a financial, rather than a strategic, transaction for Lilly.

On September 19, 2006, Mr. Taurel contacted Mr. Clark and informed him that Lilly was willing to make a final proposal to purchase our company for $32.00 per outstanding share of our common stock.    Lilly’s final $32.00 per share offer was memorialized in a September 19, 2006 letter from Mr. Taurel to Mr. Clark.    The closing price of our common stock on September 19, 2006 was $24.34.

On September 22, 2006, our board of directors held a special telephonic meeting to consider Lilly’s $32.00 per share offer.    At this meeting, representatives of Merrill Lynch provided an updated valuation analysis.    Our board of directors and representatives of Merrill Lynch and Latham & Watkins then discussed the $32.00 offer, whether Lilly would agree to a higher price if we continued price negotiations, whether Lilly would terminate discussions if we continued price negotiations and the practical impact of the ownership interest transfer restrictions in the joint venture agreement on potential interest from parties other than Lilly.    At the conclusion of this meeting, after significant discussion regarding the risks of continuing to engage in price negotiations with Lilly, our board of directors instructed management to allow Lilly to continue its due diligence and to begin negotiation of a merger agreement based on a $32.00 per share offer price.

On September 23, 2006, Mr. Clark informed Mr. Taurel that our board of directors had authorized the continuation of Lilly’s due diligence and the negotiation of a definitive agreement with respect to the potential merger.

Representatives of us and Lilly agreed to target October 12, 2006 as the date by which diligence would be completed, a definitive agreement negotiated and signed and the transaction approved.    However, Lilly required from September 26, 2006 through October 16, 2006 to conduct due diligence.

On September 29, 2006, Lilly delivered an initial draft of a definitive merger agreement to us.    From September 29, 2006 to October 9, 2006, our representatives and representatives of Lilly conducted extensive negotiations of the terms of the proposed merger agreement.    The focus of these negotiations, among other things, was on closing certainty provisions, including the conditions to Lilly’s obligation to close the merger, provisions relating to our ability to entertain unsolicited proposals to acquire the company and the amount of the termination fee.    Among other points, we requested that Lilly waive the restrictions included in the joint venture agreement on indirect transfer of ownership interest in Lilly ICOS LLC in the event that a third party submits an unsolicited bid for the purchase of the company after execution of the merger agreement.    Lilly indicated its intention to retain its rights contained in the joint venture agreement without waiver or modification.

On October 9, 2006, our board of directors held a special meeting in Seattle, Washington.    At this meeting,

•	our management reviewed the history of discussions between us and Lilly, updated the board of directors on our financial condition and results of operations and led a discussion of the strategic alternatives available to us;

•	representatives of Latham & Watkins provided a detailed presentation of the board of directors’ fiduciary duties in the context of an acquisition transaction of our company, provided a detailed summary of the then-current draft of the merger agreement proposed by Lilly and discussed with our board of directors the board’s concerns regarding terms of the then-current draft of the merger agreement relating to closing certainty provisions, as well as Lilly’s initial proposal regarding the amount of the termination fee;

•	representatives of Latham & Watkins reviewed with our board of directors the interests that certain members of management had in the proposed transaction as a result of severance, retention and bonus arrangements that would be applicable to the proposed transaction; and

•	Merrill Lynch provided a detailed financial analysis of the proposed transaction.

From October 9, 2006 to October 16, 2006, our representatives and representatives of Lilly continued to negotiate the terms of the proposed merger agreement.    The focus of these negotiations was on the closing certainty and termination fee provisions that were of concern to our board of directors.    On October 15, 2006, Lilly agreed to modifications of the proposed terms of the merger agreement that were satisfactory to address the concerns expressed by our board of directors.    Among other things, Lilly agreed to remove certain closing conditions and to reduce their proposed termination fee.

On October 16, 2006, Mr. Clark contacted Mr. Taurel and requested that Lilly increase its offer price above $32.00 per share.    Mr. Taurel informed Mr. Clark that Lilly would not consider any increase to the offer price.

On the evening of October 16, 2006, our board of directors held a special telephonic meeting to consider approval of the proposed merger agreement.    At this meeting,

•	representatives of Latham & Watkins reviewed with our board of directors their fiduciary duties when considering the proposed transaction;

•	representatives of Latham & Watkins reviewed with our board of directors the interests that certain members of management had in the proposed transaction as a result of severance, retention and bonus arrangements that would be applicable to the proposed transaction;

•	representatives of Latham & Watkins also reviewed with our board of directors the revised terms and conditions of the proposed merger agreement, including revisions that increased our certainty of closing the proposed merger; and

•	representatives of Merrill Lynch delivered its oral opinion (subsequently confirmed in writing) that, as of that date, and based upon and subject to the assumptions made, matters considered, qualifications and limitations set forth in Merrill Lynch’s written opinion, dated October 16, 2006, the consideration of $32.00 per share in cash to be received by the holders of ICOS common stock pursuant to the merger was fair from a financial point of view to the holders of such shares.

After discussions with its financial and legal advisors, our board of directors unanimously determined it to be in our best interest and the best interests of our shareholders to enter into the original merger agreement and consummate the merger on the terms and conditions set forth in the original merger agreement.    Our board of directors resolved unanimously to approve and adopt the original merger agreement and the other transactions contemplated by the original merger agreement, and resolved unanimously to recommend that our shareholders vote to approve and adopt the original merger agreement and the transactions contemplated by the original merger agreement.

The original merger agreement was executed by the parties on the evening of October 16, 2006.

On October 17, 2006, before the opening of the U.S. markets, we and Lilly issued press releases announcing the execution of the original merger agreement.

On October 19, 2006, Lilly ICOS LLC released financial results for the third quarter of 2006. These results were consistent with management’s expectations at the time the original merger agreement was executed, but they were generally more positive than Wall Street analysts’ estimates.

On October 27, 2006, a committee of our board of directors set October 30, 2006 as the record date for our special meeting of shareholders to vote on the proposal to approve the original merger agreement.

On November 1, 2006, we filed a preliminary proxy statement with the SEC containing a proposal for our shareholders to approve the original merger agreement.

On November 2, 2006, HealthCor Management, L.P. and certain of its affiliates filed a Schedule 13D indicating that HealthCor had acquired approximately 5% of our outstanding common stock and intended to vote against the proposal to approve the original merger agreement because, among other things, they viewed the $32.00 per share merger consideration as too low.

On or about November 15, 2006, we mailed to our shareholders a definitive proxy statement, dated November 13, 2006, containing a proposal to approve the original merger agreement at a special meeting of shareholders scheduled for December 19, 2006 or any adjournment thereof.

During the period between December 4, 2006 and December 15, 2006, we and certain of our advisors held in person meetings with certain shareholders and proxy-advisory firms.

On December 5, 2006, each of Institutional Shareholder Services and Glass, Lewis & Co. issued a report recommending that our shareholders vote against the original merger proposal.

On December 6, 2006, Proxy Governance Inc. issued a report recommending that our shareholders vote for the original merger agreement.

Beginning in late November through December 15, 2006, we and certain of our advisors and Lilly and certain of its advisors held numerous discussions concerning shareholder reaction to the original merger proposal and the potential that our shareholders would not approve the original merger proposal.    In the course of these discussions, Mr. Santini and Mr. Taurel consistently indicated to Mr. Clark that Lilly was not interested in increasing the merger consideration.

On December 7, 2006, our board of directors held a special meeting to discuss shareholder reaction to the original merger proposal and the potential that our shareholders would not approve the original merger proposal.

On December 12, 2006, our board of directors held a special meeting to discuss the status of the original merger proposal.    During the meeting, our management reviewed with the board its meetings with certain shareholders and proxy-advisory firms.    In addition, our proxy solicitation advisor reviewed the potential outcome of a shareholder vote on the original merger proposal if it occurred on the then scheduled shareholder meeting date of December 19, 2006.    Our management also informed the board that its preliminary financial estimates for the fourth quarter of 2006 and its preliminary financial forecasts for 2007 were both significantly more positive than management’s and Wall Street analysts’ projections at the time the original merger agreement was executed.

On December 14, 2006, we issued a press release announcing preliminary financial estimates for the fourth quarter and full year for 2006, a preliminary financial outlook for 2007 and a development update.    The financial portion of the press release read as follows:

“For the quarter and year ending December 31, 2006, ICOS currently estimates the following ranges of worldwide Cialis (tadalafil)* net product sales, net income for Lilly ICOS LLC and net income and diluted earnings per share for ICOS:

	4Q 2006	2006
Worldwide Cialis Net Sales (millions)	$255–$265	$955–$965

Lilly ICOS LLC Net Income (millions)	$90–$100	$310–$320

ICOS Net Income (millions) (1)	$11–$15	$21–$25

ICOS Diluted Earnings Per Share (1)	$0.17–$0.22	$0.33–$0.38

(1)	Presented on a fully-taxed basis, assuming a 35% effective income tax rate. Primarily because of net operating loss carryforwards, ICOS does not expect to recognize or pay significant income taxes in 2006. Based on expected tax rates, ICOS estimates a range of fourth quarter 2006 net income of $17 million-$22 million and a range of fourth quarter 2006 diluted earnings per share of $0.26-$0.34. Based on expected tax rates, ICOS estimates a range of full year 2006 net income of $32 million-$37 million and a range of full year 2006 diluted earnings per share of $0.49-$0.57.

Results for the fourth quarter of 2006 will not necessarily be indicative of results in future periods. Historically, due to the timing of sales, expenses and other factors, the company’s fourth quarter results have reflected certain seasonal effects.

For 2007, ICOS’ current outlook for worldwide Cialis net product sales, net income for Lilly ICOS LLC and net income and diluted earnings per share for ICOS are set forth in the table below.    ICOS cautions that these projections are subject to significant risks and uncertainties as they involve numerous assumptions, including the absence of any significant adverse events. Actual results in 2007 could differ materially from the outlook below.

2007
Worldwide Cialis Net Sales (millions)	$1,100–$1,150

Lilly ICOS LLC Net Income (millions)	$410–$445

ICOS Net Income (millions) (2)	$52–$63

ICOS Diluted Earnings Per Share (2)	$0.78–$0.94

(2)	Presented on a fully-taxed basis, assuming a 35% effective income tax rate. Primarily because of net operating loss carryforwards, ICOS does not expect to recognize or pay significant income taxes in 2007. Based on expected tax rates, ICOS estimates a range of 2007 net income and diluted earnings per share of $78 million-$94 million and $1.17 per share–$1.41 per share, respectively.

The estimates for ICOS and Lilly ICOS LLC for 2006 and 2007 are based on 2006 average foreign currency exchange rates and do not include any costs related to the pending merger with Lilly.    These estimates reflect solely the views of ICOS management and do not necessarily reflect the views of Lilly.”

On December 15, 2006, our board of directors held a special meeting to discuss shareholder sentiment regarding the original merger proposal and the possibility that Lilly might propose a higher merger consideration, recent performance and financial expectations, and our stand-alone business plan in the event our shareholders did not approve the original merger agreement.

Late on December 15, 2006, Mr. Taurel informed Mr. Clark that, subject to the approval of Lilly’s board of directors, Lilly was prepared to amend the original merger agreement to increase the merger consideration from $32.00 per share to $34.00 per share.    Mr. Taurel stated that the $34.00 per share offer would be Lilly’s best and final price to acquire the company.    Later that evening, Lilly’s counsel delivered to our counsel a proposed amendment to the original merger agreement reflecting the increased merger consideration.

On December 16, 2006, Mr. Clark contacted Mr. Taurel and requested that Lilly increase its offer price above $34.00 per share.    Mr. Taurel again stated that the $34.00 per share offer would be Lilly’s best and final price to acquire the company.

On December 17, 2006, our board of directors held a special meeting to consider Lilly’s revised offer. At this meeting,

•	representatives of Latham & Watkins reviewed with our board of directors their fiduciary duties when considering the amendment to the original merger agreement;

•	representatives of Latham & Watkins also reviewed with our board of directors the terms and conditions of the proposed amendment to the original merger agreement;

•	our management discussed with the Board the current state of our business and our financial outlook; and

•	representatives of Merrill Lynch delivered an oral opinion (subsequently confirmed in writing) that, as of that date, and based upon and subject to the assumptions made, matters considered, qualifications and limitations set forth in Merrill Lynch’s written opinion, dated December 17, 2006, the consideration of $34.00 per share in cash to be received by the holders of ICOS common stock pursuant to the merger was fair, from a financial point of view, to the holders of such shares. See “—Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated.”

After discussions with our advisors, our board of directors unanimously determined it to be in our best interest and the best interests of our shareholders to enter into the amendment to the original merger agreement and consummate the merger on the terms and conditions set forth in the merger agreement.    Our board of directors resolved unanimously to approve and adopt the amendment to the original merger agreement, and resolved unanimously to recommend that our shareholders vote to approve and adopt the merger agreement, and the transactions contemplated by the merger agreement.

Our board of directors then addressed the timing of the special meeting and the record date for the special meeting in light of the new circumstances surrounding the amendment to the original merger agreement. In connection with this discussion, representatives of Latham & Watkins addressed the legal responsibilities of our board of directors, and the considerations our board of directors should take into account, in connection with the setting of new meeting and record dates.    In addition, a representative of our proxy solicitation advisor reviewed with our board of directors the status and analysis of the voting to date with respect to the original merger proposal. In determining whether to reset the special meeting and record dates, our board of directors discussed and considered, among other factors:

•	The material nature of the increase in the merger consideration on our shareholder’s voting decision and the fact that our shareholders would not have enough time to consider the new price in advance of the December 19, 2006 shareholder meeting.

•	The fact that many of our current shareholders would not be able to vote on the merger proposal if the record date did not change due to the significant volume of trading in our common stock since the October 30, 2006.

•	The fact that rescheduling the record date to a date closer to the meeting date would mean that it would be more likely that the shareholders who would be affected by the consummation of the merger would be those entitled to vote on the merger.

In light of the above-mentioned factors and after consultation with its advisors, our board of directors unanimously resolved to reschedule the special meeting for January 25, 2007 and to reset the record date for the special meeting to December 26, 2006.

Later on December 17, Mr. Taurel informed Mr. Clark that Lilly’s board of directors unanimously approved the amendment to the original merger agreement and the $34.00 per share merger consideration.    Mr. Taurel reiterated that the $34.00 per share merger consideration was Lilly’s final offer.

The amendment to the merger agreement was executed by the parties on the evening of December 17, 2006.

On December 18, 2006, before the opening of the U.S. markets, we and Lilly issued press releases announcing the amendment to the merger agreement and the rescheduling of our special meeting and record dates.

On December 19, 2006, we adjourned the special meeting to January 25, 2007.

Recommendation of Our Board of Directors; Our Reasons for the Merger

Recommendation of Our Board of Directors

Our board of directors, by the unanimous vote of all directors:

•	approved and adopted the merger agreement and other transactions contemplated by the merger agreement; and

•	determined that it was in our best interest and the best interests of our shareholders to enter into the merger agreement and consummate the merger on the terms and conditions set forth in the merger agreement.

Accordingly, our board of directors unanimously recommends that you vote “FOR” the approval of the merger agreement.

Reasons for the Merger

In reaching its determination to approve and adopt the merger agreement and the transactions contemplated thereby and to recommend that you vote in favor of the proposal to approve the merger agreement, our board of directors consulted with our management, as well as our legal and financial advisors and considered a number of factors including those highlighted below.

Our board of directors considered a number of positive factors in its deliberations:

•	the merger consideration of $34.00 per share of our common stock represents a meaningful premium to recent historical trading prices of our common stock. The per share common stock merger consideration represents a 25% premium compared to the closing price of our common stock the day before the initial announcement of the merger on October 17, 2006; a 41% premium to the average closing price our common stock for the three month period ended on October 16, 2006; and a 77% premium compared to the date of Lilly’s initial merger proposal on May 23, 2006;

•	the potential shareholder value that could be expected to be generated from the other strategic options available to us, including remaining independent and continuing to implement our growth strategy or pursuing other strategic alternatives, as well as the risks and uncertainties associated with those alternatives;

•	our management’s view of the advantages of entering into the merger in comparison with the disadvantages of continuing to co-promote Cialis® (tadalafil), particularly in light of the respective commercialization rights of us and Lilly under the operating agreement of Lilly ICOS LLC;

•	the risks of remaining independent, including the risks inherent in the development and commercialization of a pharmaceutical product such as Cialis®, which include, among others, the risks of clinical data outcome, approval for marketing by the FDA and other foreign regulatory agencies and any potential conditions or contingencies for that approval, market acceptance if approved, and other factors affecting the revenues and profitability of biopharmaceutical products generally. See “Cautionary Statement Regarding Forward-Looking Statements” for a summary of these risks;

•	the merger consideration consists solely of cash, which provides immediate liquidity and certainty of value to our shareholders compared to a transaction in which shareholders would receive stock;

•	management’s assessment after consultation with its financial advisors, that Lilly will have adequate capital resources to pay the merger consideration;

•	lack of a financing condition to the consummation of the merger;

•	our ability under the merger agreement to furnish information to and conduct negotiations with a third party in certain circumstances if required by our board of directors to comply with its fiduciary obligations, as more fully described under “The Merger Agreement—No Solicitation of Acquisition Proposals” beginning on page 44;

•	our board of directors’ ability to modify and change its recommendation of the transaction in certain circumstances if required by its fiduciary obligations to our shareholders;

•	the fact that we can terminate the merger agreement if an unsolicited superior proposal for an alternative transaction were made by a third party, provided that we comply with certain requirements including payment of the $55,000,000 termination fee;

•	the fact that all material regulatory approvals necessary to consummate the merger have been obtained;

•	the fact that the merger would be subject to the approval of our shareholders and that our shareholders would be free to reject the merger;

•	our board considered the presentation by Merrill Lynch on December 17, 2006, and its opinion that, as of December 17, 2006, and based upon and subject to the assumptions made, matters considered,

qualifications and limitations on the scope of review undertaken by Merrill Lynch, as set forth in Merrill Lynch’s written opinion, the consideration to be received by the holders of our common stock pursuant to the merger was fair, from a financial point of view, to the holders of such shares;

•	the fact that the merger agreement provides sufficient operating flexibility for us to conduct our business generally in the ordinary course between the signing of the merger agreement and the consummation of the merger; and

•	the consolidation in the pharmaceutical industry.

Our board of directors also considered potential drawbacks or risks relating to the merger, including the following:

•	we will no longer exist as an independent company and our shareholders will no longer participate in our growth;

•	while the merger is expected to be consummated, there can be no assurance that all conditions to the parties’ obligations to consummate the merger will be satisfied, and as a result, it is possible that the merger may not be consummated even if the merger agreement is approved by our shareholders. If the merger does not close, we may incur significant risks and costs, including the possibility of disruption to our operations, diversion of management and employee attention, employee attrition and a potentially negative effect on business and customer relationships;

•	the merger agreement precludes us from actively soliciting alternative proposals;

•	we are obligated to pay Lilly a termination fee of $55,000,000 if we or Lilly terminate the merger agreement under certain circumstances, which may discourage others from proposing an alternative transaction with us;

•	the potential impact of the transaction on our employees, including the probability that jobs will be eliminated; and

•	the merger will be a taxable transaction and, therefore, our common shareholders generally will be required to pay tax on any gains they recognize as a result of the receipt of cash in the merger.

Our board of directors also considered that certain of our directors and officers may have conflicts of interest in connection with the merger, as they may receive certain benefits that are different from, and in addition to, those of our other shareholders.    See “—Interests of Our Directors and Executive Officers in the Merger.”

After taking into account all of the factors set forth above, as well as others, our board of directors unanimously agreed that the benefits of the merger outweighed the drawbacks and risks and that the transactions contemplated by the merger agreement, including the merger, were in the best interests of our shareholders.    Our board of directors has unanimously approved the merger agreement and recommended that our shareholders vote to approve the merger agreement at the special meeting.

In addition to the factors listed above, to the extent still relevant, our board of directors also considered the following factors, among others, in approving the amendment to the merger agreement on December 17, 2006 and in recommending that shareholders vote “FOR” adoption of the merger agreement:

•	the fact that, in the months following the announcement of the original merger agreement on October 17, 2006, no other potential acquiror has come forward to make a bid for ICOS;

•	ICOS’s financial condition, results of operations and business and earnings prospects since the announcement of the original merger agreement on October 17, 2006; and

•	the belief of our board of directors that $34.00 represented the highest price that Lilly was willing to offer per share of ICOS common stock.

The foregoing discussion is not intended to be exhaustive, but we believe it addresses the material information and principal factors considered by our board of directors in its consideration of the merger.    In view of the number and variety of factors and the amount of information considered, our board of directors did not find it practicable to, and did not make specific assessments of, quantify or otherwise assign relative weights to, the specific factors considered in reaching its determination.    In addition, our board of directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, and individual members of our board of directors may have given different weights to different factors.    Our board of directors made its recommendation based on the totality of information presented to, and the investigation conducted by, the board of directors.

Management’s Financial Projections

In December 2006, we prepared internal financial projections, through the year 2020, reflecting our management’s projected performance for Lilly ICOS LLC and ICOS.    These projections are included in the table set forth below and were provided to Merrill Lynch for use in connection with rendering its fairness opinion.    The projections were not prepared with a view towards public disclosure or compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for prospective financial information or generally accepted accounting principles.    Our independent registered public accounting firm has not compiled or examined any of the projections or expressed any conclusion or provided any form of assurance with respect to the projections and, accordingly, assumes no responsibility for them. These projections are those of ICOS management, represent the views of ICOS management only and are not projections of, or represent the views of, Lilly ICOS LLC or Lilly as to the future performance of Lilly ICOS LLC or ICOS. These projections are not facts and in our opinion should not be viewed as material to our shareholders.

We are including the projections in the proxy statement to assist in our discussions with institutional shareholders who may have created detailed financial models to value us as a stand alone business. We intend to engage in these discussions in our efforts to solicit votes in favor of the merger. Because it would be inappropriate to share projections with these shareholders without sharing the same information with all shareholders, we have voluntarily elected to include the projections in this proxy statement.

ICOS Management Projections for Lilly ICOS LLC

For Lilly ICOS, we prepared projections for each of the indications/formulations for tadalafil (the active ingredient in Cialis), based on various assumptions and estimates, including timing of regulatory approvals (if applicable), market size and growth rates, market share, future pricing, and levels of operating expenses.    The indications/formulations projected to be successfully developed, approved by regulators around the world and commercialized were:

•	Cialis for as-needed treatment of erectile dysfunction (“ED”), referred to later herein as Cialis PRN, which has already received regulatory approval and is being marketed around the world;

•	low doses of Cialis taken daily for the treatment of ED (“Once-a-Day”), which has been submitted for regulatory review and approval in the European Union, the United States and Canada;

•	tadalafil taken chronically for the treatment of benign prostatic hyperplasia (“BPH”), which is presently in a Phase 2b clinical study, following an earlier Phase 2 study; and

•	tadalafil taken chronically for the treatment of pulmonary arterial hypertension (“PAH”), which is currently in a Phase 3 clinical study.

While our projections for Lilly ICOS LLC contemplate approval and successful launches of Cialis Once-a-Day, and tadalafil for the treatment of BPH and PAH, it is uncertain whether any of these indications/

formulations will ultimately receive regulatory approval and be successfully commercialized.    Once-a-Day still faces significant regulatory scrutiny; however, we project that regulatory approval will occur in late 2007 and incremental sales will begin to be realized in 2008.    The BPH program is early in clinical development and, as such, involves a high degree of risk.    Following an initial Phase 2 clinical study, we concluded, after consultation with regulatory authorities, that another Phase 2 study was required.    Our Lilly ICOS LLC projections assume that the current Phase 2b study will conclude in late 2007, to be followed by a comprehensive Phase 3 program.    Our Lilly ICOS LLC projections further assume that tadalafil for the treatment of BPH will be approved and launched commercially by early 2011.    The PAH program, while at a later stage in clinical development, also faces considerable development and regulatory risks.    Our Lilly ICOS LLC projections assume that the current Phase 3 program will conclude in 2008 and that tadalafil will receive its first approval, for the treatment of PAH, in late 2008.

32.1

In addition to the foregoing, we understand that the composition of matter patent for sildenafil citrate (the active ingredient in Viagra®) expires in 2012.    Our tadalafil composition of matter patent is expected to expire in 2017. In our Lilly ICOS LLC projections, we assumed that there are no new competitors in the ED indication and that pricing of the present ED medications, through 2020, is not affected by any generic compounds (for example, generic tadalafil, generic sildenafil citrate, or generic vardenafil HCl, the active ingredient in Levitra®) entering the market.

ICOS Management Projections for ICOS

The most significant component of our operating results and cash flows is our 50% share of Lilly ICOS LLC.    The ICOS projections incorporate our share of these amounts based on our Lilly ICOS projections described above.    In addition, the ICOS projections include estimates of all of our “non-tadalafil-related” net expenses, which include research and development expenses (approximately $81 million in 2007, projected to grow at approximately 4% annually thereafter) for all programs other than tadalafil, unreimbursed marketing, selling, general and administrative expenses and other, less significant items.

Our Lilly ICOS LLC and ICOS projections included below are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act and are subject to risks and uncertainties that could cause actual results to differ materially from those statements and should be read with caution.    They are subjective in many respects and thus susceptible to interpretations and periodic revisions based on actual experience and recent developments.    While presented with numerical specificity, the projections were not prepared by us in the ordinary course and are based upon a variety of estimates, judgments and hypothetical assumptions made by our management with respect to, among other things:

•	the assumptions described above relating to Lilly ICOS LLC;

•	general economic, market, interest rate and financial conditions;

•	risks and uncertainties associated with the development and sale of our products;

•	competition within the industry;

•	the absence of any significant safety issues with tadalafil; and

•	the other risks set forth in “Cautionary Statement Regarding Forward-Looking Statements”, including the risks and uncertainties that are listed in Item 1A of Part II of our Quarterly Report on Form 10-Q that was filed with the SEC on November 2, 2006.

None of the assumptions underlying the projections may be realized, and they are inherently subject to significant business, economic and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond our control.    Accordingly, there can be no assurance that the assumptions made in preparing the projections will prove accurate, and actual results may materially differ.    In addition, the projections have not been discounted to reflect the known risks and uncertainties related to the operations of Lilly ICOS LLC and ICOS, as discussed above. The projections do not take into account any of the transactions contemplated by the merger agreement, including the merger, which may also cause actual results to materially differ.

For these reasons, as well as the bases and assumptions on which the projections were compiled, the inclusion of the information set forth below should not be regarded as an indication that the projections will be an accurate prediction of future events, that any recipient of the projections (including Merrill Lynch) considered, or now considers, them to be a reliable predictor of future events, and they should not be relied on as such.    No one has made, or makes, any representation regarding the information contained in the projections and, except as required by applicable securities laws, we do not intend to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrences of future events even in the event that any or all of the assumptions are shown to be in error.

Management Financial Projections

	Fiscal Years Ending December 31,
	2006E	2007E	2008E	2010E	2015E	2020E
JV Revenues (1)
Cialis PRN	$796	$952	$1,092	$1,338	$1,713	$1,941
Once-a-Day	0	0	136	254	322	367
BPH	0	0	0	0	278	334
PAH	0	0	2	39	85	89

Total JV Revenues	$796	$952	$1,230	$1,631	$2,398	$2,731

JV Pre-Tax and Net Income	$321	$446	$699	$1,057	$1,717	$1,978
% Margin	40.3%	46.8%	56.8%	64.8%	71.6%	72.4%
ICOS Share of JV Net Income	$161	$224	$350	$529	$859	$990
ICOS Non-Cialis Net Expenses	$(124)	$(126)	$(129)	$(140)	$(170)	$(207)
ICOS Income Taxes (35%)	$(13)	$(34)	$(77)	$(136)	$(241)	$(274)
ICOS Net Income	$24	$63	$143	$253	$448	$509
ICOS Fully-Taxed Diluted EPS	$0.37	$0.94	$2.05	$3.49	$5.93	$6.52
Note:	Dollars in millions, except per share amounts. Assumes average 2006 currency exchange rates for all periods.

(1)	“JV” refers to Lilly ICOS LLC.

Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated

Our board of directors engaged Merrill Lynch to act as its financial advisor in connection with the proposed merger and to render an opinion as to whether the consideration to be received by the holders of our common stock pursuant to the merger was fair, from a financial point of view, to such holders.

On October 16, 2006, Merrill Lynch delivered its oral opinion to our board of directors, subsequently confirmed in writing on October 16, 2006, that, as of that date, and based upon and subject to the assumptions made, matters considered, qualifications and limitations set forth in that written opinion, the consideration of $32.00 per share in cash originally proposed to be received by the holders of our common stock pursuant to the originally proposed merger was fair, from a financial point of view, to the holders of such shares.

On December 17, 2006, Merrill Lynch delivered its oral opinion to our board of directors, subsequently confirmed in writing, that, as of December 17, 2006, and based upon and subject to the assumptions made, matters considered, qualifications and limitations set forth in the written opinion (which are described below), the consideration of $34.00 per share in cash to be received by the holders of our common stock pursuant to the merger was fair, from a financial point of view, to the holders of such shares. In connection with its December 17, 2006 opinion, Merrill Lynch performed procedures to update certain of its analyses to, among other things, give effect to the increased consideration to be received by our holders of common stock and the updated financial projections furnished to Merrill Lynch by us, and reviewed the assumptions made in its prior analyses and the matters considered in connection with its earlier opinion.

The full text of the December 17, 2006 written opinion of Merrill Lynch, which sets forth assumptions made, matters considered, qualifications and limitations on the review undertaken by Merrill Lynch, is attached to this proxy statement as Annex C and is incorporated into this proxy statement by reference.    The following summary of Merrill Lynch’s December 17, 2006 opinion is qualified by reference to the full text of the opinion.    Shareholders are urged to read and should read the entire opinion carefully.

The opinion is addressed to our board of directors and addresses only the fairness, from a financial point of view, of the consideration to be received by the holders of our common stock pursuant to the merger.    The opinion does not address the merits of the underlying decision by us to engage in the merger and does not constitute, nor should it be construed as, a recommendation to any shareholder as to how the shareholder should vote with respect to the proposed merger or any other matter.    In addition, Merrill Lynch was not asked to address, and its opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of ICOS, other than the holders of our common stock.    Although Merrill Lynch participated in negotiations among the parties, the consideration to be received by such holders pursuant to the merger was determined by our board of directors, and was approved by our board of directors.

In arriving at its opinion, Merrill Lynch, among other things:

•	Reviewed certain publicly available business and financial information relating to us that Merrill Lynch deemed to be relevant;

•	Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of us furnished to it by us;

•	Conducted discussions with members of our senior management concerning the matters described in the preceding two bullet points;

•	Reviewed the market prices and valuation multiples for our common stock and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant;

•	Reviewed our results of operations and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant;

•	Compared the proposed financial terms of the Merger with the financial terms of certain other transactions that Merrill Lynch deemed to be relevant;

•	Participated in certain discussions and negotiations among our representatives and Lilly and their financial and legal advisors;

•	Reviewed the merger agreement, as amended as of December 17, 2006;

•	Reviewed the Marketing and Sales Service Agreement, dated as of September 30, 1998, among us, Lilly and Lilly ICOS LLC and the Limited Liability Company Agreement of Lilly ICOS LLC, dated as of September 30, 1998, between us and Lilly, as amended; and

•	Reviewed such other financial studies and analyses and took into account such other matters as Merrill Lynch deemed necessary, including its assessment of general economic, market and monetary conditions.

In preparing its opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to it, discussed with or reviewed by or for it, or that was publicly available.    Merrill Lynch did not assume any responsibility for independently verifying such information and did not undertake and was not furnished with any independent evaluation or appraisal of any of our assets or liabilities, nor did it evaluate our solvency or fair value under any state or federal laws relating to bankruptcy, insolvency or similar matters.    In addition, Merrill Lynch did not assume any obligation to conduct any physical inspection of our properties or facilities.    With respect to the financial forecast information furnished to or discussed with Merrill Lynch by us, Merrill Lynch assumed that such information had been reasonably prepared and reflected the best currently available estimates and judgment of our management as to our expected future financial performance.

The opinion of Merrill Lynch is necessarily based upon market, economic and other conditions as they existed and could be evaluated on, and on the information made available to Merrill Lynch as of, the date of its opinion.    In connection with the preparation of its opinion, Merrill Lynch was not authorized by us or our board of directors to solicit, nor did it solicit, third party indications of interest for the acquisition of all or any part of our business.

At the meeting of our board of directors held on December 17, 2006, Merrill Lynch presented financial analyses accompanied by written materials in connection with the delivery of its opinion.    Merrill Lynch provided our board of directors with similar analyses, based on the most current financial information then available, in connection with our board of directors’s consideration of the original merger agreement.     The following is a summary of the material financial and comparative analyses performed by Merrill Lynch in arriving at its opinion.    Some of the summaries of financial analyses include information presented in tabular format.    In order to understand fully the financial analyses performed by Merrill Lynch, the tables must be read together with the accompanying text of each summary.    The tables alone do not constitute a complete description of the financial analyses, including the methodologies and assumptions underlying the analyses, and if viewed in isolation could create a misleading or incomplete view of the financial analyses performed by Merrill Lynch.

Comparison of Management Projections to Publicly Available Projections.    In connection with its analyses, Merrill Lynch compared the financial projections provided by our management (see “—Management Financial Projections”) to similar financial projections contained in certain publicly available Wall Street research analyst reports issued after we issued a press release on November 2, 2006, containing our earnings for the quarter ended September 30, 2006.    Merrill Lynch determined that when comparing our management’s projections to average amounts reported in such research reports (i) with respect to all Cialis worldwide sales estimates, our management’s projections were higher by approximately 5% in 2007, 15% in 2008 and 34% in 2010, (ii) with respect to Lilly ICOS LLC’s net income, our management’s projections were higher by approximately 11% in 2007, 33% in 2008 and 60% in 2010 and (iii) with respect to our fully-taxed diluted earnings per share, or fully-taxed diluted EPS, our management’s projections were higher by approximately 16% in 2007, 50% in 2008 and 70% in 2010.

Discounted Cash Flow Analyses.    Merrill Lynch performed two discounted cash flow analyses.    A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset by calculating the “present value” of estimated future cash flows of the asset.    “Present value” refers to the current value of future cash flows and is obtained by discounting those future cash flows by a discount rate that takes into account macro-economic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.    Due to high variability in sales growth rates, operating margins, earnings and development pipelines across the life science sector, Merrill Lynch believes that the discounted cash flow analysis is the most appropriate valuation methodology for ICOS.

First, Merrill Lynch performed a discounted cash flow analysis assuming a 14% to 16% discount rate on the four indications/formulations of tadalafil identified in the table below using certain financial projections through 2020 for ICOS prepared by our management.    Merrill Lynch selected the 14% to 16% discount rate for this analysis based in part upon its analysis of the weighted average cost of capital for ICOS and other mid-cap life sciences companies.    These mid-cap life sciences companies had an average leveraged beta of 1.39, with an unlevered return of 15.4%.    Merrill Lynch noted that large-cap, diversified life sciences companies, which are not comparable to ICOS, had a beta of 0.96, with an unlevered return of 11.5%.    Beta is measured as the covariance in the trading price of a security over the variance in a market portfolio, in this case the S&P 500 Index.    It measures the volatility, or systemic risk, of the security in comparison to the market as a whole.    A beta of one means that the price of a company’s security has moved with the market, while a beta of more or less than one means that the price of a company’s security has moved more or less than the market, respectively. Merrill Lynch compared these results with our leveraged beta of 1.54 and our unlevered return of 15.6% prior to October 17, 2006, the date of the announcement of the originally proposed merger, and determined that a 14% to 16% discount rate was an appropriate discount rate for purposes of its discounted cash flow analysis.

The first discounted cash flow analysis considered (i) the estimated value of the portion of Lilly ICOS LLC owned by us based on individual discounted cash flow analyses of each of the four tadalafil indications/formulations identified in the tables below; plus (ii) the standalone value of our net operating loss carry-forwards, which were discounted at the rate of 7%; minus (iii) our net debt (total debt minus cash and cash equivalents); and minus (iv) the value of our selling, general and administrative expenses that are not reimbursed by Lilly ICOS LLC.    The analysis assumes that our research and development spending earns its cost of capital and that tadalafil has patent protection through 2020 and does not encounter generic competitors for the treatment of erectile dysfunction or PAH through 2020.

Based on this analysis, Merrill Lynch derived values for our common stock of $31.27 to $35.03 per share. The following table summarizes the results of the first discounted cash flow analysis.

Discounted Cash Flow Value Per Share

	Low	High
Cialis PRN	$25.20	$28.14
Once-a-Day	5.31	6.01
BPH	2.08	2.50
PAH	0.55	0.67
ICOS’s 50% Share of JV Value	$33.14	$37.32
Plus NOLs (1)	3.14	3.14
Less Net Debt	(1.14)	(1.14)
Less Non-Reimbursed ICOS SG&A Costs (3)	(3.87)	(4.29)
ICOS Standalone Value (2)	$31.27	$35.03

Note: Values per share as of December 31, 2006. Analysis assumes standalone value of ICOS as a going concern without any generic competitors to tadalafil in erectile dysfunction or PAH through 2020. Values discounted back at 16% in the low case and 14% in the high case, except for the estimated value of NOLs, which are discounted back at 7%. Analysis assumes 67.519 million fully-diluted shares based on a $34.00 share price.

(1)	Represents estimated standalone value of NOLs.
(2)	Assumes R&D spending earns cost of capital.
(3)	Includes allocation of stock compensation expense.

Merrill Lynch tested the sensitivity of its first discounted cash flow analysis, set forth above, against certain of the assumptions made by our management in preparing the financial projections.    Merrill Lynch considered the effect of the following five contingencies on the standalone value of ICOS: (i) failure to gain regulatory approvals to market and sell Once-a-Day worldwide; (ii) failure to develop tadalafil for the treatment of certain symptoms of BPH and PAH; (iii) failure to achieve any return on research and development expenditures; (iv) loss of patent protection for tadalafil in 2017; and (v) a potential price decrease of 40% after 2014 if Viagra loses patent protection, exposing the erectile dysfunction market to a generic competitor.    The following table summarizes the results of the analysis on our standalone value with respect to each of these sensitivities:

ICOS Standalone Value as a Going Concern—Sensitivities

	Value per Share Difference from Standalone		ICOS Standalone Value Per Share (2)
	Low	High	Low	High
ICOS Standalone Value (1)	$0.00	$0.00	$31.27	$35.03

Once-a-Day Not Approved	($5.31)	($6.01)	$25.96	$29.02

BPH and PAH Both Fail	($2.64)	($3.18)	$28.64	$31.85

R&D Failure (No Return)	($5.40)	($5.99)	$25.87	$29.04

Loss of Patent in 2017	($4.36)	($5.46)	$26.91	$29.57

Price Decrease of 40% post-2014 if Viagra Loses Patent Protection	($5.61)	($6.82)	$25.66	$28.21

Note: Values per share as of December 31, 2006. Analysis assumes standalone value of ICOS as a going concern without any generic competitors to tadalafil in erectile dysfunction or PAH through 2020. Values discounted back at 16% in the low case and 14% in the high case, except for the estimated value of NOLs, which are discounted back at 7%.

(1)	Assumes R&D spending earns cost of capital.
(2)	Potential value impact of sensitivities are shown individually; cumulative impact of sensitivities is not shown.

Merrill Lynch then performed a second discounted cash flow analysis, which utilized the same assumptions as the first discounted cash flow analysis, except, in calculating the estimated value of the portion of Lilly ICOS LLC owned by us, the second discounted cash flow analysis assumed varying ranges of discount rates for each of the four indications/formulations of tadalafil identified in the table below, based on the development stage of such indication/formulation, applying a higher discount rate to those that are currently in development and a lower discount rate to Cialis PRN, which is currently being marketed (rather than assuming a blended 14% to 16% discount rate range for all of the indications/formulations as in the first discounted cash flow analysis).    For Cialis PRN, the only indication that has been approved by regulators and is commercially available, Merrill Lynch applied discount rates ranging from 11% to 13%.    For Once-a-Day, for which we have completed our phase 3 clinical program and submitted for regulatory approvals in the European Union, United States and Canada, Merrill Lynch applied discount rates ranging from 14% to 16%.    For tadalafil to treat BPH, currently in a phase 2b clinical study, Merrill Lynch applied discount rates ranging from 18% to 22%.    Finally, for tadalafil to treat PAH, currently in a phase 3 program, Merrill Lynch applied discount rates ranging from 16% to 18%. Merrill Lynch applied these varying discount rates through 2017.

Merrill Lynch further analyzed the value of Lilly ICOS LLC assuming that the patent for the four tadalafil indications/formulations identified in the tables below continues to remain in effect through 2020, discounting the cash flows for all tadalafil indications/formulations from 2018 through 2020 by 20% to reflect the risk that patent protection for tadalafil might not be available in those years.

Based on these analyses, Merrill Lynch derived values for our common stock of $31.85 to $34.99. The following table summarizes the results of this analysis.

Discounted Cash Flow Value Per Share

	Discount Rate	Low	High
Cialis PRN	11%–13%	$25.72	$28.46
Once-a-Day	14%–16%	4.60	5.12
BPH	18%–22%	0.90	1.26
PAH	16%–18%	0.34	0.41
ICOS’s 50% Share of JV Value to 2017		$31.56	$35.24
JV Value from 2018-2020 (4)	20%	2.82	2.82
ICOS’s 50% Share of Total JV Value		$34.38	$38.06
Plus NOLs (1)	7%	3.14	3.14
Less Net Debt		(1.14)	(1.14)
Less Non-Reimbursed ICOS SG&A Costs (3)	11%–13%	(4.53)	(5.07)
ICOS Standalone Value (2)		$31.85	$34.99

Note: Values per share as of December 31, 2006. Analysis assumes standalone value of ICOS as a going concern. Analysis assumes 67.519 million fully-diluted shares based on a $34.00 share price.

(1)	Represents estimated standalone value of NOLs, which are discounted back at 7%.
(2)	Assumes R&D spending earns cost of capital.
(3)	Includes allocation of stock compensation expense.
(4)	2018–2020 cash flows discounted at 20%

Analysis of Selected Publicly Traded Life Sciences Companies.    Using publicly available information concerning historical financial results, Merrill Lynch compared financial and operating information and ratios for us with the corresponding financial and operating information for a selected group of publicly traded life sciences companies.    However, given our joint venture relationship with Lilly and our reliance on tadalafil, each of the public companies below can be distinguished from us with respect to, among other things, sources and amounts of revenue, growth prospects, margins, number of products marketed and targeted market sizes, number and stages of products under development and degree of regulatory, clinical and operational risk.    In particular, Merrill Lynch noted that Cialis is a “small molecule” tablet that is broadly marketed to a large number of general practitioners and other physicians and through direct to consumer advertising and, therefore, we incur significantly greater selling and marketing costs compared to companies whose products are marketed to specialists and that do not have substantial direct to consumer advertising expenses.    Accordingly, Cialis may have lower operating margins than biotechnology products with similar annual revenues that are marketed primarily to specialists.    Therefore, Merrill Lynch gave limited weight to the publicly traded life sciences companies analysis.

The following companies were the selected publicly traded life sciences companies used by Merrill Lynch in this analysis:

•	Genentech, Inc.;

•	Amgen Inc.;

•	Gilead Sciences Inc.;

•	Celgene Corporation;

•	Biogen Idec Inc.;

•	Genzyme Corporation;

•	MedImmune Inc.;

•	Cephalon, Inc.

•	Amylin Pharmaceuticals, Inc.

•	Millennium Pharmaceuticals Inc.;

•	PDL BioPharma Inc.;

•	ImClone Systems Inc.;

•	OSI Pharmaceuticals Inc.

•	MGI Pharma Inc.; and

•	Onyx Pharmaceuticals Inc.

For each of the comparable companies, Merrill Lynch determined various trading multiples, including the ratio of share price to fully-taxed diluted EPS.    To calculate these trading multiples, Merrill Lynch used projections reported in publicly available Wall Street research analyst reports.

Merrill Lynch observed the multiples of share price to estimated 2007 fully-taxed diluted EPS of the comparable companies and derived a mean of 24.9x and a median of 22.4x.    Considering this analysis and relying on its experience and knowledge of the market and the industry in which we operate, Merrill Lynch determined to apply multiples of 30x to 35x our 2007 fully-taxed diluted EPS and derived an equity value per share of our common stock of (i) $24.28 to $28.32 using publicly available Wall Street research analyst estimates of our 2007 fully-taxed diluted EPS and (ii) $28.23 to $32.94 using our management estimates of 2007 fully-taxed diluted EPS.    Merrill Lynch compared these ranges of implied share prices to the value of the merger consideration to be received by holders of our common stock of $34.00 per share.

Implied Future Stock Price Analysis.    Merrill Lynch also derived implied future stock prices of our common stock utilizing estimates of fully-taxed diluted EPS as provided in publicly available Wall Street research analyst reports and our management.    Merrill Lynch applied a range of potential future trading multiples of estimated price to earnings ratios, or P/E ratios, to these fully-taxed diluted EPS estimates for the years 2008 through 2010.    Based upon these assumptions and discounting the results to present value using a 25% discount rate which is illustrative of estimated returns sought by equity holders of mid-cap life sciences companies, Merrill Lynch derived current values for our common stock of (a) $17.22 to $30.04 per share using fully-taxed diluted EPS estimates reported in publicly available Wall Street research analyst reports and (b) $31.25 to $45.06 per share using our management’s fully-taxed diluted EPS estimates.

Premiums Paid Analysis.    Merrill Lynch performed a premiums paid analysis for us based upon its review and analysis of the range of premiums paid in selected announced public acquisition transactions dating from March 26, 2001 through the date of its opinion.    Merrill Lynch noted that our joint venture with Lilly, in which Lilly sells products developed by the joint venture, and the provisions of our agreements with Lilly which restrict the direct or indirect transfer of our ownership interest in the joint venture, make the proposed merger significantly different from the transactions listed below.    Accordingly, Merrill Lynch gave limited weight to the premiums paid analysis.

Using publicly available information, Merrill Lynch reviewed information relating to the following life sciences transactions:

Date	Target	Acquiror

11/09/06	Tanox Inc.	Genentech Inc.

11/06/06	Kos Pharmaceuticals Inc.	Abbott Laboratories

10/30/06	Sima Therapeutics Inc.	Merck & Co, Inc.

10/23/06	Connetics Corporation	Stiefel Laboratories, Inc.

10/02/06	Myogen Inc.	Gilead Sciences Inc.

05/15/06	Cambridge Antibody Technology Group Plc	AstraZeneca Plc

12/14/05	Abgenix, Inc.	Amgen Inc.

09/07/05	ID Biomedical Corporation	GlaxoSmithKline Plc

09/01/05	Chiron Corporation	Novartis AG

06/15/05	Vicuron Pharmaceuticals, Inc.	Pfizer Inc.

04/21/05	Transkaryotic Therapies, Inc.	Shire Plc

05/18/04	Celltech Group Plc	UCB Group SA

03/28/04	Tularik Inc.	Amgen Inc.

02/27/04	ILEX Oncology, Inc.	Genzyme Corp.

12/21/03	Esperion Therapeutics, Inc.	Pfizer Inc.

02/07/03	Scios Inc.	Johnson & Johnson

12/17/01	Immunex Corporation	Amgen Inc.

12/05/01	COR Therapeutics, Inc.	Millennium Pharmaceuticals, Inc.

12/02/01	Aviron	Medimmune, Inc.

03/26/01	ALZA Corporation	Johnson & Johnson

Based on all announced public acquisition transactions as reported by Mergerstat, an online investment research and database service used by financial institutions, for the 12 months beginning October 2005 and ending September 2006 (which reported a one-day prior median premium of 22.2% and average premium of 31.1%), Merrill Lynch determined the relevant ranges for comparative purposes to be a premium of 20% to 35% to $27.12, the closing price of our common stock on October 16, 2006, the trading day prior to the announcement of the original merger agreement, for an implied equity value range for us of $32.54 to $36.61 per share.    Merrill Lynch separately determined the relevant range for comparative purposes for the announced public acquisitions of life sciences companies set forth in the list above to be a premium of 25% to 55% to $26.78, the average closing price of our common stock for the week ending October 16, 2006, for an implied equity value range for us of $33.48 to $41.51 per share.    Merrill Lynch compared these values to the $34.00 offer price.

Historical Share Price Performance.    Merrill Lynch reviewed the historical trading performance of our common stock as reported by FactSet, an online investment research and database service used by financial institutions.    Merrill Lynch observed that the closing low and high trading prices for shares of our common stock over the 52 weeks ended October 16, 2006 ranged from $18.63 per share to $30.66 per share, and further observed that the 52 week high closing price for the period ending December 15, 2006, the last trading day prior to announcement of the proposed amendment to the merger agreement to increase the merger consideration to $34.00 per share, was $33.37.    Merrill Lynch compared this range of trading prices to the $34.00 per share cash merger consideration.

General.    The summary set forth above does not purport to be a complete description of the analyses performed by Merrill Lynch.    The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description.    Merrill Lynch believes that selecting any portion of its analyses or of the summary set forth above, without considering the analyses as a whole, would create an incomplete view of the process underlying Merrill Lynch’s opinion.    In arriving at its opinion, Merrill Lynch considered the results of all its analyses.    The analyses performed by Merrill Lynch include analyses based upon projections of future results, which results may be significantly more or less favorable than those suggested by Merrill Lynch’s analyses.    The analyses do not purport to be appraisals or to reflect the prices at which our common stock may trade at any time after announcement of the proposed merger.    The analyses were prepared solely for purposes of Merrill Lynch providing its opinion to our board of directors.    Because the analyses are inherently subject to uncertainty, being based upon numerous factors and events, including, without limitation, factors relating to general economic and competitive conditions beyond the control of the parties or their respective advisors, neither Merrill Lynch nor any other person assumes responsibility if future results or actual values are materially different from those projected.

Our board of directors selected Merrill Lynch as its financial adviser because of Merrill Lynch’s reputation as an internationally recognized investment banking and advisory firm with experience in transactions similar to the proposed merger and Merrill Lynch’s familiarity with us and our business.    Merrill Lynch has not received any fees from us during the last two years.    In the ordinary course of its business, Merrill Lynch may actively trade shares of our common stock and other of our securities, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Under the terms of a letter agreement dated June 16, 2006, pursuant to which our board of directors engaged Merrill Lynch as its financial advisor, we agreed to pay Merrill Lynch for its services (i) an announcement fee equal to $2 million upon the entry by us into a definitive sale or merger agreement and (ii) a transaction advisory fee of $10 million (less any fees previously paid to Merrill Lynch pursuant to the letter agreement) upon the closing of the merger or acquisition.    In addition to any fees payable to Merrill Lynch under the letter agreement, we have agreed to reimburse Merrill Lynch for its reasonable out-of-pocket expenses incurred in connection with providing its engagement, including the reasonable fees of its legal counsel.    We have also agreed to indemnify Merrill Lynch and related parties against various liabilities, including liabilities arising under United States federal securities laws or relating to or arising out of the merger or the engagement of Merrill Lynch.

Interests of Our Directors and Executive Officers in the Merger

In considering the recommendation of our board of directors with respect to the merger agreement, you should be aware that our directors and executive officers may have interests in the merger and have arrangements that are different from, or in addition to, those of our shareholders generally.    These interests are described below, and except as described below, our directors and executive officers have, to our knowledge, no material interest in the merger apart from those of our shareholders generally.    Our board of directors was aware of these interests and considered them, among other matters, in reaching its decisions to approve the merger agreement and to recommend that our shareholders vote in favor of the approval of the merger agreement.

Beneficial Ownership of Directors and Executive Officers

As of December 26, 2006, the record date for the special meeting, our directors and executive officers beneficially owned and were entitled to vote approximately                          shares of common stock, or approximately         % of our total common stock outstanding on that date.    These numbers do not give effect to outstanding stock options or restricted stock units, which are not entitled to vote at the special meeting.

Change in Control Severance Plan and Agreements

Based upon a recommendation made by a third-party compensation consultant to our Compensation Committee in December 2004, we adopted a Change in Control Severance Plan, or the CIC Plan, in July 2005.    All of our executive officers have been selected to participate in the CIC Plan and all such officers have executed a Change in Control Severance Agreement with us.

In anticipation of the merger and in consultation with an outside compensation consulting firm, the Compensation Committee met on three separate occasions to consider certain modifications to the change in control severance benefits provided to our executive officers.    On October 16, 2006, the Compensation Committee authorized us to enter into Amended and Restated Change in Control Severance Agreements, or CIC Agreements, with all of our executive officers who had preexisting agreements.    The Compensation Committee also authorized us to enter into a Change in Control Severance Agreement with Shing Chang, our Senior Vice President, Drug Discovery and Chief Scientific Officer, also a CIC Agreement.    The CIC Agreements supersede any past change in control or severance agreements between us and our executive officers but generally do not affect any rights that the participant executives may have under other benefit plans or arrangements including any equity incentive plans.    In addition, the CIC Agreements will supersede the employment agreements of Paul N. Clark, our Chief Executive Officer, and Gary L. Wilcox, our Executive Vice President, Operations, to the extent such agreements provide cash severance and/or benefits in the event of a Qualifying Termination (as defined below).    The merger will be considered a change in control for purposes of the CIC Agreements.    In addition, Lilly has designated for termination the employment of certain of our executive officers following the effective time of the merger.

Severance Payments.    Under the CIC Agreements, a participating executive may be entitled to receive a cash severance payment in an amount equal to the sum of: (i) a multiple of the executive’s annual base salary (A) as of the date of termination, or (B) the date of announcement of a change in control, whichever is greater, (ii) a multiple of the executive’s annual target bonus (as of the year of termination, the calendar year of the announcement of a change in control, or the amount last actually paid, whichever is greatest), (iii) a pro rated bonus based on the number of days elapsed since the completion of the most recently completed performance period for which a bonus was paid or for which no bonus was payable and the greatest of (A) the executive’s target bonus in the year of termination, (B) the executive’s target bonus in the calendar year of the announcement of a change in control, or (C) the last bonus actually paid to the executive, and (iv) $30,000, which we intend to be used for the purposes of outplacement services, financial counseling and tax planning services.    The multiple for our Chief Executive Officer is three times, while the multiple for all other executive officers is two times (with the exception of Shing Chang whose multiple is one time).    The participating executive officer will receive such severance payment if, within the 18 months after the occurrence of a change in control (including the merger), either: (i) the officer resigns his or her employment for “Good Reason” (as defined in the CIC Agreements); or (ii) we terminate the officer’s employment for any reason other than “Just Cause”, “Total Disability” (as such terms are defined in the CIC Agreements) or death, both “(i)” and “(ii)” above defined as a “Qualifying Termination”.    Generally, the severance payment is payable in a single lump sum payment no later than 15 business days following the executive’s Qualifying Termination, but may be delayed for a period of six months if necessary to comply with certain requirements of the Internal Revenue Code.    In the event that the severance payment is delayed, the participating executive will be entitled to receive an amount equal to the interest that has accrued on the severance payment during the period of delay.

For purposes of the CIC Agreements, “Good Reason” is defined to include (i) a material and substantial diminution in the employee’s position, authority, title, reporting relationships, duties or responsibilities, (ii) a reduction in the employee’s annual base salary or target annual bonus percentage of base salary, (iii) the failure to grant the employee equity awards within 12 months of the change in control of substantially similar value in the aggregate to the average annual awards the employee was granted for the three years prior to the change in control, (iv) the relocations of the employee’s work place by more than 35 miles, (v) the failure to continue to provide the employee with benefits substantially similar in the aggregate to those provided prior to the change in control and to provide the number of paid vacation days provided prior to the change in control, and (vi) the material breach by us or our successor of any material obligation under the CIC Plan or CIC Agreement with the employee.    In any case, we will have 15 days following written notice from the employee of any of the above events to cure the cited item.

For purposes of the CIC Agreements, “Just Cause” is defined to include (i) the employee’s willful and continued failure to substantially perform his or her duties, (ii) the employee’s willful and continued failure to substantially follow and comply with the specific and lawful directives of our board of directors, (iii) the conviction of the employee (or a plea of nolo contendere or guilty by the employee) for a felony crime, (iv) the employee’s misconduct, fraud or dishonesty that causes material harm to us, or (v) any unauthorized use or disclosure of our confidential information by the employee that causes material harm to us.    In any case, the employee will have a reasonable opportunity to be heard before the board and a reasonable opportunity to cure the cited item.

Continuation of Benefits.    In the event of a Qualifying Termination, the CIC Agreements also provide that the participating executive and his or her covered dependants will be provided with health (including, medical, prescription and vision), dental, disability, life and accidental death or dismemberment benefits coverage at least as favorable as provided prior to the change in control for up to 36 months for our Chief Executive Officer and up to 24 months for all other executive officers (except for Mr. Chang, who will receive coverage for up to 12 months), subject to earlier termination in the event the executive otherwise becomes covered by comparable coverage.

Gross-up Payments.    If any payments or benefits to which any of our executive officers become entitled would be subject to an excise tax on “excess parachute payments” under Internal Revenue Code Section 4999, the CIC Agreements provide that such executive will be entitled to receive an additional payment to reimburse such executive for the payment of such excise taxes, all additional taxes on such additional payment and all interest or penalties imposed with respect to such taxes.

Treatment of Equity Awards.    The CIC Agreements also provide that all stock options, restricted stock awards and performance shares granted to the participating executive, whether before or after a change in control, will immediately accelerate and become fully vested upon a Qualifying Termination of such executive’s employment.

Assuming a Qualifying Termination of each executive officer’s employment as of December 18, 2006, each executive officer would be entitled to receive the following severance payments (exclusive of the value of continued insurance benefits, any payments due in respect of accelerated equity awards and any payments to indemnify the executives for excise taxes that may be due by reason of section 4999 of the Internal Revenue Code of 1986, as amended): Leonard M. Blum ($1,380,407); Shing Chang ($598,888), Paul N. Clark ($7,022,781); David A. Goodkin ($1,631,808); John B. Kliewer ($1,246,900); Thomas P. St. John ($1,352,088); Michael A. Stein ($1,862,636); Clifford J. Stocks ($1,203,551); Gary L. Wilcox ($1,794,564); and Michele K. Yetman ($937,940).

Accelerated Equity Compensation

Stock Options.    All unvested options held by our directors and officers will become fully vested immediately prior to the effective time of the merger and will be cashed out in the merger.    For these purposes, “cashed out in the merger” means that the portion of the accelerated option will be cancelled in the merger in exchange for a cash payment equal to the product of (i) the excess, if any, of $34.00 over the applicable per share option exercise price and (ii) the number of shares of our common stock subject to the portion of the option at such time.    As of December 18, 2006 the following directors and officers would be entitled to receive the following amounts with respect to the cancellation of the accelerated portion of their stock options in connection with the merger: Leonard M. Blum ($762,315); Shing Chang ($336,335); Paul N. Clark ($2,285,130); David A. Goodkin ($854,412); John B. Kliewer ($334,138); Thomas P. St. John ($338,698); Michael A. Stein

($957,921); Clifford J. Stocks ($379,780); Gary L. Wilcox ($472,196); Michele K. Yetman ($323,750); Teresa Beck ($66,840); Vaughn D. Bryson ($66,840); James L. Ferguson ($66,840); Robert J. Herbold ($174,000); David V. Milligan ($66,840); Robert W. Pangia ($66,840); and Jack. W. Schuler ($66,840).

Restricted Stock and Restricted Stock Units.    All of the unvested shares of restricted stock held by our directors, officers and other employees will be accelerated.    The accelerated restricted stock will be treated in the same manner as outstanding shares of our common stock and thus each share will be cancelled in exchange for $34.00 per share.    Each unvested restricted stock unit award will also be accelerated and cancelled in the merger in exchange for $34.00 multiplied by the number of shares subject to the restricted stock unit award.    As of December 18, 2006, the following directors and officers would be entitled to receive the following amounts with respect to the cancellation of their accelerated restricted stock and the cancellation of their restricted stock unit awards in connection with the merger: Leonard M. Blum ($2,107,450); Shing Chang ($561,000); Paul N. Clark ($6,241,114); David A. Goodkin ($2,382,779); John B. Kliewer ($1,125,119); Thomas P. St. John ($1,431,024); Michael A. Stein ($2,501,764); Clifford J. Stocks ($1,254,276); Gary L. Wilcox ($2,787,250); Michele K. Yetman ($961,962); Teresa Beck ($238,000); Vaughn D. Bryson ($238,000); James L. Ferguson ($238,000); Robert J. Herbold ($238,000); David V. Milligan ($238,000); Robert W. Pangia ($238,000); and Jack. W. Schuler ($238,000).

Retention, Sale and Special Recognition Bonus Plan

On October 16, 2006, in anticipation of the merger, our board of directors adopted the ICOS Corporation Retention, Sale and Special Recognition Bonus Plan, or the Retention Plan.    Under the Retention Plan, eligible employees may be granted a right to receive retention, sale or special recognition bonus payments in connection with a change in control that occurs on or prior to December 31, 2007, subject to certain conditions described below.    The merger will be considered a change in control for purposes of the Retention Plan.

A participant’s right to receive a bonus granted to him or her under the Retention Plan, if any, will vest and become payable if any one of the following vesting conditions is satisfied:

•	the employee remains continuously employed by us (or our successor) or one of our affiliates for a period of at least six months immediately following a Change in Control (or, in the case of a sale or special recognition bonus, through the date of the Change in Control);

•	the employee’s employment is terminated by us (or our successor) or one of our affiliates without Just Cause (as defined in the Retention Plan) during the period beginning on the fifth business day before a Change in Control and continuing through the expiration of the six-month period immediately following a Change in Control (or, in the case of a sale or special recognition bonus, the employee’s employment is terminated without Just Cause prior to the date of a Change in Control and a Change in Control subsequently occurs); or

•	the employee resigns from employment for Good Reason (as defined in the Retention Plan) on the date of a Change in Control or during the six-month period immediately following a Change in Control (or, in the case of a sale or special recognition bonus, the employee resigns from employment for Good Reason prior to the date of a Change in Control and a Change in Control subsequently occurs).

Retention bonuses will be payable in a single lump sum payment within five business days after the satisfaction of any of the foregoing vesting conditions.    On October 16, 2006, in anticipation of the merger, the compensation committee of our board of directors granted retention bonuses to each of our executive officers, subject to the terms and conditions of the Retention Plan.    Consequently, and assuming the satisfaction of one of the above vesting conditions, the following executives will be paid retention bonuses subject to the terms and conditions of the Retention Plan: Leonard Blum ($405,000); Paul Clark ($950,000); David Goodkin ($460,000); John Kliewer ($365,000); Thomas St. John ($415,000); Michael Stein ($485,000); Clifford Stocks ($360,000); Gary Wilcox ($550,000) and Michele Yetman ($285,000).

Should the vesting conditions described above be satisfied, in the event of a Change in Control (including the transactions contemplated by the merger agreement), Messrs. Clark, Stein and Kliewer and Ms. Yetman will receive sale bonuses in the amounts of $2,500,000, $1,000,000, $750,000 and $750,000, respectively, and Mr. Clark, will receive $850,000 as a special recognition bonus, in each case subject to the terms and conditions of the Retention Plan.    The special recognition bonus was granted to compensate Mr. Clark for certain equity awards forgone in the past.

For purposes of the Retention Plan, the definitions of “Good Reason” and “Just Cause” are substantially similar to the definitions of those terms in the CIC Agreements (as described in more detail above), except that references to the CIC Plan or CIC Agreements are replaced by references to the Retention Plan.

Potential Transition Bonus Arrangements with Lilly

Prior to the consummation of the merger, Lilly may enter into transition bonus arrangements with certain of our executive officers. It is expected that any such arrangement would be similar in nature to those offered to other key transition personnel and would provide for a transition bonus to be paid upon the executive officer’s continuous employment through a specified transition period. Amounts paid under these arrangements would be in addition to any other payments and benefits to which the executive officer may otherwise become entitled under his or her arrangements with ICOS. At present, Ms. Yetman is the only executive officer negotiating a transition bonus arrangement with Lilly. If Ms. Yetman and Lilly reach agreement, it is expected that the transition period will be approximately two or three months and that the potential transition bonus will be approximately                  to                 .

Vested Equity Compensation

Stock Options.    All vested stock options held by our directors and officers will be cashed out in the merger.    For these purposes, “cashed out in the merger” means that the option will be cancelled in the merger in exchange for a cash payment equal to the product of (i) the excess, if any, of the $34.00 over the applicable per share option exercise price and (ii) the number of shares of our common stock subject to the option at such time.    As of December 18, 2006, the following directors and officers would be entitled to receive the following amounts with respect to their vested stock options in connection with the merger: Leonard M. Blum ($887,757); Paul N. Clark ($6,168,286); Shing Change ($14,620); David A. Goodkin ($1,375,599); John B. Kliewer ($541,522); Thomas P. St. John ($2,231,758); Michael A. Stein ($1,002,477); Clifford J. Stocks ($977,797); Gary L. Wilcox ($3,784,227); Michele K. Yetman ($987,337); Teresa Beck ($66,840); Vaughn D. Bryson ($66,840); James L. Ferguson ($1,238,405); Robert J. Herbold ($174,000); David V. Milligan ($696,879); Robert W. Pangia ($1,238,405) and Jack. W. Schuler ($66,840).    Vested stock options constitute options for which all vesting conditions have been previously satisfied and can be exercised by the director or officer at any time, including prior to the merger.

Indemnification and Insurance

The merger agreement provides for director and officer indemnification and insurance.    We describe these provisions in “The Merger Agreement—Indemnification and Insurance” beginning on page     .

Delisting and Deregistration of Our Common Stock

If the merger is consummated, our common stock will be delisted from the NASDAQ Global Select Market and deregistered under the Exchange Act, and ICOS will no longer file periodic reports with the SEC.

Litigation Relating to the Merger

On October 18 and 30, 2006, purported shareholder class action lawsuits styled Max Kaiser v. ICOS Corporation, et al. (Case No. 06-2-11897-7); Michael Boteler v. ICOS Corporation, et al. (Case No. 06-2-11898-5); and Martin Berliner v. ICOS Corporation, et al. (Case No. 06-2-12151-0) were filed in the State of Washington, Snohomish County Superior Court on behalf of the holders of our common stock in connection with the merger.    A fourth complaint styled Sheldon Cowen v. ICOS Corporation, et al. (Case No. 06-2-12690-2) was filed in the same court on November 22, 2006.    The complaints name as defendants ICOS Corporation, certain of our officers and directors and, in the case of the October 18 and November 22 complaints, Lilly, and allege, as amended and among other things, that our proxy dated November 13, 2006 omitted certain material information and that ICOS’ directors breached their fiduciary duties by adopting the merger agreement and approving the merger.    The complaints seek an injunction preventing the completion of the merger, and to recover unspecified damages.    On December 15, 2006, the court denied plaintiffs’ motion for a preliminary injunction, brought by plaintiffs Kaiser, Berliner and Boteler.    We believe the lawsuits are without merit and intend to defend the actions vigorously.

Material U.S. Federal Income Tax Consequences

The following is a summary of certain material U.S. federal income tax consequences of the merger to U.S. Holders (as defined below) of our common stock whose shares are converted into the right to receive cash under the merger.    This summary is based on the Internal Revenue Code of 1986, as amended, or the Code, applicable Treasury Regulations, and administrative and judicial interpretations thereof, each as in effect as of the date hereof, all of which may change, possibly with retroactive effect.

This summary is limited to U.S. Holders who hold shares of our common stock as capital assets.    This summary also does not address tax considerations applicable to a holder’s particular circumstances or to holders that may be subject to special tax rules, including, without limitation:

•	banks, insurance companies or other financial institutions;

•	broker-dealers;

•	traders;

•	expatriates;

•	tax-exempt organizations;

•	persons who are subject to alternative minimum tax;

•	persons that are partnerships, S-corporations or other pass-through entities;

•	persons who hold their shares of common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction;

•	persons deemed to sell their shares of common stock under the constructive sale provisions of the Code;

•	persons that have a functional currency other than the U.S. dollar; or

•	persons who acquired their shares of our common stock upon the exercise of stock options or otherwise as compensation.

In addition, this summary does not address any U.S. federal estate or gift tax consequences, nor any state, local or foreign tax consequences, of the merger, and this summary does not address the tax consequences to holders of our common stock who exercise dissenters’ rights under Washington law.    Also, if a portion of the merger consideration is withheld pursuant to any law in respect of withholding taxes, such withheld amounts will be treated for purposes of this summary as having been received by the holder in respect of whose shares the withholding was made.

THIS SUMMARY DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF THE POTENTIAL TAX CONSIDERATIONS RELATING TO THE MERGER, AND IS NOT TAX ADVICE.    THEREFORE, YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE MERGER ARISING UNDER THE FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

For purposes of this discussion, a “U.S. Holder” means a holder of our common stock that is:

•	an individual citizen or resident of the U.S.;

•	a corporation or an entity treated as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust (a) the administration over which a U.S. court can exercise primary supervision and all of the substantial decisions of which one or more U.S. persons have the authority to control, and (b) that has made a valid election to be a U.S. person for federal income tax purposes.

Consequences of the Merger

The receipt of cash in exchange for shares of our common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes.    In general, a U.S. Holder who receives cash in exchange for shares of our common stock pursuant to the merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and the holder’s adjusted tax basis in the shares of our common stock exchanged therefor.    Any such gain or loss would be long-term capital gain or loss if the U.S. Holder’s holding period for the shares of our common stock exceeded one year.    Long-term capital gains of noncorporate taxpayers generally are taxable at a maximum federal income tax rate of 15%.    Capital gains of corporate taxpayers generally are taxable at the regular income tax rates applicable to corporations.    The deductibility of capital losses is subject to limitations.    Gain or loss must be calculated separately for each block of common stock (i.e., shares acquired at the same cost in a single transaction) exchanged for cash in the merger.

Backup Withholding

Backup withholding may apply to payments made in connection with the merger.    Backup withholding will not apply, however, to a U.S. Holder who (a) furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on the substitute Internal Revenue Service Form W-9 or successor form included in the letter of transmittal to be delivered to holders of our common stock prior to consummation of the merger, or (b) is otherwise exempt from backup withholding.    Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s U.S. federal income tax liability provided the required information is furnished to the Internal Revenue Service.

Regulatory Matters

Antitrust

Under the HSR Act, we cannot consummate the merger until both parties have notified the Antitrust Division and the FTC of the merger, furnished them with certain information and materials and the applicable waiting periods have terminated or expired.    The HSR Act provides for an initial 30-calendar-day waiting period following the necessary filings by the parties to the merger.    We and Lilly filed notification and report forms under the HSR Act on October 25, 2006.    The initial 30-day waiting period expired at 11:59 p.m. on November 24, 2006.

The merger is also subject to review by governmental authorities of various other jurisdictions under the antitrust laws of those jurisdictions. The appropriate notifications were made in those jurisdictions and all applicable consents have either been received or the necessary waiting periods have expired in each jurisdiction.

Commitment to Obtain Approvals

We, Lilly and Merger Sub have agreed to use reasonable best efforts to take, or cause to be taken, and to do, or cause to be done, all actions that are necessary, proper or advisable under applicable laws and regulations to consummate the merger.

In addition to its general obligation to use reasonable best efforts to obtain necessary consents and approvals, Lilly and its subsidiaries are committed to divest or hold separate, or enter into licensing or similar arrangements with respect to assets or the conduct of ICOS’ or ICOS’ subsidiaries’ businesses that do not relate in any manner to the business or operations of Lilly ICOS LLC in order to consummate the merger.    We have also agreed that if, but only if, requested by Lilly, we will divest, hold separate or otherwise take or commit to take any action with respect to our or our subsidiaries’ businesses, services or assets, provided that any such action may be conditioned on consummation of the merger.

Dissenters’ Rights

The following is a brief summary of the rights under Washington law of holders of common stock to dissent from the merger and receive cash payment of the “fair value” of their shares.    This summary is not a complete discussion of the law pertaining to dissenters’ rights and you should carefully read all of Chapter 23B.13 of the Washington Business Corporation Act, or WBCA, which sets forth dissenters’ rights under Washington law and is attached to this proxy statement as Annex D.

If you are contemplating dissenting from the merger, you should carefully review the text of Annex D, particularly the procedural steps required to perfect dissenters’ rights, which are complex.    You should also consult your legal counsel.    If you do not fully and precisely satisfy the procedural requirements of the WBCA, you will lose your dissenters’ rights.

The following summary of dissenters’ rights is qualified in its entirety by the full text of Annex D.    The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that shareholders exercise their dissenters’ rights under WBCA Chapter 23B.13.

Requirements for Exercising Dissenters’ Rights

To exercise dissenters’ rights, you must:

•	deliver to us before the vote is taken at the special meeting written notice of your intent to demand payment for your common stock if the merger becomes effective;

•	not vote any shares of common stock (directly or by proxy) in favor of the proposal to approve the merger agreement; and

•	strictly comply with the dissenters’ rights procedures described below under “Dissenters’ Rights—Procedures to Exercise Dissenters’ Rights.”

If you do not timely and completely satisfy each of these requirements, and the merger agreement is approved at the special meeting, you will be entitled only to receive the merger consideration provided in the merger agreement.

If you are the record holder of your shares, submitting an executed proxy card that does not direct how the common stock represented by that proxy is to be voted will result in such shares being voted in favor of the approval of the merger agreement and a waiver of your statutory dissenters’ rights.    In addition, voting against the proposal to approve the merger agreement will not satisfy the notice requirement referred to above with respect to dissenters’ rights.    You must deliver the written notice of the intent to exercise dissenters’ rights to us at: ICOS Corporation, 22021 20th Avenue S.E., Bothell, Washington 98021, Attention: Corporate Secretary.

If you delivered a valid written demand for appraisal in connection with the special meeting held on December 19, 2006, (i) the demand will remain valid for purposes of the special meeting on January 25, 2007 and (ii) in order to perfect your appraisal rights, you must not vote in favor of adoption of the merger agreement at the special meeting.    If you have delivered a written demand for appraisal and you wish to withdraw your demand, you should either deliver a written notice of retraction to ICOS before the vote of ICOS’ shareholders at the special meeting on January 25, 2007 or vote in favor of adoption of the merger agreement at the special meeting.

Procedures to Exercise Dissenters’ Rights:

Within ten days after the effective time of the merger, we will deliver written notice to all shareholders who have delivered written notice in compliance with the dissenters’ rights provisions and have not voted in favor of the approval of the merger agreement as described above.    The notice will contain:

•	the address where the demand for payment and certificates representing shares of common stock must be sent and the date by which the certificates must be deposited;

•	any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;

•	a form for demanding payment that states the date of the first announcement to the news media or to shareholders of the terms of the merger and requires certification of the date the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired beneficial ownership of the common stock;

•	the date by which we must receive the payment demand; and

•	a copy of Chapter 23B.13 of the WBCA, which is also attached to this proxy statement as Annex D.

If you wish to assert dissenters’ rights, you must demand payment by returning the form that we will supply to you, certify that you acquired beneficial ownership of the shares before the first announcement of the terms of the merger to the news media or shareholders, and deposit your common stock certificates by the date set forth in the notice.    We may restrict the transfer of uncertificated shares as of the date demand for payment is received.    If you fail to make a demand for payment and deposit your common stock certificates by the required date, or if you fail in any respect to comply with Chapter 23B.13 of the WBCA, you will lose the right to receive fair value for your shares under the dissenters’ rights provisions, even if you filed a timely notice of intent to demand payment.

If we do not consummate the merger within 60 days after the date set for demanding payment and depositing share certificates, we will return all deposited certificates and release any transfer restrictions on uncertificated shares.    If we do not return the deposited common stock certificates and release any transfer restrictions on uncertificated shares within 60 days after the date set, you may notify us in writing of your estimate of the fair value of your common stock plus the amount of interest due and demand payment of your estimated amount.

Except as provided below, within 30 days of the later of the effective time of the merger or our receipt of a valid demand for payment, we will remit to each dissenting shareholder who complied with the requirements

of the WBCA the amount we estimate to be the fair value of the shareholder’s common stock, plus accrued interest.    We will include the following information with the payment:

•	annual and interim period financial statements relating to us;

•	our estimate of the fair value of the shares and a brief description of the method used to reach that estimate;

•	an explanation of how the interest was calculated;

•	a brief description of the procedures to be followed by a dissenting shareholder if that shareholder is dissatisfied with our estimate of the fair value of the dissenting shares; and

•	a copy of Chapter 23B.13 of the WBCA.

For dissenting shareholders who were not the beneficial owners of the shares of common stock before October 17, 2006, the date of the first announcement to news media or shareholders of the terms of the merger, we may withhold payment and instead send a statement setting forth its estimate of the fair value of their shares and offering to pay such amount, with interest, as a final settlement of the dissenting shareholder’s demand for payment.    The offer will be accompanied by an explanation of how we estimated fair value and calculated interest and a statement of the shareholder’s rights if dissatisfied with the payment offer.

If we fail to make payment or consummate the merger and return deposited certificates and release transfer restrictions on uncertificated shares within 60 days after the date set for demanding payment or if you are dissatisfied with your payment or offer for payment, you may, within 30 days of the payment or offer, notify us in writing of your estimate of the fair value of your shares and the amount of interest due and demand payment of your estimate.    If any dissenting shareholder’s demand for payment is not settled within 60 days after receipt by us of his or her payment demand, Section 23B.13.300 of the WBCA requires that we commence a proceeding in Snohomish County Superior Court and petition the court to determine the fair value of the shares and accrued interest, naming all the dissenting shareholders whose demands remain unsettled as parties to the proceeding.

The court may appoint one or more appraisers to receive evidence and make recommendations to the court as to the amount of the fair value of the shares.    If the court determines that the fair value of the shares is in excess of any amount remitted by us, then the court will enter a judgment for cash in favor of the dissenting shareholders in an amount by which the value determined by the court, plus interest, exceeds the amount previously remitted.

The court will determine the costs and expenses of the court proceeding and assess them against us, except that the court may assess part or all of the costs against any dissenting shareholders whose actions in demanding payment are found by the court to be arbitrary, vexatious or not in good faith.    If the court finds that we did not substantially comply with the relevant provisions of Sections 23B.13.200 through 23B.13.280 of the WBCA, the court may also assess against us any fees and expenses of attorneys or experts that the court deems equitable.    The court may also assess those fees and expenses against any party if the court finds that the party has acted arbitrarily, vexatiously or not in good faith in bringing the proceedings.    The court may award, in its discretion, fees and expenses of an attorney for the dissenting shareholders out of the amount awarded to the shareholders, if it finds the services of the attorney were of substantial benefit to the other dissenting shareholders and that those fees should not be assessed against us.

A shareholder of record may assert dissenters’ rights as to fewer than all of the shares registered in the shareholder’s name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies us in writing of the name and address of each person on whose behalf the shareholder asserts dissenters’ rights.    The rights of the partial dissenting shareholder are determined as if the shares as to which the shareholder dissents and the shareholder’s other shares were registered in the names of different shareholders.    Beneficial owners of common stock who desire to exercise dissenters’ rights themselves must dissent with respect to all the shares they beneficially own or have the power to direct the vote and must obtain and submit the record shareholder’s written consent to the dissent at or before the time they file the notice of intent to demand fair value.

For purposes of the WBCA, “fair value” means the value of common stock immediately before the effective time of the merger, excluding any appreciation or depreciation in anticipation of the merger, unless that exclusion would be inequitable.    Under Section 23B.13.020 of the WBCA, a shareholder has no right, at law or in equity, to set aside the approval of the merger agreement and approval of the merger or the consummation of the merger except if the approval, adoption or consummation fails to comply with the procedural requirements of Chapter 23B.13 of the WBCA, our articles of incorporation or our bylaws, or was fraudulent with respect to that shareholder or us.

THE MERGER AGREEMENT

The following description summarizes the material provisions of the merger agreement.    Shareholders should read carefully the merger agreement, including its amendment, which are attached as Annex A and Annex B to this proxy statement.    The original merger agreement was signed on October 16, 2006 and amended on December 17, 2006 to increase the consideration payable to holders of our common stock upon completion of the merger from the $32.00 per share provided in the original merger agreement to $34.00 per share.    We refer to the merger agreement, as amended, as the merger agreement and to the merger agreement prior to the amendment, as the original merger agreement.

The merger agreement has been included to provide you with information regarding its terms.    It is not intended to provide any other factual information about us.    Such information can be found elsewhere in this proxy statement and in the other public filings we make with the SEC, which are available without charge at www.sec.gov.

Structure and Effective Time

The merger agreement provides that Merger Sub, a Delaware corporation and wholly-owned subsidiary of Lilly, will merge with and into us.    We will survive the merger and continue to exist after the merger as a wholly-owned subsidiary of Lilly.

The closing date for the merger is expected to be not later than the third business day after the satisfaction or waiver of all conditions to closing in the merger agreement.    We anticipate that the merger will be consummated around 2006 year-end.    However, we cannot assure you when, or if, all of the conditions to the closing of the merger will be satisfied.    See “—Conditions to the Merger”.

The merger will be effective when we file articles of merger with the Secretary of State of the State of Washington and a certificate of merger with the Secretary of State of the State of Delaware, as required by applicable law, or at such later time as we and Lilly specify in the articles of merger and certificate of merger.    We expect to make these filings at the time of the closing under the merger agreement.

Merger Consideration

The merger agreement provides that each share of our common stock outstanding immediately prior to the effective time of the merger (other than shares held by Lilly or any subsidiary of Lilly or by holders properly exercising dissenters’ rights under Washington law) will be converted at the effective time of the merger into the right to receive $34.00 in cash, without interest and less any applicable withholding taxes.

If any of our shareholders perfect dissenters’ rights with respect to any of our shares, then we will treat those shares as described under “—Dissenters’ Rights”.

Treatment of Stock Options, Restricted Stock and Restricted Stock Units

If the merger occurs, stock options, restricted stock and restricted stock units will be treated as described below:

•	All options, whether vested or unvested, to purchase shares of our common stock held by our employees (including officers), directors and other service providers will be cancelled and the holder will be entitled to receive a cash payment, without interest and less any applicable withholding taxes, equal to the product of (i) the excess, if any, of $34.00 over the applicable per share exercise price and (ii) the number of shares subject to the option;

•	All unvested shares of restricted stock held by our employees (including officers), directors and other service providers will become fully vested prior to the consummation of the merger and will be treated in the same manner as outstanding shares of our common stock; and

•	Each restricted stock unit award (whether vested or unvested) will also be cancelled in the merger in exchange for $34.00 multiplied by the number of shares (whether vested or unvested) subject to the restricted stock unit award.

Surrender of Stock Certificates; Payment of Merger Consideration; Lost Certificates

Lilly has designated Mellon Investor Services LLC as paying agent under the merger agreement and, as of or promptly after the effective time of the merger, Lilly will deposit funds with the paying agent in amounts as necessary for the payment of the merger consideration.

As soon as reasonably practical after the effective time of the merger, the paying agent will mail to each person who was a holder of record of our common stock immediately prior to the effective time of the merger (other than those representing dissenting shares) a letter of transmittal containing instructions for exchanging certificates representing shares of our common stock.    After the effective time of the merger, each holder of a certificate previously representing shares of our issued and outstanding common stock will, upon surrender to the paying agent of a certificate, together with a properly completed letter of transmittal, be entitled to receive the merger consideration of $34.00 in cash, less any withholding taxes, for each share of our common stock represented by such certificate.

No interest will be paid or shall accrue on the cash payable upon surrender of any certificate.    The cash paid upon conversion of our common stock will be deemed to have been paid in full satisfaction of all rights pertaining to the shares of our common stock.

If any certificate representing our common stock has been lost, stolen or destroyed, the paying agent will pay the merger consideration with respect to each share of our common stock formerly represented by such certificate upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if reasonably required by the paying agent, the posting by such person of a bond in such amount as the paying agent may direct as indemnity against any claim that may be made with respect to such certificate.

Directors and Officers

The merger agreement provides that the directors and officers of Merger Sub immediately before the effective time of the merger will be the directors and officers of the surviving corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Representations and Warranties

The merger agreement contains representations and warranties that we, on the one hand, and Lilly and Merger Sub, on the other hand, have made to one another as of specific dates.    These representations and warranties have been made for the benefit of the other parties to the merger agreement and may be intended not as statements of fact but rather as a way of allocating the risk to one of the parties if those statements prove to be incorrect.    In addition, the assertions embodied in the representations and warranties are qualified by information in a confidential disclosure letter provided by us to Lilly and Merger Sub in connection with signing the merger agreement.    While we do not believe that this disclosure letter contains information required to be publicly disclosed under the applicable securities laws other than information that has already been so disclosed, the disclosure letter does contain information that modifies, qualifies and creates exceptions to our representations and warranties set forth in the attached merger agreement.    Accordingly, you should not rely on the representations and warranties as current characterizations of factual information about us, since they were made as of specific dates, may be intended merely as a risk allocation mechanism between us, Lilly and Merger Sub and are modified in important part by the confidential disclosure letter.

We have made a number of representations and warranties to Lilly and Merger Sub in the merger agreement regarding aspects of our business and other matters pertinent to the merger.    The topics covered by these representations and warranties include the following:

•	our and our subsidiaries’ organization, good standing and qualification and similar corporate matters;

•	our and our subsidiaries’ capital structure;

•	our corporate power and authority to enter into the merger agreement and consummate the merger, the enforceability of the merger agreement against us, the due execution and delivery;

•	consents, approvals, orders and authorizations of, and registrations, declarations and filings with, and notices to, governmental authorities required as a result of our entering into and performing the merger agreement;

•	the lack of violation of our charter documents, certain contracts, or any government order or law as a result of entering into the merger agreement and consummation of the merger;

•	the filing of required company reports and other documents with the SEC, compliance of such reports and documents and with applicable requirements of federal securities laws, rules and regulations, the accuracy and completeness of such reports and documents, including the content of our financial statements included in such reports and documents;

•	the preparation of our financial reports in compliance with U.S. generally accepted accounting principles, or GAAP and the absence of any material changes in our accounting methods or principles;

•	the continuation of our business and our subsidiaries’ businesses in the ordinary course of business, in each case since December 31, 2005;

•	the absence of any event or events that would be reasonably likely to have a material adverse effect since December 31, 2005;

•	the absence of certain changes, events or actions since December 31, 2005;

•	the absence of any undisclosed liabilities that would be reasonably likely to have a material adverse effect;

•	matters relating to our benefit plans and agreements and the Employee Retirement Income Security Act;

•	material contracts;

•	our insurance policies;

•	certain outstanding, pending and threatened litigation as of the date of the merger agreement;

•	our compliance with all applicable laws, permits and judgments;

•	the maintenance of disclosure controls and procedures to ensure timely and adequate reporting and compliance with (i) the Sarbanes-Oxley Act of 2002, (ii) the Securities Exchange Act of 1934, and (iii) the listing and corporate governance rules and regulations of the NASDAQ Global Select Market;

•	tax matters;

•	environmental matters;

•	applicability of the state takeover statutes’ requirements and the satisfaction of those statutes;

•	our shareholder rights agreement and the inapplicability of the rights agreement to the merger;

•	our intellectual property;

•	our information technology;

•	our compliance with regulatory requirements, including those of the FDA;

•	our material properties and tangible assets and our rights to use our leased properties;

•	the absence of indemnifiable claims of any director, officer or employee;

•	our receipt of a fairness opinion from Merrill Lynch;

•	the approval of the merger agreement and the merger by our board of directors;

•	the required vote of our shareholders;

•	our engagement of, and payment of fees to, brokers, investment bankers and financial advisors, and fees payable by us to other advisors in connection with the merger agreement and the merger; and

•	the accuracy of the information supplied in connection with this proxy statement.

Some of our representations and warranties are qualified by a material adverse effect standard.    Subject to certain exclusions, a material adverse effect means a fact, event or circumstance which has had or is reasonably likely to have, together with all similar or related facts, events or circumstances:

•	a material adverse effect on the condition (financial or otherwise), business, properties, assets or results of operations of us and our subsidiaries, taken as a whole (provided that in determining whether a fact, event or circumstance existing at Lilly ICOS LLC is a material adverse effect for purposes of this definition, both the magnitude of such effect and its relative impact on us and our subsidiaries shall be considered after taking into account our proportionate equity interest in Lilly ICOS LLC); or

•	which would prevent the performance by us of our material obligations under the merger agreement or prevent or delay beyond May 31, 2007 the ability of us to consummate the merger.

Provided, however, that any adverse effect resulting from or arising out of any of the following items shall not be considered when determining whether a material adverse effect has occurred:

•	any change in generally accepted accounting principles or laws;

•	general economic or financial market conditions;

•	general changes or developments that affect the biotechnology or pharmaceutical industries, provided that the adverse effects are not disproportionate to us and our subsidiaries as compared to other companies in the same industries;

•	an act of war or terrorism provided that the adverse effect is not disproportionate to us and our subsidiaries as compared to other companies in the same industries;

•	the execution, announcement or consummation of the merger, or any actions taken, delayed or omitted to be taken by us pursuant to and in accordance with the express terms of the merger agreement or at the written request of Lilly or Merger Sub;

•	any change in our stock price or trading volume, in and of itself, provided that the facts or occurrences giving rise or contributing to the change may constitute, or be taken into account to determine if there has been, or will be, a material adverse effect;

•	our failure to meet internal or third party expectations or projections of earnings, revenues or other financial measures, provided that the facts or occurrences giving rise or contributing to the failure may constitute, or be taken into account to determine if there has been, or will be, a material adverse effect; or

•	any adverse change, development, circumstance, event or occurrence relating to Lilly ICOS LLC to the extent that it results from an action by Lilly or certain of its affiliates, the omission of an action that was required to be, or reasonably should have been, taken by Lilly or certain of its affiliates, or facts and circumstances of which certain employees of Lilly have knowledge as of the date of the merger agreement.

Lilly and Merger Sub have made a number of representations to us regarding various matters pertinent to the merger.

The topics covered by these representations and warranties include the following:

•	their organization and good standing;

•	their corporate power and authority to enter into the merger agreement and consummate the merger, the due execution and delivery of the merger agreement and the enforceability of the merger agreement against them;

•	consents, approvals, orders and authorizations of, and registrations, declarations and filings with, and notices to, governmental authorities required as a result of our entering into and performing the merger agreement;

•	the lack of violation of their charter documents or certain contracts as a result of entering into the merger agreement and consummation of the merger;

•	accuracy of information supplied by Lilly or Merger Sub in connection with this proxy statement; and

•	Lilly’s sufficiency of funds to consummate the merger.

The representations and warranties of each of the parties to the merger agreement will expire upon consummation of the merger or the termination of the merger agreement.

Covenants

Conduct of Our Business Prior to the Merger

In the merger agreement, we have agreed that before the effective time of the merger, subject to certain exceptions, we will (i) conduct our, and we will cause each of our subsidiaries to conduct their, business in the ordinary course, (ii) use reasonable efforts to preserve intact our and our subsidiaries’ business organizations and relationships with third parties and to keep available the services of our and our subsidiaries’ present officers and employees and preserve our and our subsidiaries’ relationships with customers, suppliers and others having business dealings with us and our subsidiaries, and (iii) use reasonable efforts to protect our intellectual property; provided, however, that these covenants do not restrict the activities of Lilly ICOS LLC, except as specified.

In addition we have agreed, with specified exceptions, to various restrictions, including restrictions on our and our subsidiaries’ (excluding Lilly ICOS LLC, except as specified) ability to:

•	declare, or pay any dividends on, or other distributions in respect of, our capital stock;

•	split, combine or reclassify our capital stock, or issue any other securities in respect of, in lieu of or in substitution for shares of our capital stock;

•	acquire any shares of our capital stock or that of our subsidiaries with certain exceptions relating to existing equity awards;

•	issue, deliver, sell, pledge or otherwise encumber any of our or our subsidiaries’ equity securities;

•	amend or propose to amend our or our subsidiaries’ certificates of incorporation or bylaws or similar organizational documents;

•	amend the Rights Agreement, dated as of August 9, 2002, as amended, between the Company and Mellon Investor Services, LLC, as Rights Agent, redeem the rights issued under that agreement or take any action or make any determination with respect to that agreement;

•	acquire any business, business division or assets other than in the ordinary course of business;

•	sell, lease, license or dispose of any assets;

•	make any loans, advances or capital contributions to, or investments in, any person;

•	incur any indebtedness or guarantee any indebtedness of any other person other than a guaranty by us on behalf of one of our subsidiaries;

•	issue or sell any debt securities or warrants or other rights to acquire our or our subsidiaries’ debt securities, guarantee any debt securities of another person or enter any “keep well” type agreements;

•	change our methods of accounting in effect at December 31, 2005, except as required by changes in GAAP as agreed to by our independent public accountants or as may be required by law;

•	incur or commit to incur any capital expenditure other than in conformance with, and in amount not to exceed certain capital expenditures for periods subsequent to the date of the merger agreement;

•	pay, discharge, settle or satisfy any claims, liabilities or obligations, other than in the ordinary course of business;

•	settle or compromise any litigation involving our intellectual property or which provides for the payment or receipt by us or any of our subsidiaries of more than $2,500,000 in a single payment or series of payments;

•	enter into, renew, modify, amend, terminate or cancel, or waive, release or assign any rights or claims under, certain material contracts;

•	enter into, renew, modify or amend any contracts which are not terminable by us or our subsidiaries on less than 30 days’ notice without penalty, involving payment obligations from and after the closing date of the merger in excess of $1,500,000 in the aggregate;

•	sell, assign, license, sublicense, encumber, impair, abandon or fail to maintain any intellectual property or grant, extend, amend, waive or modify any rights in or to our intellectual property or take or fail to take certain actions with respect to our patents, trade secrets and intellectual property contracts;

•	with respect to Lilly ICOS LLC, we have agreed to continue to comply with the terms, conditions and procedures set forth in (i) the Limited Liability Company Agreement of Lilly ICOS LLC between Eli Lilly and Company and ICOS Corporation, dated September 30, 1998, as amended by Amendment No. 1 dated September 1, 1999, Amendment No. 2 dated March 8, 2002 and Amendment No. 3 dated March 4, 2002; (ii) the Amended and Restated Marketing and Sales Service Agreement, dated January 1, 2003, by and among Lilly ICOS LLC, Eli Lilly and Company and ICOS Corporation (assigned to ICOS Technology Services LLC); and (iii) the Research and Development Service Agreement, dated September 30, 1998, by and among Lilly ICOS LLC, Eli Lilly and Company and ICOS Corporation;

•	with respect to regulatory matters, we have agreed to continue to make all material reports required to be made by law and to use reasonable efforts to take any other action required by the U.S. Food and Drug Administration or any other governmental entity in connection with the consummation of the merger;

•

subject to certain exceptions, increase the compensation or benefits payable to our directors, officers, consultants and employees, adopt or amend any benefit plans and agreements, accelerate the payment of compensation or benefits, hire any person for employment, enter into any consulting agreement with payments in excess of $100,000, accelerate the payment of compensation or benefits to any director, officer, employee or consultant, enter into any compensation, severance, retention or change of control arrangement with any officer or director, or grant any stock option or other equity awards to any director, officer, employee or consultant;

•	enter into, or permit any of our subsidiaries to enter into, any transaction with any of our affiliates; and

•	authorize, commit, announce an intention to or agree to take any of the foregoing actions.

No Solicitation of Acquisition Proposals

We have agreed that we will not, and will not permit any of our, or our subsidiaries’, directors, officers or employees, and will use our reasonable best efforts not to permit any of our or their financial advisors, attorneys, accountants or other advisors or representatives and agents to, directly or indirectly:

•	solicit, initiate or encourage, or take any other action to knowingly facilitate (including by furnishing information), any takeover proposal;

Despite these general prohibitions, subject to certain conditions, we may, at any time prior to the adoption of the merger agreement by our shareholders:

•	furnish information to a person making a bona fide written unsolicited takeover proposal that is or could reasonably be expected to lead to a proposal that is superior to the merger; and

•	participate in discussions or negotiations with such person regarding such takeover proposal.

We may only take these actions if:

•	our board of directors determines in good faith after consultation with outside counsel that it is required to do so in order to comply with its fiduciary duties to our shareholders under applicable law;

•	our board of directors determines in good faith after consultation with outside counsel and a financial advisor that the takeover proposal is, or could reasonably be expected to lead to, a superior proposal;

•	the takeover proposal was not solicited after the execution of the merger agreement and was made after the execution of the merger agreement;

•	we made or will concurrently make available to Lilly any information provided to such bidder; and

•	the bidder has entered into a confidentiality agreement that contains terms that are no less restrictive than those contained in the confidentiality agreement between us and Lilly.

Board Recommendation

The merger agreement provides that neither our board of directors nor any committee of our board will:

•	withdraw or modify in a manner adverse to Lilly or propose publicly to withdraw or modify in a manner adverse to Lilly, the approval, recommendation, or declaration of advisability by our board of directors or any committee of our board of the merger agreement or the merger or recommend, adopt or approve, or propose publicly to recommend, adopt or approve any takeover proposal (any such action or any such agreement or resolution to take such action being referred to as an “adverse recommendation change”);

•	approve or recommend, or propose the approval or recommendation; or allow us or our subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement constituting or related to, or which is intended to or would reasonably be likely to lead to, any takeover proposal, other than a confidentiality agreement, as discussed above.

Notwithstanding the foregoing, subject to the conditions described below, our board of directors may, at any time prior to the adoption of the merger agreement by our shareholders:

•	make an adverse recommendation change in response to a superior proposal or an intervening event so long as our board of directors determines in good faith, after consultation with its outside counsel and a financial advisor of nationally recognized reputation, that it is required to do so in order to comply with its fiduciary duties to our shareholders and applicable law; and/or

•	upon termination of the merger agreement by us as a result of receiving an offer which our board of directors determines to be a superior proposal (after consultation with outside counsel and a financial advisor of nationally recognized reputation) and concurrent payment of the termination fee in accordance with the merger agreement, approve and enter into an agreement relating to such superior proposal.

Our board of directors may only take the above actions if:

•	our board of directors first provides five business days’ prior written notice to Lilly advising Lilly that our board of directors is prepared to make an adverse recommendation change or enter into an agreement in connection with a superior proposal and the notice specifies the reasons for doing so, including the terms and conditions relating to any superior proposal or information describing any intervening event in reasonable detail; provided that any amendment to the financial terms or any other material term of the superior proposal or material change in the intervening event requires a new notice and a new five business day period; and

•	during the five business day period before our board of directors makes an adverse recommendation change or terminates the agreement in order to enter into an agreement in connection with a superior proposal, we negotiate in good faith with Lilly regarding any revisions to the terms of the merger proposed by Lilly.

We are not permitted to make such adverse recommendation change or terminate the merger agreement in order to enter into an agreement in connection with a superior proposal if, prior to the expiration of such five business day period, Lilly makes a proposal to adjust the terms and conditions of the merger agreement that our board of directors determines in good faith (after consultation with its financial advisors) to be at least as favorable as the superior proposal or, if concerning a change in recommendation only, the intervening event.

The covenant in the merger agreement generally prohibiting us from soliciting acquisition proposals does not prevent us from complying with Rule 14d-9 and 14e-2(a) promulgated under the Exchange Act with regard to an acquisition proposal.

A “takeover proposal” means any inquiry, proposal or offer from any person or group relating to:

•	any direct or indirect acquisition or purchase of 15% or more of our assets or 15% or more of any class of our or our subsidiaries’ equity securities;

•	any tender offer or exchange offer that, if consummated, would result in any person beneficially owning at least 15% of any class of our equity securities; or

•	any merger, consolidation, business combination, sale of all or a substantial portion of the assets, recapitalization, liquidation or a dissolution of, or similar transaction involving us, other than the merger.

A “superior proposal” means a bona fide written takeover proposal made by a third party which, if consummated, would result in such third party or its shareholders owning at least 80% of our outstanding equity securities (or other entity surviving or resulting from such transaction) pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization or similar transaction.    A superior proposal must also:

•	be on terms which our board of directors determines in good faith (after consultation with a financial advisor of nationally recognized reputation and outside counsel) to be superior for our shareholders (in their capacity as shareholders) from a financial point of view as compared to the transactions contemplated by this merger and any alternative proposed by Lilly or Merger Sub in accordance with the merger agreement; and

•	be reasonably likely to be consummated (taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and identity of the offeror).

An “intervening event” means a material event (except for any takeover proposal or any matter relating to a takeover proposal) relating to our or our subsidiaries’ businesses, unknown to our board of directors as of the date of the merger agreement, which becomes known by our board of directors prior to obtaining shareholder approval for the merger.

State Anti-Takeover Statutes

We have agreed to take all reasonable action necessary to ensure that no state anti-takeover statute or similar statute or regulation is or becomes applicable to the merger.    If any such statute or regulation should become applicable to the merger, we have agreed to take all reasonable action necessary to ensure that the merger may be completed as promptly as practicable on the terms contemplated by the merger agreement and otherwise minimize the effect of such statute or regulation on the merger.

Benefits and Other Employee Matters

We have agreed to terminate the employment of our employees or the employees of our subsidiaries, immediately following the effective time of the merger, who have been designated for termination by Lilly.    We have agreed to notify any such employees of such termination as soon as practicable after Lilly’s notification to us of such designations, in accordance with applicable law.

We and Lilly have agreed to develop a mutually acceptable announcement to all employees affected by the merger regarding the merger and the associated employment matters.    Lilly has agreed, for a period of one year from the effective time of the merger, to provide base wages, salary and benefits to our employees and the employees of our subsidiaries who continue to be employed by Lilly, the surviving corporation or any of their subsidiaries after the effective time of the merger that are comparable in the aggregate to the base wages, salary and benefits provided to such employees prior to the effective time of the merger, provided, however, that Lilly will not be precluded from terminating the employment of any employee, subject to applicable severance obligations.

Shareholder Meeting

Under the merger agreement, we have agreed to convene and hold a shareholders’ meeting as promptly as practicable following the execution of the merger agreement for purposes of considering and voting upon the adoption of the merger agreement by our shareholders.

Efforts to Consummate the Merger; Regulatory Matters

We, Lilly and Merger Sub have each agreed to use reasonable best efforts to take, or cause to be taken, and to do, or cause to be done all actions that are necessary, proper or advisable under applicable laws and regulations to consummate the merger, including using our reasonable best efforts to accomplish the following:

•	the preparation and filing of all forms, registrations and notices required to be filed to consummate the transactions contemplated by the merger agreement and the taking of such reasonable actions as are necessary to obtain any requisite approvals, consents, orders, exemptions or waivers by any third party or governmental entity, including filings pursuant to the Hart Scott Rodino Antitrust Act of 1976, as amended (or the HSR Act); and

•	using reasonable efforts to cause the satisfaction of all conditions to the closing of the merger.

In addition to its general obligation to use reasonable best efforts to obtain necessary consents and approvals, Lilly and its subsidiaries are committed to divest or hold separate, or enter into licensing or similar arrangements with respect to assets or the conduct of ICOS’ or ICOS’ subsidiaries’ businesses that do not relate in any manner to the business or operations of Lilly ICOS LLC in order to consummate the merger.    We have also agreed that if, but only if, requested by Lilly, we will divest, hold separate or otherwise take or commit to take any action with respect to our or our subsidiaries’ businesses, services or assets, provided that any such action may be conditioned on consummation of the merger.

Conditions to the Merger

Our, Lilly’s and Merger Sub’s obligations to effect the merger are subject to the satisfaction of the following conditions:

•	the adoption of the merger agreement and approval of the merger by our shareholders;

•	the absence of any law, ordinance or regulation, preliminary or permanent injunction, order or decree of any governmental entity preventing the consummation of the merger; and

•	all necessary consents and approvals of any governmental entity required for the consummation of the merger must be obtained and the expiration or termination of the applicable waiting period under the Hart Scott Rodino Antitrust Act of 1976, as amended (or the HSR Act), and any other approval under any other applicable antitrust or competition laws of any other applicable jurisdiction shall have been obtained.

Lilly’s and Merger Sub’s obligations to consummate the merger are also subject to the satisfaction by us or waiver by them of the following conditions:

•	our representations and warranties made pursuant to the merger agreement shall be true and correct as of the date of the merger agreement and at and as of the closing date of the merger (except that the accuracy of representations and warranties that address matters as of an earlier date will be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct has not had, or would not be reasonably likely to have, a material adverse effect on us;

•	the performance by us in all material respects of our obligations under the merger agreement;

•	the absence of any pending or threatened claim by any governmental entity, that has a reasonable likelihood of success, challenging or seeking to restrain or prohibit the consummation of the merger, limiting the ownership of our shares, seeking material damages, seeking to limit our ownership or operation by us, Lilly or our subsidiaries or compelling us or Lilly or any of our respective subsidiaries to divest or hold separate any portion of our business or assets related to the operations of Lilly ICOS LLC, or seeking to prohibit Lilly or its subsidiaries from controlling, in any material respect, our business or operations or those of our subsidiaries; and

•	a material adverse effect has not occurred with respect to us and no event that would be reasonably likely to have a material adverse effect has occurred.

Our obligation to consummate the merger is also subject to the satisfaction by Lilly and Merger Sub or waiver by us of the following conditions:

•	Lilly’s and Merger Sub’s representations and warranties made pursuant to the merger agreement shall be true and correct as of the date of the merger agreement and as of the closing date of the merger (except that the accuracy of representations and warranties that address matters as of an earlier date will be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct would be reasonably likely to prevent or materially delay the performance by Lilly or Merger Sub of its material obligations under the merger agreement; and

•	the performance by each of Lilly and Merger Sub in all material respects of their obligations under the merger agreement.

None of us, Lilly, or Merger Sub may rely on the failure of any condition set forth above to be satisfied if such failure was caused by such party’s failure to act in good faith or to use its reasonable efforts to consummate the transactions contemplated by the merger agreement.

Termination

The merger agreement may be terminated under certain circumstances, including:

•	by our, Lilly’s and Merger Sub’s mutual written consent;

•	by either Lilly or us if:

•	our shareholders do not adopt the merger agreement and approve the merger at the shareholders meeting;

•	the merger has not been consummated by May 31, 2007;

•	any law, ordinance or regulation, preliminary or permanent injunction, or order or decree of any governmental entity preventing the consummation of the merger is in effect and has become final and nonappealable, provided that each of the parties used reasonable efforts to prevent the entry and to appeal any of the above;

•	by us if:

•	Lilly or Merger Sub breaches a representation, warranty, covenant or other agreement so that the related closing conditions cannot be satisfied and such breach cannot be cured by May 31, 2007;

•	we accept an unsolicited superior proposal in accordance with the merger agreement including payment of any required termination fee, before approval of the merger by our shareholders; or

•	by Lilly if:

•	we breach a representation, warranty, covenant or other agreement so that the related closing conditions cannot be satisfied and such breach cannot be cured by May 31, 2007;

•	any law or order challenging or seeking to restrain or prohibit the consummation of the merger, limiting the ownership of our shares, seeking material damages, seeking to limit our ownership or operation by us, Lilly or our subsidiaries or compelling us or Lilly or any of our respective subsidiaries to divest or hold separate any portion of our business or assets related to the operations of Lilly ICOS LLC, or seeking to prohibit Lilly or its subsidiaries from controlling, in any material respect, our business or operations or those of our subsidiaries has become final and nonappealable; or

•	prior to approval of the merger agreement by our shareholders: (i) our board of directors withdraws or modifies in a manner adverse to Lilly or Merger Sub, or proposes to withdraw or modify, its recommendation of the merger agreement or the merger or recommends or proposes to recommend the approval or adoption of any takeover proposal, (ii) we fail to include in this proxy statement the recommendation of our board of directors that our shareholders vote in favor of the merger, or (iii) our board of directors fails to recommend that shareholders not tender their shares in a tender or exchange offer that would result in any person or group (other than Lilly or an affiliate of Lilly) becoming a beneficial owner of 15% or more of our common stock, within 10 business days from such tender or exchange offer’s commencement.

Termination Fees and Expenses

Each party will generally pay its own fees and expenses in connection with the merger, whether or not the merger is consummated.

We will be required to pay to Lilly a termination fee of $55,000,000 if:

•	a takeover proposal (other than the merger) has been publicly proposed, or a takeover proposal otherwise becomes publicly communicated to our shareholders; and

•	thereafter the merger agreement is terminated:

by either us or Lilly because the merger has not been consummated by May 31, 2007; or our shareholders do not adopt the merger agreement and approve the merger at the special meeting (or any adjournment or postponement of the meeting);

or by Lilly because we breached a representation, warranty, covenant or other agreement so that the related closing conditions cannot be satisfied and such breach cannot be cured by May 31, 2007; and

•	within 12 months after the termination of the merger agreement, we enter into any acquisition agreement with respect to any takeover proposal or any takeover proposal is consummated.

We will also be required to pay a termination fee of $55,000,000 to Lilly if:

•	we terminate the merger agreement because (a) we receive an unsolicited superior proposal, (b) our board of directors resolves to accept such proposal; (c) our board of directors determines in good faith (after consultation with outside counsel) that it is required to accept such proposal in order to comply with its fiduciary duties to our shareholders; and (d) we have complied with certain procedures contained in the merger agreement with regard to takeover proposals and have not breached the no solicitation provisions of the merger agreement; or

•	Lilly terminates the merger agreement because, prior to approval of the merger agreement by our shareholders: (a) our board of directors withdraws or modifies in a manner adverse to Lilly, or proposes to withdraw or modify, its recommendation of the merger agreement or the merger or recommends or proposes to recommend the approval or adoption of any takeover proposal; (b) we fail to include in this proxy statement the recommendation of our board of directors that our shareholders vote in favor of the merger; or (c) our board of directors fails to recommend that our shareholders not tender their shares in a tender offer or exchange that would result in any person or group (other than Lilly or an affiliate of Lilly) becoming a beneficial owner of 15% or more of our common stock, within 10 business days from such tender or exchange offer’s commencement.

Indemnification and Insurance

Under the merger agreement, Lilly has agreed that, from and after the effective time of the merger, it will indemnify and hold harmless each of our present and former directors, officers and members of the board of managers of Lilly ICOS LLC (when acting in such capacity), in respect of acts or omissions in their capacity as such, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the effective time of the merger, whether asserted or claimed prior to, at or after the effective time of the merger, to the fullest extent that we would have been permitted under the WBCA and our charter documents to indemnify such person.

For six years after the effective time of the merger, Lilly will cause the surviving corporation to maintain our current directors’ and officers’ liability insurance for acts or omissions occurring prior to the effective time of the merger covering those persons who were, as of the date of the merger agreement, covered by our directors’ and officers’ liability insurance policies, on terms no less favorable than those in effect on the date of the merger agreement, (provided that, such terms are commercially available in the market); provided, however, that Lilly may (i) substitute policies of Lilly containing terms that are no less favorable than those of our policies in effect on the date of the merger agreement or (ii) obtain extended reporting period coverage under our existing director and officer insurance policy (to be effective as of the effective time of the merger).    Notwithstanding the foregoing, in no event will Lilly be required to pay aggregate annual premiums which exceed 300% of the last annual aggregate premium paid by us prior to the date of the merger agreement.    In the event that such coverage cannot be obtained for an amount equal to or less than 300% of the last aggregate premium paid prior to the date of the merger agreement by us, Lilly will still be obligated to provide the greatest coverage that can be obtained for that amount.

Additional Agreements

We have agreed that each of us and Lilly will issue a press release with respect to the announcement of the merger, subject to the prior review of the other party prior to the date of release.    Except as may be required by applicable law, court order or stock exchange rule, we and Lilly have agreed that neither of us will issue any further press release or otherwise make any public statement with respect to the merger without prior consultation, to the extent reasonably practicable, with the other party and after giving each other a reasonable opportunity to review and comment upon any such press release or other public statement.    However, each of Lilly and us may make statements that are not inconsistent with previous press releases, public disclosures or public statements made by Lilly and us.

We have agreed to give prompt notice to Lilly of (i) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by the merger agreement, (ii) any material adverse effect with respect to us or the occurrence of any event or events which would be reasonably likely to have, individually or in the aggregate, a material adverse effect on us, (iii) the occurrence or existence of any event that results, or with the passage of time or otherwise, is reasonably likely to result in the failure of our representations and warranties to be true and correct as of the date of the merger agreement, except where such failure would not be reasonably likely to have a material adverse effect on us.

We have agreed to promptly notify Lilly upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to this proxy statement and to provide Lilly with copies of all correspondence between us and our representatives, on the one hand, and the SEC and its staff, on the other hand.    We and Lilly have agreed to use our reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect to this proxy statement.    Notwithstanding any of the foregoing, prior to filing or mailing this proxy statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, we have agreed to (i) provide Lilly an opportunity to review and comment on such document or response, (ii) take into good faith consideration all comments reasonably proposed by Lilly and (iii) not file such document prior to receiving the approval of Lilly, which approval shall not be unreasonably withheld or delayed.    We and Lilly have agreed that if at any time prior to our shareholder meeting, any information relating to us, Lilly or either of our respective affiliates, officers or directors, should be discovered by us or Lilly that should be set forth in an amendment or supplement to this proxy statement, so that this proxy statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated herein or necessary to make the statements herein, in light of the circumstances under which they are made, not misleading, the party that discovers such information will promptly notify the other party and an appropriate amendment or supplement describing such information will be filed with the SEC by us and, to the extent required by applicable law, disseminated to our shareholders.

We have agreed, subject to applicable laws, to afford Lilly and its officers employees and representatives reasonable access to all of the properties, personnel, books and records of us and our subsidiaries and to furnish all information concerning the business, properties and personnel of us and our subsidiaries as Lilly may reasonably request.

PROPOSAL 2—AUTHORITY TO ADJOURN THE SPECIAL MEETING

The Adjournment Proposal

If at the special meeting of shareholders the number of shares of our common stock represented and voting in favor of approval of the merger agreement is insufficient to adopt that proposal under the Washington Business Corporation Act, we intend to move to adjourn the special meeting in order to enable our board of directors to solicit additional proxies in respect of such proposal.    In that event, we will ask our shareholders to vote only upon the adjournment proposal, and not the proposal regarding the approval of the merger agreement.

In this proposal, we are asking you to authorize the holder of any proxy solicited by our board of directors to vote in favor of granting discretionary authority to the proxy or attorney-in-fact to adjourn the special meeting to another time and place for the purpose of soliciting additional proxies.    If the shareholders approve the adjournment proposal, we could adjourn any adjourned session of the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from shareholders that have previously voted.    Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against the approval of the merger agreement to defeat that proposal, we could adjourn the special meeting without a vote on the merger agreement and seek to convince the holders of those shares to change their votes to votes in favor of approval of the merger agreement.

Vote Required and Board Recommendation

The proposal to adjourn the special meeting for the purpose of soliciting additional proxies, if necessary, will be approved if the votes cast in favor of the proposal by shares of common stock, present in person or represented by proxy and entitled to vote on the subject matter, exceed the votes cast against the proposal.    No proxy that is specifically marked “AGAINST” approval of the merger agreement will be voted in favor of the adjournment proposal, unless it is specifically marked “FOR” the adjournment proposal.

Our board of directors recommends that you vote “FOR” the adjournment proposal, if necessary.

MARKET PRICE AND DIVIDEND DATA

Our common stock is traded on the NASDAQ Global Select Market under the symbol “ICOS.” The table below shows, for the periods indicated, the range of high and low sales prices for our common stock as quoted on the NASDAQ Global Select Market.

	High	Low
Year ended December 31, 2004:
First Quarter	$45.00	$36.76
Second Quarter	$39.76	$25.85
Third Quarter	$30.15	$20.96
Fourth Quarter	$29.68	$20.79
Year ended December 31, 2005:
First Quarter	$29.28	$21.44
Second Quarter	$24.97	$20.02
Third Quarter	$28.83	$20.88
Fourth Quarter	$30.66	$24.89
Year ended December 31, 2006:
First Quarter	$29.00	$21.80
Second Quarter	$23.98	$18.63
Third Quarter	$25.22	$19.65
Fourth Quarter (through December 19, 2006)	$33.98	$24.5

The following table sets forth the closing per share sales price of our common stock, as reported on the NASDAQ Global Select Market on October 16, 2006, the last full trading day before the public announcement of the proposed merger under the original merger agreement, on December 15, 2006, the last full trading day before the public announcement of the amendment to the original merger agreement, and on                         , 2006, the latest practicable trading day before the printing of this proxy statement:

	ICOS Corporation Common Stock Closing Price
October 16, 2006		$27.12
December 15, 2006		$33.35
, 2006	$

We have never declared or paid cash dividends on our common stock.    Our current policy is to retain earnings for use in our business.    Following the merger there will be no further market for our common stock.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number and percentage of the outstanding shares of our common stock, as of December 26, 2006, which, according to the information supplied to us, are beneficially owned by (i) each person who, to our knowledge, based on Schedules 13D, 13F and 13G filed with the SEC, is the beneficial owner of at least 5% of our outstanding common stock, (ii) each person who is currently a director of the Company or is a nominee for election as a director of the Company, (iii) each named executive officer, and (iv) all of our current directors and executive officers as a group.    Except to the extent indicated in the footnotes to the following table, the person or entity listed has sole voting and dispositive power with respect to the shares that are deemed beneficially owned by such person or entity, subject to community property laws, where applicable.

Name of Beneficial Owner	Shares Beneficially Owned (1)(2)	Percentage of Common Stock

Wellington Management Company, LLP (3) 75 State Street Boston, MA 02109	7,373,289	11.2%
PRIMECAP Management Company (4) 225 South Lake Avenue #400 Pasadena, CA 91101	5,744,616
William H. Gates III c/o Michael Larson 2365 Carillon Point Kirkland, WA 98033	5,420,678
HealthCor Management L.P. and affiliates (5) Carnegie Hall Tower 152 West 57th Street, 47th Floor New York, New York 10019	3,950,000	6.0%
Capital Research & Management Co. (5) 333 South Hope Street, 55th Floor Los Angeles, California 90071-1447	3,450,000
Mario J. Gabelli and affiliates (6) One Corporate Center Rye, NY 10580	3,776,315
Teresa Beck	46,540
Vaughn D. Bryson	48,000
Paul N. Clark (7)	3,109,250
James L. Ferguson	133,520
Robert J. Herbold	22,000
David V. Milligan (8)	96,746
Robert W. Pangia	116,985
Jack W. Schuler	73,000
Gary L. Wilcox (9)	738,639
David A. Goodkin (10)	342,059
Michael A. Stein	473,855
Thomas P. St. John (11)	463,059
All directors and executive officers as a group (17 persons)	6,846,800

*	Represents less than 1%

(1)

Unless otherwise indicated, the persons named have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.    Amounts

shown include shares owned and stock options that may be exercised within 60 days of December 26, 2006, which are deemed outstanding for purposes of computing the percentage ownership of the person holding the option, but are not deemed outstanding for purposes of computing the percentage ownership of any other person.    The Percentages of Common Stock are based on                          shares of common stock outstanding as of December 26, 2006.

(2)	Includes options that may be exercised for common stock within 60 days of December 26, 2006, for each individual as follows: William H. Gates III, ; Teresa Beck, shares; Vaughn D. Bryson, shares; Paul N. Clark, shares; James L. Ferguson, shares; Robert J. Herbold shares; David V. Milligan, shares; Robert W. Pangia, shares; Jack W. Schuler, shares; Gary L. Wilcox, shares; Michael A. Stein, shares; David A. Goodkin, shares; Thomas P. St. John, shares and all directors and executive officers as a group, shares.

(3)	The information provided relating to Wellington Management Company, LLP is based exclusively on a Schedule 13F filed with the SEC for the period ending September 30, 2006. This filing reported that, of the 7,373,289 shares of common stock beneficially owned by Wellington Management Company, LLP, Wellington Management Company, LLP has sole voting power over 4,568,856 shares and shared voting power over 348,520 shares and sole dispositive power over 7,013,569 shares.

(4)	The information provided relating to PRIMECAP Management Company is based exclusively on a Schedule 13G/A filed with the SEC on December 11, 2006. This filing reported that, of the 5,744,616 shares of common stock beneficially owned by PRIMECAP Management Company, PRIMECAP Management Company has sole voting power over 2,998,816 shares and sole dispositive power over all 5,744,616 shares.

(5)	The information provided relating to HealthCor Management, L.P. and its affiliates is based exclusively on a Schedule 13D/A filed with the SEC on December 14, 2006. This filing reported that HealthCor Management, L.P., HealthCor Associates, LLC, Joseph Healey and Arthur Cohen (collectively, the “HealthCor Group”) have shared voting power and shared dispositive power over all 3,950,000 shares of common stock beneficially owned by the HealthCor Group.

(6)	The information provided relating to Capital Research & Management Co. is based exclusively on a Schedule 13F filed with the SEC for the period ended September 30, 2006. This filing reported that, of the 3,450,000 shares of common stock beneficially owned by Capital Research & Management Co., Capital Research & Management Co. has no voting power over any shares and shared dispositive power over all 3,450,000 shares.

(7)	The information provided relating to Mario J. Gabelli and affiliates is based exclusively on a Schedule 13D filed with the SEC on November 2, 2006 by Mario J. Gabelli and various entities which he directly or indirectly controls or for which he acts as chief investment officer. This filing reported that, as of November 2, 2006, Gabelli Funds, LLC had sole voting and dispositive power for 1,235,300 shares of common stock, GAMCO Asset Management Inc. had sole voting power for 2,020,295 shares of common stock and sole dispositive power for 2,056,995 shares of common stock, MJG Associates, Inc. had sole voting and dispositive power for 64,000 shares of common stock, Gabelli Foundation, Inc. had sole voting and dispositive power for 33,000 shares of common stock, Gabelli Securities, Inc. had sole voting and dispositive power for 177,020 shares of common stock, GAMCO Investors, Inc. had sole voting and dispositive power for 130,000 shares of common stock and Mario J. Gabelli had sole voting and dispositive power for 80,000 shares of common stock.

(8)	Includes 116,032 shares, in the form of options, held by the Clark Family Limited Partnership, of which Paul N. Clark is partner.

(9)	Includes 20,339 shares held by the David V. Milligan Trust, of which David V. Milligan is trustee.

(10)	Includes 198,822 shares held by the Gary and Susan Wilcox Living Trust, of which Gary L. Wilcox is a trustee.

(11)	Includes 1,000 shares held by the Goodkin-Wetmore Trust 1996, of which David A. Goodkin is a trustee.

(12)	Includes 1,340 shares of common stock held by Mr. St. John’s spouse and includes options to purchase shares of Common Stock that may be exercised by Mr. St. John’s spouse within 60 days of December 26, 2006. Mr. St. John disclaims beneficial ownership of these securities.

SHAREHOLDER PROPOSALS FOR 2007 ANNUAL MEETING

We will hold our 2007 annual meeting of shareholders only if the merger is not consummated because following the merger our common stock will be delisted from the NASDAQ Global Select Market, our common stock will be deregistered under the Exchange Act and we will no longer be a publicly-held company.    If the 2007 annual meeting is held, any shareholder wishing to have a proposal considered for inclusion in our 2007 annual meeting proxy solicitation materials must set forth such proposal in writing and file it with our secretary a reasonable period of time before we print and mail our 2007 annual meeting proxy materials.    We will publicly notify you of the expected date that we plan to print and mail our 2007 annual meeting proxy materials at the time we establish a date for such meeting if the merger is not consummated.    Proposals received after such date shall be considered untimely and shall not be included in our annual meeting proxy solicitation materials.    Our board of directors will review any timely submitted shareholder proposals which are filed as required and will determine whether such proposals meet applicable criteria for inclusion in our 2007 annual meeting proxy solicitation materials.

If you wish to submit a proposal for consideration at our next annual general meeting of shareholders but that is not to be included in our proxy statement, you must deliver the proposal in writing (and otherwise comply with the requirements in our by-laws relating to the submission of proposals) to: ICOS Corporation, 22021–20th Avenue S.E., Bothell, Washington 98021, Attention: Corporate Secretary.

OTHER MATTERS

As of the date of this proxy statement, our board of directors knows of no other matters which may be presented for consideration at the special meeting.    However, if any other matter is presented properly for consideration and action at the meeting, it is intended that the proxies will be voted with respect thereto in accordance with the best judgment and in the discretion of the proxy holders.

WHERE YOU CAN FIND MORE INFORMATION

We and Lilly are each subject to the informational requirements of the Exchange Act.    Each company files annual, quarterly and current reports, proxy statements and other information with the SEC.

You may read and copy these reports, proxy statements and other information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549.    You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.    The SEC also maintains an Internet website, located at http://www.sec.gov, that contains reports, proxy statements and other information regarding us, Lilly and other registrants that file electronically with the SEC.

You may also read reports, proxy statements and other information relating to us at the offices of the National Association of Securities Dealers, Inc., Listing Section, 1735 K Street, Washington, D.C. 20006.

If you have questions about the special meeting or the merger with Lilly after reading this proxy, or if you would like additional copies of this proxy statement or the proxy card, please contact:

ICOS Corporation

Attn: Investor Relations

22021—20th Avenue S.E.,

Bothell, Washington 98021

(425) 485-1900

OR

The Altman Group

Banks and Brokers Call: (201) 806-7300

All Others Call Toll Free: (800) 301-9629

Direct Email to: ICOSinfo@altmangroup.com

ANNEX A

AGREEMENT AND PLAN OF MERGER

by and among

ELI LILLY AND COMPANY,

TOUR MERGER SUB, INC.

and

ICOS CORPORATION

Dated as of October 16, 2006

A-i

A-ii

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of October 16, 2006, by and among ELI LILLY AND COMPANY, an Indiana corporation (“Parent”), TOUR MERGER SUB, INC., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and ICOS CORPORATION, a Washington corporation (the “Company”).

WHEREAS, the Boards of Directors of Parent and the Company each have determined that a business combination between Parent and the Company is in the best interests of their respective companies and shareholders and accordingly have agreed to effect the Merger provided for herein upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and subject to the conditions set forth herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

“Agreement” shall have the meaning set forth in the Preamble hereto.

“Articles of Merger” shall have the meaning set forth in Section 2.3.

“Bankruptcy and Equity Exception” shall have the meaning set forth in Section 4.4.

“Benefit Plan” shall have the meaning set forth in Section 4.9(a).

“Business Day” shall mean any day, other than a Saturday, Sunday or one on which banks are authorized by Law to close in New York, New York.

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Date” shall have the meaning set forth in Section 2.2.

“Code” shall mean the Internal Revenue Code of 1986, as amended.    All citations to provisions of the Code, or to the Treasury Regulations promulgated thereunder, shall include any amendments thereto and any substitute or successor provisions thereto.

“Commonly Controlled Entity” shall have the meaning set forth in Section 4.9(d).

“Company” shall have the meaning set forth in the Preamble hereto.

“Company Adverse Recommendation Change” shall have the meaning set forth in Section 6.3(b).

“Company Certificate” shall have the meaning set forth in Section 3.1(c).

“Company Charter Documents” shall mean (i) the Restated Articles of Incorporation of the Company filed with the Secretary of State of Washington on September 27, 2005 and (ii) the Amended and Restated Bylaws of the Company adopted on April 29, 2005, each as amended through the date of this Agreement.

“Company Disclosure Schedule” shall have the meaning set forth in Article IV.

“Company Employees” shall have the meaning set forth in Section 6.12(c).

“Company Equity Plans” means the ICOS Corporation 1999 Long-Term Incentive Plan, as amended from time to time, the ICOS Corporation 1991 Stock Option Plan for Non-employee Directors, as amended from time to time, and the ICOS Corporation 1989 Stock Option Plan, as amended from time to time, and any other plan or arrangement under which the Company or its Subsidiaries grant equity-based awards.

“Company Filed SEC Documents” shall have the meaning set forth in Section 4.7.

“Company Financial Advisor” shall have the meaning set forth in Section 4.23.

“Company Intellectual Property” shall have the meaning set forth in Section 4.18(c).

“Company Material Adverse Effect” shall mean a fact, event or circumstance which has had, or is reasonably likely to have, together with all similar or related facts, events and circumstances, a material adverse effect on the condition (financial or otherwise), business, properties, assets or results of operations of the Company and its Subsidiaries taken as a whole (provided that in determining whether a fact, event or circumstance existing at Lilly ICOS LLC is a Company Material Adverse Effect for purposes of this definition, both the magnitude of such effect and its relative impact on the Company and its Subsidiaries shall be considered after taking into account the Company’s proportionate equity interest in Lilly ICOS LLC) or which would prevent the performance by the Company of its material obligations hereunder or prevent or delay beyond the Termination Date the ability of the Company to consummate the Merger; provided, however, that any such effect resulting from or arising out of any of the following items shall not be considered in determining whether a Company Material Adverse Effect has occurred: (i) any change in Law or GAAP, (ii) general economic or financial market conditions, (iii) general changes or developments in the biotechnology or pharmaceutical industries that do not have a materially disproportionate effect (relative to other industry participants) on the Company and its Subsidiaries taken as a whole, (iv) an act of war or terrorism, which act of terrorism does not have a disproportionate effect (relative to other industry participants) on the Company and its Subsidiaries taken as a whole, (v) the execution, announcement and performance of this Agreement, or any actions taken, delayed or omitted to be taken by the Company pursuant to and in accordance with the express terms of this Agreement or at the written request of Parent or Merger Sub, (vi) any change in the Company’s stock price or trading volume, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such change may be deemed to constitute, or be taken into account in determining, whether there has been, or will be, a Company Material Adverse Effect), (vii) the failure of the Company to meet projections of earnings, revenues or other financial measures (whether such projections were made by the Company or independent third parties), in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure may be deemed to constitute, or be taken into account in determining, whether there has been, or will be, a Company Material Adverse Effect) or (viii) any adverse change, development, circumstance, event or occurrence relating to Lilly ICOS LLC to the extent that it results from (A) an action by Parent or any of its affiliates, (B) the omission of an action that was required to be, or reasonably should have been, taken by Parent or any of its affiliates, or (C) facts and circumstances of which Parent has Knowledge as of the date hereof (provided that for purposes of this clause (viii), affiliates of Parent shall be deemed to include Lilly ICOS LLC only in respect of action or omissions of employees of Parent and its Subsidiaries other than Lilly ICOS LLC).

“Company Option” shall mean any option to purchase Company Shares.

“Company Permits” shall have the meaning set forth in Section 4.13(a).

“Company Preferred Shares” shall have the meaning set forth in Section 4.2(a).

“Company Rights” shall mean any of the Rights, as such term is defined in the Company Rights Agreement.

“Company Rights Agreement” shall mean the Rights Agreement, dated as of August 9, 2002, as amended by Amendment No. 1 to Rights Agreement dated, as of September 26, 2005, between the Company and Mellon Investor Services, LLC, as Rights Agent.

“Company SEC Documents” shall have the meaning set forth in Section 4.6(a).

“Company Share” shall mean one share of common stock of the Company, $0.01 par value per share.

“Company Shareholder Approval” shall have the meaning set forth in Section 4.4.

“Company Shareholder Meeting” shall have the meaning set forth in Section 4.25.

“Confidentiality Agreement” shall mean the confidentiality agreement, dated as of August 23, 2006, between Parent and the Company.

“Contract” shall mean any note, bond, mortgage, indenture, lease, license, concession, franchise, contract, agreement or other instrument or obligation.

“Convertible Subordinated Notes” shall have the meaning set forth in Section 4.2(a).

“Copyrights” shall have the meaning set forth in Section 4.18(b).

“DGCL” shall mean the Delaware General Corporation Law.

“D&O Insurance” shall have the meaning set forth in Section 6.8(c).

“Dissenting Shares” shall have the meaning set forth in Section 3.1(e).

“Drug or Health Law” shall mean any Law in any jurisdiction, (i) related to the development, testing, manufacture, marketing, sale or use of any compounds or products for human consumption, including, without limitation, the FDCA and PHSA, and (ii) related to the collection, disclosure or use of health-related information or the provision of health-related products or services, including, without limitation, HIPAA.

“Effective Time” shall have the meaning set forth in Section 2.3.

“Environmental Law” shall mean any Law relating to the environment, natural resources, or safety or health of humans, including the manufacture, distribution in commerce and use or Release of Hazardous Substances.

“ERISA” shall have the meaning set forth in Section 4.9(a).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“FDA” shall mean the U.S. Food and Drug Administration.

“FDCA” shall mean the U.S. Food, Drug and Cosmetic Act of 1938, as amended, and all rules and regulations issued thereunder.

“GAAP” shall mean U.S. generally accepted accounting principles.

“Governmental Entity” shall mean any governmental body, court, agency, official or regulatory or other authority, whether federal, state, local or foreign.

“Hazardous Substance” shall mean any pollutant, contaminant, hazardous substance, hazardous waste, medical waste, special waste, toxic substance, petroleum or petroleum-derived substance, waste or additive, asbestos, Polychlorinated Biphenyls, radioactive material, or other compound, element, material or substance in any form whatsoever (including products) regulated or restricted by or under any applicable Environmental Law.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as may be amended, and all rules and regulations issued thereunder.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Parties” shall have the meaning set forth in Section 6.8(a).

“Intellectual Property” shall have the meaning set forth in Section 4.18(b).

“Intervening Event” shall mean a material event relating to the business of the Company and its Subsidiaries, unknown to the Board of Directors of the Company as of the date hereof, which material event becomes known to or by the Board of Directors of the Company prior to obtaining the Company Shareholder Approval; provided, however, that in no event shall the receipt, existence or terms of a Takeover Proposal or any matter relating thereto or consequence thereof constitute an Intervening Event.

“IP Contracts” shall have the meaning set forth in Section 4.18(b).

“IRS” shall mean the U.S. Internal Revenue Service.

“Key Product” shall have the meaning set forth in Section 4.18(b).

“Key Product Registered or Licensed Intellectual Property” shall have the meaning set forth in Section 4.18(b).

“Knowledge” shall have the meaning set forth in Section 1 of the Company Disclosure Schedule.

“Law” shall mean any statute, law, ordinance, rule or regulation of any Governmental Entity, including any Environmental Law and any Drug or Health Law, in each case including any implementing regulations thereunder.

“Letter of Transmittal” shall have the meaning set forth in Section 3.2(c).

“Liens” shall mean pledges, claims, liens, charges, encumbrances and security interests of any kind or nature.

“Material Contract” shall have the meaning set forth in Section 4.10(b).

“Merger” shall have the meaning set forth in Section 2.1.

“Merger Consideration” shall have the meaning set forth in Section 3.1(c).

“Merger Sub” shall have the meaning set forth in the Preamble hereto.

“New Plans” shall have the meaning set forth in Section 6.12(d).

“Notice” shall have the meaning set forth in Section 6.3(b).

“Old Plans” shall have the meaning set forth in Section 6.12(d).

“Order” shall mean any judgment, order, writ, preliminary or permanent injunction or decree of any Governmental Entity.

“Other Registered or Licensed Intellectual Property” shall have the meaning set forth in Section 4.18(b).

“OTS Software License” shall mean a license for off-the-shelf personal computer software that is commercially available under non-discriminatory pricing terms on a retail basis, and is used solely on the desktop personal computers of the Company or any of its Subsidiaries.

“Owned Real Properties” shall have the meaning set forth in Section 4.21(b).

“Parent” shall have the meaning set forth in the Preamble hereto.

“Parent Disclosure Schedule” shall have the meaning set forth in Article V.

“Patents” shall have the meaning set forth in Section 4.18(b).

“Paying Agent” shall have the meaning set forth in Section 3.2(a).

“Pension Plans” shall have the meaning set forth in Section 4.9(a).

“Permitted Liens” shall mean (1) Liens for Taxes, assessments or similar charges incurred in the ordinary course of business that are not yet due and payable or the amount of which is being contested in good faith; (2) pledges or deposits made in the ordinary course of business; (3) Liens of mechanics, materialmen, warehousemen or similar Liens securing obligations incurred in the ordinary course of business that are not yet due and payable; (4) purchase money Liens and Liens securing rental payments under capital lease arrangements or similar Liens securing obligations incurred in the ordinary course of business that are not yet due and payable; and (5) Liens and encumbrances which are incurred in the ordinary course of business and which do not in the aggregate materially detract from the value of the related assets or properties or materially impair the use thereof in the operation of such business.

“Person” shall mean an individual, corporation, limited liability company, partnership, association, trust or any other entity or organization, including any Governmental Entities.

“Personal Property Leases” shall mean all Contracts for personal property leased, subleased, licensed or otherwise conveyed to the Company or any of its Subsidiaries involving annual payments in excess of $250,000.

“Pharmaceutical Products” shall mean all biological and drug candidates, compounds or products being researched, tested, developed, manufactured, marketed or distributed by the Company or any of its Subsidiaries; provided, however, that Pharmaceutical Products shall not include biological and drug candidates, compounds or products owned by third parties which are manufactured by the Company or any of its Subsidiaries.

“PHSA” shall mean the Public Health Service Act of 1944, as amended, and all rules and regulations issued thereunder.

“Proxy Statement” shall have the meaning set forth in Section 4.5(a).

“Real Property Leases” shall mean all Contracts for real property leased, subleased, licensed or otherwise conveyed to the Company or any of its Subsidiaries involving annual payments in excess of $250,000.

“Release” shall mean any release, pumping, pouring, emptying, injecting, escaping, leaching, migrating, dumping, seepage, spill, leak, flow, discharge, disposal or emission.

“Representatives” shall have the meaning set forth in Section 6.3(a).

“Restricted Stock Awards” means an award of Company Shares granted under any Company Equity Plan, subject to such restrictions and terms as are provided under such Company Equity Plan.

“Restricted Unit Awards” means an award of stock units based upon Company Shares granted under any Company Equity Plan, subject to such restrictions and terms as are provided under such Company Equity Plan.

“Rights Agreement Amendment” shall have the meaning set forth in Section 4.17.

“Sarbanes-Oxley Act” shall have the meaning set forth in Section 4.13(c).

“SEC” shall mean the U.S. Securities and Exchange Commission or the staff thereof.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series A Shares” shall have the meaning set forth in Section 4.2(a).

“Short Period” means any Taxable Period that ends on the Closing Date.

“Software” shall mean computer software programs, including all source code, object code, specifications, databases, designs and documentation related to such programs.

“Specified Software” shall have the meaning set forth in Section 4.19.

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership, limited liability company or other legal entity of which such Person (either directly or through or together with another Subsidiary of such Person) owns 50% or more of the voting stock or other interests of such corporation, partnership, limited liability company or other legal entity.

“Superior Proposal” shall mean a bona fide written Takeover Proposal made by a third party which, if consummated, would result in such third party or its shareholders owning at least 80% of the outstanding equity securities of the Company (or other entity surviving or resulting from such transaction) pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization or similar transaction involving the Company (i) on terms which the Company’s Board of Directors determines in good faith (after consultation with a financial advisor of nationally recognized reputation and outside counsel) to be superior for the shareholders of the Company (in their capacity as shareholders) from a financial point of view as compared to the transactions contemplated hereby and any alternative proposed by Parent or Merger Sub in accordance with Section 6.3(b) hereof and (ii) which is reasonably likely to be consummated (taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and identity of the offeror).

“Surviving Corporation” shall have the meaning set forth in Section 2.1.

“Takeover Proposal” shall mean any inquiry, proposal or offer from any Person or group relating to (i) any direct or indirect acquisition or purchase of 15% or more of the assets of the Company or 15% or more of any class of equity securities of the Company or any of its Subsidiaries, (ii) any tender offer or exchange offer that, if consummated, would result in any Person beneficially owning at least 15% of any class of equity securities of the Company or (iii) any merger, consolidation, business combination, sale of all or a substantial portion of the assets, recapitalization, liquidation or a dissolution of, or similar transaction involving the Company other than the Merger.

“Tax Return” shall mean any report, return, election, notice, estimate, declaration, claims for refund, information statement or other form or document (including all schedules, exhibits and other attachments thereto) relating to and filed or required to be filed with a Tax authority in connection with the determination, assessment, or collection of any Tax (including estimated Taxes) or the administration of any Laws, regulations or administrative requirements relating to any Taxes, and shall include any amendment to any of the foregoing.

“Taxable Period” shall mean any taxable year or any other period that is treated as a taxable year (or other period, or portion thereof, in the case of a Tax imposed with respect to such other period; e.g., a quarter or a Short Period) with respect to which any Tax may be imposed under any applicable statute, rule, or regulation.

“Taxes” shall mean any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions, levies and liabilities, including taxes that are or are based upon or measured by gross receipts, net income, gross income, profits, sales, use and occupation, value added, ad valorem, transfer, gains, franchise, withholding, payroll, recapture, employment, excise, unemployment, insurance, social security, business license, occupation, business organization, stamp, environmental and real and personal property taxes, together with all interest, penalties and additions imposed with respect to such amounts.

“Termination Date” shall have the meaning set forth in Section 8.1(b)(ii).

“Termination Fee” shall have the meaning set forth in Section 8.4(a).

“Trademarks” shall have the meaning set forth in Section 4.18(b).

“Trade Secrets” shall have the meaning set forth in Section 4.18(b).

“Unauthorized Code” shall mean (i) any software routine designed to disable a computer program automatically with the passage of time or under the positive control of a Person other than an authorized licensee or owner of a copy of the program and (ii) any software routine or hardware component designed to permit unauthorized access to, or to disable, erase, or otherwise harm any computer, systems or Software.

“WBCA” shall mean the Washington Business Corporation Act.

“Welfare Plan” shall have the meaning set forth in Section 4.9(a).

ARTICLE II

THE MERGER

Section 2.1 The Merger.    Upon the terms and subject to the conditions of this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the WBCA and the DGCL and the terms of this Agreement (the “Merger”), whereupon the separate corporate existence of Merger Sub shall cease, and the Company shall be the surviving corporation of the Merger (the Company, as the surviving entity after the Merger is sometimes referred to herein as the “Surviving Corporation”).

Section 2.2 Closing.    Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place (a) at the offices of Dewey Ballantine LLP, 1301 Avenue of the Americas, New York, New York 10019 at 10:00 a.m., New York City time, no later than the third Business Day following the satisfaction (subject to applicable Law) of the conditions set forth in Article VII of this Agreement (other than (i) those conditions that are waived by the party or parties for whose benefit such conditions exist, and (ii) any such conditions which, by their terms, are not capable of being satisfied until the Closing Date, but subject to the satisfaction of such conditions); or (b) at such other place, time, and/or date as the parties hereto may otherwise agree. The date upon which the Closing shall occur is referred to herein as the “Closing Date.”

Section 2.3 Effective Time.    If all the conditions to the Merger set forth in Article VII of this Agreement have been fulfilled or waived and this Agreement shall not have been terminated as provided in Article VIII hereof, the parties hereto shall cause articles of merger effectuating the Merger to be properly executed and filed with the Secretary of State of the State of Washington and the certificate of merger effectuating the Merger to be properly executed and filed with the Secretary of State of the State of Delaware

(together, the “Articles of Merger”), as required by, and executed in accordance with the WBCA and the DGCL, respectively, and the terms of this Agreement on the Closing Date.    The Merger shall become effective at such time as the Articles of Merger are duly filed with the Secretary of State of Washington and the Secretary of State of Delaware or at such later time as is specified by the parties hereto as the Effective Time in the Articles of Merger (the “Effective Time”).    The Merger shall have the effects set forth in the applicable provisions of the WBCA and the DGCL.    Without limiting the generality of the foregoing, and subject thereto, at the Effective Time the Surviving Corporation shall possess all the property, rights, privileges, powers and franchises and be subject to all of the debts, liabilities and duties of the Company and Merger Sub.

Section 2.4 Articles of Incorporation and Bylaws.

(a) At the Effective Time, pursuant to Revised Code of Washington, Section 23B.11.100(5), the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation at the Effective Time, except that such Articles of Incorporation shall be amended to include necessary changes to account for the state of incorporation of the Surviving Corporation and the application of the WBCA.    Thereafter, as so amended, the Articles of Incorporation of the Surviving Corporation may be further amended as provided therein or pursuant to Revised Code of Washington, Chapter 23B.10.

(b) At the Effective Time, pursuant to Revised Code of Washington, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation at the Effective Time, except that such bylaws shall be amended to include necessary changes to account for the state of incorporation of the Surviving Corporation and the application of the WBCA.    Thereafter, as so amended, the bylaws of the Surviving Corporation may be further amended as provided therein or pursuant to Revised Code of Washington.

Section 2.5 Directors and Officers.

(a) The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

(b) The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

ARTICLE III

MERGER CONSIDERATION; CONVERSION OR CANCELLATION OF COMPANY

SHARES IN THE MERGER

Section 3.1 Effect on Capital Stock.    As of the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or the Company or their respective shareholders:

(a) Capital Stock of Merger Sub.    Each issued and outstanding share of common stock of Merger Sub shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

(b) Cancellation of Parent Owned Stock.    Each Company Share owned by Parent or any Subsidiary of Parent immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto.

(c) Conversion of Company Shares.    Each issued and outstanding Company Share (other than (i) Company Shares to be canceled in accordance with Section 3.1(b) hereof and (ii) Dissenting Shares), together with any associated Company Rights, shall automatically be converted into the right to receive an amount in cash equal to $32.00, without interest (the “Merger Consideration”).    All Company Shares converted into the right to receive the Merger Consideration pursuant to this Section 3.1(c) shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented such Company Shares (or in the case of a non-certificated share, the equivalent right to such Company Shares) (“Company Certificate”) shall thereafter cease to have any rights with respect to such Company Shares, except the right to receive the Merger Consideration to be issued in consideration therefor.

(d) Change in Shares.    If, between the date of this Agreement and the Effective Time, there is a reclassification, recapitalization, stock split, stock dividend, combination or exchange of shares with respect to, or rights issued in respect of, Company Shares, the Merger Consideration shall be adjusted accordingly to provide to the holders of Company Shares the same economic effect as contemplated by this Agreement prior to such event.

(e) Dissenting Company Shares.    Each outstanding Company Share, the holder of which has demanded and perfected such holder’s right to dissent from the Merger and to be paid the fair value of such shares in accordance with Section 23B.13 of the WBCA and, as of the Effective Time, has not effectively waived, withdrawn or otherwise lost such dissenters’ rights (“Dissenting Shares”), will not be converted into or represent a right to receive the Merger Consideration, but the holder thereof will be entitled only to such rights as are granted by the WBCA.    The Company will give Parent (i) prompt written notice of any notice of intent to demand fair value for any Company Share, withdrawals of such notices, and any other instruments received by the Company, and in respect of the exercise, perfection, or attempt to exercise or perfect, dissenters’ rights and (ii) the opportunity to conduct jointly all negotiations and proceedings with respect to such demands for fair value for Company Shares under the WBCA.    The Company will not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for fair value for Company Shares or settle or offer to settle any such demands.

Section 3.2 Paying Agent; Exchange of Company Certificates.

(a) Prior to the Effective Time, Parent shall designate a bank or trust company, reasonably acceptable to the Company, to act as paying agent (the “Paying Agent”) for payment of the Merger Consideration.

(b) As of or promptly following the Effective Time, Parent shall deposit with the Paying Agent, cash sufficient in the aggregate to provide all funds necessary for the Paying Agent to make payments of the Merger Consideration pursuant to Section 3.1.

(c) As soon as reasonably practicable following the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Company Certificates (other than Company Certificates representing Dissenting Shares) (i) a letter of transmittal that shall specify that delivery shall be effected, and risk of loss and title to Company Certificates shall pass, only upon proper delivery of Company Certificates to the Paying Agent and which shall be in the form and have such other provisions as Parent may reasonably specify (the “Letter of Transmittal”) and (ii) instructions for use in effecting the surrender of Company Certificates in exchange for the Merger Consideration.    Upon surrender of a Company Certificate for cancellation to the Paying Agent, together with a Letter of Transmittal properly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required by the Paying Agent, the holder of such Company Certificate shall be entitled to receive in exchange therefor the Merger Consideration payable in respect of the number of Company Shares previously represented by such Company Certificates, and Company Certificates so surrendered shall be forthwith canceled.    The Paying Agent shall promptly accept such Company Certificates upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices.    No interest shall accrue on the Merger Consideration payable upon the surrender of Company Certificates for the benefit of, or be paid to, the holders of Company Certificates.

(d) All Merger Consideration delivered upon the surrender of Company Certificates in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to Company Shares theretofore represented by such Company Certificates.    Until surrendered as contemplated by this Section 3.2, each Company Certificate shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration into which Company Shares theretofore represented by such Company Certificate shall have been converted pursuant to this Article III.

(e) At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of Company Shares that were outstanding immediately prior to the Effective Time.    If, after the Effective Time, Company Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article III.

(f) If any Company Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Certificate to be lost, stolen or destroyed and, if reasonably required by the Paying Agent, the posting by such Person of a bond or other surety in such amount as the Paying Agent may reasonably direct as indemnity against any claim that may be made with respect to such Company Certificate and subject to such other reasonable conditions as the Paying Agent may impose, the Paying Agent shall deliver in exchange for such Company Certificate the Merger Consideration into which Company Shares theretofore represented by such Company Certificate shall have been converted pursuant to this Article III.

(g) If any payment under this Article III is to be made to a Person other than the Person in whose name any Company Certificate surrendered in exchange therefor is registered, it shall be a condition of payment that the Company Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of Company Certificate surrendered or such Person shall establish to the satisfaction of the Surviving Corporation that such Tax has been paid or is not applicable.

(h) The Paying Agent shall invest any funds held by it for purposes of this Section 3.2 as directed by Parent, on a daily basis; provided that no such investment or loss thereon shall affect the amounts payable to the Company’s shareholders pursuant to this Article III.    Any interest and other income resulting from such investments shall be paid to Parent.

(i) Parent and/or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to the holders of Company Shares such amounts, if any, as are required to be deducted or withheld under any provision of U.S. federal Tax Law, or any provision of state, local or foreign Tax Law, with respect to the making of such payment.    Amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the holders of Company Shares in respect of which such deduction or withholding was made.

(j) None of Parent, Merger Sub, the Company or the Paying Agent shall be liable to any Person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.    Any portion of the cash that has been made available to the Paying Agent pursuant to this Section 3.2 that remains unclaimed by the holder of any Company Certificate twelve months after the Effective Time, shall be returned to Parent and any such holder who has not exchanged such holder’s Company Certificate prior to such time shall thereafter look only to Parent for any claim for Merger Consideration hereunder.

Section 3.3 Equity Awards.

(a) Treatment of Company Options.    Prior to the Effective Time, the Company shall take all action necessary such that, as of the Effective Time, each Company Option that is outstanding as of immediately prior to the Effective Time, whether or not vested or exercisable, shall be canceled and the holder thereof shall be entitled to receive an amount of cash, without interest, equal to the product of (i) the total number of Company Shares subject to such Company Option as of immediately prior to the Effective Time, whether or not vested or exercisable, multiplied by (ii) the excess, if any, of the Merger Consideration over the exercise price per Company Share subject to such Company Option (with the aggregate amount of such payment to the holder to be rounded down to the nearest cent), less applicable Taxes, if any, required to be withheld with respect to such payment.    Parent shall pay, or shall cause the Surviving Corporation to pay, the amount of cash payable in respect of each Company Option as soon as practicable following the Effective Time, but in any event no later than 10 Business Days following the Effective Time.

(b) Restricted Stock.    Prior to the Effective Time, the Company shall take all action necessary such that, immediately prior to the Effective Time, all restrictions (including all forfeiture restrictions or repurchase rights) applicable to Company Shares subject to Restricted Stock Awards, whether or not vested, shall lapse.

(c) Restricted Units.    Prior to the Effective Time, the Company shall take all action necessary such that, as of the Effective Time, each outstanding Restricted Unit Award, whether or not vested, shall be cancelled and the holder thereof shall be entitled to receive an amount of cash, without interest, equal to the product of (i) the total number of Company Shares subject to such Restricted Unit Award as of immediately prior to the Effective Time, whether or not vested, multiplied by (ii) the Merger Consideration (with the aggregate amount of such payment to the holder to be rounded down to the nearest cent), less applicable Taxes, if any, required to be withheld with respect to such payment.    Parent shall pay, or shall cause the Surviving Corporation to pay, the amount of cash payable in respect of each Restricted Unit Award as soon as practicable following the Effective Time, but in any event no later than 10 Business Days following the Effective Time.

(d) Corporate Actions.    At or prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any committee of the Board of Directors of the Company responsible for administering the Company Equity Plans) shall adopt any resolutions and cause the Company to take any actions which are necessary to effectuate the provisions of this Section 3.3, including, without limitation, obtaining all necessary consents from award holders.

(e) No Right to Acquire Company Shares.    The Company shall take all actions necessary to ensure that from and after the Effective Time neither Parent nor the Surviving Corporation will be required to deliver Company Shares to any Person pursuant to or in settlement of Company Options after the Effective Time.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedule delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Schedule”), which Company Disclosure Schedule identifies the Section (or, if applicable, subsection) to which such exception relates (provided, however, that any disclosure contained in any section of the Company Disclosure Schedule shall be deemed to be disclosed with respect to any other Section of this Agreement to the extent that it is reasonably apparent that such disclosure is applicable to such other Section of this Agreement), the Company represents and warrants to Parent and Merger Sub as follows; provided, however, that with respect to Lilly ICOS LLC the representations and warranties set forth in this Article IV are only being made with respect to facts and circumstances to the Knowledge of the Company as to which Parent does not have Knowledge as of the date hereof:

Section 4.1 Organization.    The Company (i) (A) is a corporation duly incorporated and validly existing under the Laws of the State of Washington and (B) has paid all fees and penalties owed to the State of Washington under the WBCA, (ii) has all corporate powers and authority necessary to own, lease and operate its properties and assets and to carry on its business as now conducted and (iii) is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes such qualification necessary, except, in the case of (ii) and (iii), where the failure to have the same or to so qualify would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.    The Company has made available to Parent complete and correct copies of the Company Charter Documents and the articles of incorporation and bylaws (or similar organizational documents) of each of its Subsidiaries.

Section 4.2 Capitalization.

(a) The authorized capital stock of the Company consists of 100,000,000 Company Shares and 2,000,000 shares of preferred stock, $0.01 par value, of the Company (“Company Preferred Shares”) of which 1,000,000 Company Preferred Shares have been designated as Series A Junior Participating Preferred Stock (“Series A Shares”).    At the close of business on October 13, 2006, (i) 65,547,192 Company Shares (including Company Shares subject to outstanding Restricted Stock Awards) were issued and outstanding, (ii) no Company Preferred Shares were issued and outstanding, (iii) 1,000,000 Series A Shares were reserved for issuance under the Company Rights Agreement, (iv) 4,530,894 Company Shares were subject to issuance upon conversion of the Company’s 2% Convertible Subordinated Notes due July 1, 2023 (the “Convertible Subordinated Notes”), (v) 10,894,763 Company Shares were reserved for issuance pursuant to outstanding unexercised Company Options and (vi) 246,211 Company Shares were reserved for issuance pursuant to outstanding Restricted Unit Awards.    No shares of capital stock of the Company are owned by any Subsidiary of the Company.    All of the outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive and similar rights.    As of the date hereof, except as set forth above and for changes since October 13, 2006 resulting from the exercise of Company Options, conversion of Convertible Subordinated Notes, or the issuance of shares pursuant to Restricted Unit Awards, each in accordance with their terms, there are no outstanding (i) shares of capital stock, debt securities or other voting securities of the Company; (ii) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock, debt securities, voting securities or ownership interests in the Company; (iii) subscriptions, call rights, Contracts, commitments, understandings, restrictions, arrangements, rights, warrants, options, or other rights to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any capital stock, debt securities, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities, debt securities or ownership interests in, the Company, or obligations of the Company or any of its Subsidiaries to grant, extend or enter into any such agreement or commitment; or (iv) obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding securities of the Company (other than pursuant to the exercise or tax withholding provisions of the Company Options, Restricted Stock Awards or Restricted Unit Awards), or to vote or to dispose of any shares of the capital stock of the Company.    All of the outstanding debt and equity securities of the Company have been offered and issued in compliance with all applicable securities Laws, including the Securities Act and “blue sky” Laws.

(b) Section 4.2(b) of the Company Disclosure Schedule sets forth a complete and correct list, as of the close of business on October 13, 2006, of the holder of each outstanding Company Option or Restricted Unit Award, the number of Company Shares issuable thereunder and, with respect to each Company Option, the maximum term and the exercise price thereof.    Section 4.2(b) of the Company Disclosure Schedule also sets forth a complete and correct list, as of the close of business on October 13, 2006, of the holder of each outstanding Restricted Stock Award pursuant to which one or more Company Shares remain subject to forfeiture or repurchase and the number of Company Shares remaining subject to forfeiture or repurchase.

Section 4.3 Subsidiaries.

(a) Each Subsidiary of the Company (i) is a corporation duly incorporated or an entity duly organized, and is validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, (ii) has all powers and authority necessary to own, lease and operate its properties and assets and to carry on its business as now conducted and is duly qualified to do business as a foreign corporation and (iii) is in good standing in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes such qualification necessary, except, in cases (ii) and (iii) above, where the failure to do so would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) All of the outstanding shares of capital stock of, or other ownership interest in, each Subsidiary of the Company have been validly issued and are fully paid and nonassessable and free of preemptive rights.    All of the outstanding capital stock or securities of, or other ownership interest in, each of the Subsidiaries of the Company, is owned, directly or indirectly, by the Company, and is owned free and clear of any Lien and free of any other limitation or restriction (including any limitation or restriction on the right to vote, sell or otherwise dispose of the stock or other ownership interests), except Permitted Liens.    There are no outstanding (i) shares of capital stock, debt securities or other voting securities of any Subsidiary of the Company (except for shares of capital stock owned by the Company); (ii) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock, debt securities or voting securities or ownership interests in any Subsidiary of the Company; (iii) subscriptions, call rights, Contracts, commitments, understandings, restrictions, arrangements, rights, warrants, options, or other rights to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any capital stock, debt securities, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities, debt securities or ownership interests in, any Subsidiary of the Company, or obligations of the Company or any of its Subsidiaries to grant, extend or enter into any such agreement or commitment or (iv) obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding securities of any Subsidiary of the Company, or to vote or to dispose of any shares of the capital stock of any Subsidiary of the Company.

(c) Section 4.3(c) of the Company Disclosure Schedule lists (i) each Subsidiary of the Company, (ii) its jurisdiction of incorporation or organization and (iii) the location of its principal executive office.    Except for the capital stock of its Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any entity.

Section 4.4 Authority.    The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.    The execution, delivery and performance of this Agreement and the consummation by the Company of the Merger and of the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate such transactions, other than, with respect to the Merger, the adoption of this Agreement by the holders of at least majority of the outstanding Company Shares (the “Company Shareholder Approval”).    This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and subject to general equity principles (the “Bankruptcy and Equity Exception”) and assuming that this Agreement is a valid and binding obligation of Parent and Merger Sub.

Section 4.5 Consents and Approvals; No Violations.

(a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement do not and will not require any filing or registration with, notification to, or authorization, permit, consent or approval of, or other action by or in respect of, any Governmental Entities other than (i) the filing of the Articles of Merger as contemplated by Article II hereof, (ii) compliance with any applicable requirements of the HSR Act or antitrust or competition Laws of any other applicable jurisdiction, (iii) any filings required under the rules and regulations of The Nasdaq Stock Market, Inc.’s Global Select Market, and (iv) compliance with any applicable requirements of the Securities Act, the Exchange Act and state securities and “blue sky” Laws, including the filing with the SEC of a proxy statement relating to the adoption of this Agreement by the Company’s shareholders (as amended from time to time, the “Proxy Statement”).

(b) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement do not and will not (i) conflict with or result in any breach of any provision of the Company Charter Documents or any similar organizational documents of any of its Subsidiaries; (ii) violate, conflict with, require consent pursuant to, result in a breach of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or give rise to a right of, or result in, the termination, cancellation, modification, acceleration or the loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any Contract to which the Company or any of its Subsidiaries is a party or by which any of its properties or assets may be bound; or (iii) violate any Order or Law applicable to the Company, any of its Subsidiaries or any of their properties or assets, except, in the case of clause (ii) above, for any violations, conflicts, consents, breaches, defaults, terminations, cancellations, modifications, accelerations, losses or creations that would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.6 SEC Reports and Financial Statements.

(a) The Company has filed with the SEC all forms, reports, schedules, statements and other documents required to be filed by it since January 1, 2003 (together with all information incorporated therein by reference, the “Company SEC Documents”).    The Company SEC Documents as of their respective dates, or, if amended, as of the date of the last such amendment, (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder.    No Subsidiary of the Company is required to make any filings with the SEC.

(b) The financial statements of the Company included in the Company SEC Documents complied in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods indicated (except as may be indicated in the notes thereto) and fairly presented (subject, in the case of the unaudited statements, to normal and recurring audit adjustments not material in amount) the consolidated financial position of the Company and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.    Since January 1, 2003, there has been no material change in the Company’s accounting methods or principles that would be required to be disclosed in the Company’s financial statements in accordance with GAAP, except as described in the notes to such Company financial statements.

(c) The Company has heretofore made available to Parent a complete and correct copy of any amendments or modifications, which are required to be filed with the SEC but have not yet been filed with the SEC, to (i) agreements, documents or other instruments which previously have been filed by the Company with the SEC pursuant to the Exchange Act and (ii) the Company SEC Documents themselves.    The Company has responded to all comment letters of the staff of the SEC relating to the Company SEC Documents, and the SEC has not asserted that any of such responses are inadequate, insufficient or otherwise non-responsive.    The Company has heretofore made available to Parent true, correct and complete copies of all correspondence with the SEC occurring since January 1, 2003.

Section 4.7 Absence of Certain Changes or Events.    Except as disclosed in the Company SEC Documents filed and publicly available prior to the date of this Agreement (the “Company Filed SEC Documents”), since December 31, 2005, (a) the Company and its Subsidiaries have conducted their respective business only in the ordinary course; (b) there has not been any event or events that would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect; and (c) there has not been: (i) any declaration or payment of any dividends on, or making of any other distribution in respect of any of the capital stock of the Company or any of its Subsidiaries (except for dividends by a wholly owned Subsidiary of the Company to its parent); any split, combination or reclassification of any of the capital stock of the Company or any of its Subsidiaries or any issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of the capital stock of the Company or any of its Subsidiaries; any repurchase, redemption or other acquisition, or modification or amendment, of any shares of the capital stock of the Company or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, except pursuant to the forfeiture or repurchase provisions of the Company Options, Restricted Stock Awards and Restricted Unit Awards; (ii) any issuance, delivery, sale, pledge or encumbrance, or authorization or agreement to the issuance, delivery, sale, pledge or encumbrance of, any shares of the capital stock of the Company or any of its Subsidiaries or any other security (or any right to acquire such capital stock or other security) other than the issuance of Company Shares upon the exercise of Company Options, conversion of the Convertible Subordinated Notes, or pursuant to Restricted Stock Awards or Restricted Unit Awards in accordance with the terms of such Company Options, Convertible Subordinated Notes, Restricted Stock Awards or Restricted Unit Awards, as the case may be; (iii) any acquisition or agreement, by the Company or any of its Subsidiaries, to acquire by merger or consolidation, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; (iv) any sale, lease, license or other disposition of, or agreement to sell, lease, license or otherwise dispose of, a substantial portion of the assets of the Company or any of its Subsidiaries (including capital stock of Subsidiaries) that were material to the Company and its Subsidiaries taken as a whole; (v) any making of loans, advances or capital contributions to, or investments in, any other Person, other than loans or investments by the Company or a wholly owned Subsidiary to or in the Company or any wholly owned Subsidiary, or any incurring of additional indebtedness for borrowed money or guarantee of any such indebtedness of another Person other than a guaranty by the Company on behalf of one of its Subsidiaries, issuance or sale of any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee of any debt securities of another Person, entry into any “keep well” or other agreement to maintain any financial statement condition of another Person or entry into any arrangement having the economic effect of any of the foregoing; (vi) any change in the Company’s methods of accounting, except as required by changes in GAAP as agreed to by the Company’s independent public accountants or as may be required by applicable law; (vii) any settlement or compromise of litigation, or payment, discharge, settlement or satisfaction of any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than in the ordinary course of business; (viii) any sale, assignment, license, sublicense, encumbrance, impairment, abandonment or failure to maintain any Company Intellectual Property; any grant, extension, amendment, waiver or modification of any rights in or to the Company Intellectual Property; any failure to diligently prosecute the Company’s and its Subsidiaries’ Patent applications; any divulging, furnishing or making accessible any Trade Secrets of the Company or any of its Subsidiaries to any Person who is not subject to an enforceable written agreement to maintain confidentiality of such Trade Secrets; any entry into any IP Contract; any amendment, assignment, termination or failure to exercise a right of renewal or extension under any IP Contract; provided that, for purposes of this 4.7(c)(viii), (A) OTS Software Licenses and (B) IP Contracts for Other Registered or Licensed Intellectual Property, for which there is no grant of a material incoming or outgoing license to or assignment of Patents or Trade Secrets, and that are not material (i) to the research, development and commercialization plans of the Company or any of its Subsidiaries or (ii) to a product or chemical composition under development by the Company or any of its Subsidiaries, shall be excluded; or (ix) any authorization of, or announcement of an intention, commitment or agreement to take any of the forgoing actions.

Section 4.8 No Undisclosed Liabilities.    Except as and to the extent disclosed in the Company Filed SEC Documents, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due and whether or not required to be disclosed (including any liability for breach of contract, breach of warranty, torts, infringements, claims or lawsuits), that would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.9 Benefit Plans; Employees and Employment Practices.

(a) Section 4.9 of the Company Disclosure Schedule contains a list of all “employee pension benefit plans” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended

(“ERISA”)) (sometimes referred to herein as “Pension Plans”), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA and sometimes referred to herein as “Welfare Plans”) and each other “Benefit Plan” (defined herein as any Pension Plan, Welfare Plan and any other plan, fund, program, arrangement or agreement (including any employment or consulting agreement but excluding any individual award agreements under Company Equity Plans) to provide employees, directors, independent contractors, consultants, officers or agents with medical, health, life, bonus, stock or stock-based rights (option, ownership or purchase), retirement, deferred compensation, severance, salary continuation, vacation, sick leave, fringe, incentive insurance or other benefits) maintained, or contributed to, or required to be contributed to, by the Company or any of its Subsidiaries for the benefit of any current or former independent contractors, consultants, agents, employees, officers or directors of the Company or any of its Subsidiaries.    The Company has delivered or made available to Parent true, complete and correct copies of (i) each Benefit Plan (or, in the case of any unwritten Benefit Plans, descriptions of the material terms thereof), (ii) the most recent annual report on Form 5500 filed with the IRS with respect to each Benefit Plan (if any such report was required), (iii) the most recent summary plan description for each Benefit Plan for which such summary plan description is required, (iv) each trust agreement and group annuity contract relating to any Benefit Plan; (v) any model award agreement under the Company Equity Plans, and (vi) the most recent determination letter from the IRS, if any.    Neither the Company nor any of its Subsidiaries have undertaken or committed to make any material amendments to any Benefit Plan or to adopt or approve any new plans.

(b) Each Benefit Plan has been established, funded, maintained and administered in all material respects in accordance with its terms and is in compliance in all material respects with the applicable provisions of ERISA, the Code, and all other applicable Laws.    All Company Options have been granted with an exercise price per share no lower than the “fair market value” of a Company Share on the date of grant, as determined in accordance with the terms of the applicable option plan, the Company Charter Documents and applicable Law.    All Company Options have been properly accounted for by the Company in accordance with GAAP.

(c) All Pension Plans intended to be Tax qualified under the Code have been the subject of favorable and up-to-date (through any applicable remedial amendment period) determination letters from the IRS, or a timely application therefor has been filed, to the effect that such Pension Plans are qualified and exempt from federal income taxes under Section 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor has any such Pension Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification; and, to the Knowledge of the Company, no circumstances exist and no events have occurred that could adversely affect the qualification of any Pension Plan or the related trust.    No trust funding any Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

(d) Neither the Company, nor any of its Subsidiaries, nor any other Person that, together with the Company, is or was treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (the Company and each such other Person a “Commonly Controlled Entity”) has during the past six years (i) maintained, sponsored or been required to contribute to a plan subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code or (ii) been required at any time or is required currently to contribute to any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(e) With respect to any Welfare Plan, (i) no such Welfare Plan is funded through a “welfare benefits fund”, as such term is defined in Section 419(e) of the Code and (ii) each such Welfare Plan that is a “group health plan”, as such term is defined in Section 5000(b)(1) of the Code and any Benefit Plan that is maintained by a Commonly Controlled Entity, complies in all material respects with the applicable requirements of Section 4980B(f) of the Code.

(f) Neither the Company, nor any of its Subsidiaries, nor any Person acting on behalf of the Company or its Subsidiaries has made or entered into any legally binding commitment with, any current or former directors, officers, employees, consultants or independent contractors of the Company, any of its Subsidiaries to the effect that, following the date hereof, (i) any benefits or compensation provided to such persons under existing Benefit Plans or under any other plan or arrangement will be amended to provide enhanced or accelerated benefits, (ii) any new plans or arrangements providing benefits or compensation will be adopted, (iii) any Benefit Plans will be continued for any period of time or cannot be amended or terminated at any time or for any reason, (iv) any plans or arrangements provided by Parent will be made available to such employees, or (v) any trusts or other funding mechanisms will be required to be funded.

(g) Neither the Company, nor any of its Subsidiaries has any material liability for life, health, medical or other welfare benefits for former employees or beneficiaries or dependents thereof under Benefit Plans, other than Pension Plans and other than as required by Section 4980B of the Code, Part 6 of Title I of ERISA or other applicable Law.

(h) All contributions or premiums owed by the Company or any of its Subsidiaries with respect to Benefit Plans under Law, contract or otherwise have been made in full and on a timely basis and the Company or its Subsidiaries are not obligated to contribute with respect to any Benefit Plan that involves a retroactive contribution, assessment or funding waiver arrangement.    All administrative costs attributable to Benefit Plans have been paid when due.

(i) To the Company’s Knowledge, no Pension Plan or Welfare Plan or any “fiduciary” or “party-in-interest” (as such terms are respectively defined by Sections 3(21) and 3(14) of ERISA) thereto has engaged in a transaction prohibited by Section 406 of ERISA or 4975 of the Code for which a valid exception is not available.

(j) There are no pending or, to the Company’s Knowledge, threatened, claims, lawsuits, arbitrations or audits asserted or instituted against any Benefit Plan, any fiduciary (as defined by Section 3(21) of ERISA) thereto, the Company, any of its Subsidiaries or any employee or administrator thereof in connection with the existence, operation or administration of a Benefit Plan, other than routine claims for benefits.

(k) Nothing in this Agreement or the transactions contemplated by this Agreement will: (i) trigger a right, whether or not conditioned upon termination of employment or changes in duties or responsibilities, of any employee of the Company or any of its Subsidiaries to severance, deferred compensation or retirement benefits under any agreement or arrangement to which the Company or any of its Subsidiaries is a party; (ii) trigger a right or payment, whether or not conditioned upon termination of employment or changes in duties or responsibilities, under any agreement or arrangement to which the Company or any of its Subsidiaries is a party, that would be considered a parachute payment within the meaning of Section 280G of the Code or any reimbursement of any excise taxes under Section 4999 of the Code or any income taxes under the Code; or (iii) cause any early withdrawal or premature termination penalty with respect to any asset held in connection with any Benefit Plan.    The Company has made available to Parent a complete and correct schedule, as of the date of this Agreement, of the annual base salary and annual target bonus of each executive officer of the Company.

(l) Neither the Company nor its Subsidiaries is a party to any labor or collective bargaining agreement.    There are no controversies, strikes, work stoppages, slowdowns, lockouts, arbitrations or other material labor disputes pending or, to the Knowledge of the Company, threatened between the Company or its Subsidiaries and any representatives of any of their employees.    To the Knowledge of the Company, there are no material organizational efforts presently being made involving any of the presently unorganized employees of the Company or its Subsidiaries.    There are no pending or, to the Knowledge of the Company, threatened complaints, charges or claims against the Company or any of its Subsidiaries brought or filed with any Governmental Entity, arbitrator or court based on, arising out of, in connection with or otherwise relating to the employment or termination of employment by any of the Company or any of its Subsidiaries or, relating to the employees or other persons providing services to or on behalf of the Company or any of its Subsidiaries.

(m) The Company and its Subsidiaries are in compliance in all material respects with all Laws and Orders applicable to such entity or the employees or other persons providing services to or on behalf of such entity, as the case may be, relating to the employment of labor, including all such laws, regulations and orders relating to wages, hours, employment standards, the WARN Act, Title VII of the Civil Rights Act of 1964, Age Discrimination in Employment Act, Americans with Disabilities Act, Equal Pay Act, HIPAA, ERISA, Family and Medical Leave Act, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security taxes and any similar tax.

Section 4.10 Material Contracts.

(a) Neither the Company nor any of its Subsidiaries, or to the Knowledge of the Company, any other party, is in violation or breach of or in default (nor, to the Knowledge of the Company, does there exist any condition which upon the passage of time or the giving of notice would result in a violation or breach of, or constitute a default under, or give rise to any right of termination, amendment, cancellation, acceleration or loss of benefits, or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of its Subsidiaries) under, any Material Contract to which the Company is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets is bound, except for violations, breaches, defaults, conditions or rights of termination, amendments, cancellations, accelerations, losses or creations which are not, in the aggregate, material.    To the Knowledge of the Company, no other party to any such Material Contract has alleged that the Company or any of its Subsidiaries is in violation or breach of or in default under any such Material Contract or has notified the Company or any of its Subsidiaries in writing of an intention to modify any material terms of or not to renew any such Material Contract.

(b) Neither the Company nor any of its Subsidiaries is a party to, or bound by, any undischarged written or oral (i) agreement or arrangement obligating the Company or its Subsidiaries to pay or receive an amount in excess of $500,000; (ii) employment agreement or arrangement (other than offer letters providing for “at will” employment that can be terminated without resulting in any liability for severance obligations) involving an amount in excess of $50,000 over the term of such agreement or arrangement or consulting agreement or arrangement involving minimum payment obligations in excess of $250,000 over the remaining term of such agreement or arrangement; (iii) non-competition agreement or any other agreement that similarly limits the rights of the Company or any of its Subsidiaries to engage in any business; (iv) agreement between the Company and any of its affiliates, except for Benefit Plans or other compensatory plans, programs, arrangements or agreements or immaterial agreements between the Company and any of its Subsidiaries (other than any such agreements with Lilly ICOS LLC); (v) indemnification agreement (excluding (A) any such item between the Company and its Subsidiaries and (B) any indemnification agreement entered into in the Company’s or its Subsidiaries’ ordinary course of business); (vi) loan or credit agreement, pledge agreement, note, security agreement, mortgage, debenture, indenture, guaranty in favor of a third party, factoring agreement or letter of credit relating to borrowed money; (vii) agreement relating to the ownership or control of any interest in a partnership, corporation, limited liability company, joint venture or other entity or similar arrangement; (viii) contract or agreement containing change of control provisions (other than Benefit Plans or other compensatory plans, programs, arrangements or agreements, which are exclusively the subject of Section 4.9); (ix) IP Contracts, excluding (A) OTS Software Licenses and (B) IP Contracts for Other Registered or Licensed Intellectual Property, for which there is no grant of a material incoming or outgoing license to or assignment of Patents or Trade Secrets, and that are not material (i) to the research, development and commercialization plans of the Company or any of its Subsidiaries or (ii) to a product or chemical composition under development by the Company or any of its Subsidiaries; (x) any agreement or arrangement that is not terminable by the Company or such Subsidiary upon less than 30 days’ notice without penalty to the Company or such Subsidiary involving (A) payment obligations of the Company or such Subsidiary in excess of $175,000 from and after the Closing Date (after giving effect to any reduction in payment obligations under such agreement or arrangement upon a proper termination of such agreement or arrangement in accordance with its terms) or (B) a full-time equivalent commitment of the Company or such Subsidiary from and after the Closing Date; or (xi) Contracts that are “material contracts” (as such term is defined in Item 601(b)(10) of Regulation S-K).    Each Contract or understanding of the type described in this Section 4.10(b), whether or not set forth in the Company Disclosure Schedule, is referred to herein as a “Material Contract.”

Section 4.11 Insurance.    The Company has delivered to Parent prior to the date of this Agreement copies of all insurance policies currently in effect which are owned by the Company or its Subsidiaries or which name the Company or any of its Subsidiaries as an insured (or loss payee), including those which pertain to the Company’s or its Subsidiaries’ assets, employees or operations.    All such insurance policies are in full force and effect, are valid and enforceable, and all premiums due thereunder have been paid.    Neither the Company nor any of its Subsidiaries have received notice of cancellation of any such insurance policies.

Section 4.12 Litigation.    There is no material suit, claim, action, proceeding, arbitration or investigation pending before any Governmental Entity or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or their respective assets or properties.    Neither the Company nor any of its Subsidiaries is subject to any outstanding Order or Orders.    There is no action, suit, proceeding or investigation pending or, to the Knowledge of the Company or any of its Subsidiaries, threatened against the Company or any of its Subsidiaries, which seeks to restrain, enjoin or delay the consummation of the Merger or any of the other transactions contemplated hereby or which seeks damages in connection therewith, and no injunction has been entered or issued.

Section 4.13 Compliance with Applicable Law.

(a) The Company and its Subsidiaries hold all material permits, licenses, variances, exemptions, Orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the “Company Permits”).    The Company and its Subsidiaries are in compliance with the terms of the Company Permits, except for such failures to comply that are not, in the aggregate, material.    The businesses of the Company and its Subsidiaries have not been, and are not being, conducted in violation of any Law other than violations that are not, in the aggregate, material.    This Section 4.13(a) does not relate to compliance with Drug or Health Laws, which is exclusively the subject of Section 4.20.

(b) The Company is not an “investment company” under the Investment Company Act of 1940, as amended, and the rules and regulations promulgated by the SEC thereunder.

(c) The Company and each of its officers and directors are in compliance with, and have complied, in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such act (the “Sarbanes-Oxley Act”) or the Exchange Act and (ii) the applicable listing and corporate governance rules and regulations of The Nasdaq Stock Market, Inc.’s Global Select Market.    There are no outstanding loans made by the Company or any of its Subsidiaries to any executive officer (as defined under Rule 3b-7 under the Exchange Act) or director of the Company.    Since the enactment of the Sarbanes-Oxley Act, neither the Company nor any of its Subsidiaries has made any loans to any executive officer or director of the Company or any of its Subsidiaries.    The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-14 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared; and such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and its principal financial officer to material information required to be included in the Company’s periodic reports required under the Exchange Act.    The Company’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to the Company’s auditors and the audit committee of the Board of Directors of the Company (i) all significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weaknesses in internal controls and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.    For purposes of this paragraph, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

Section 4.14 Taxes and Tax Returns.

(a) All material Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries for all Taxable Periods (or portions thereof) ending on or before the Closing Date have been duly and timely filed (taking into account any extension of time within which to file).    All such Tax Returns (i) are true, correct, and complete in all material respects and (ii) accurately reflect the material liability for Taxes of each of the Company and its Subsidiaries.

(b) True and complete copies of all federal, state, local and foreign Tax Returns of or including the Company or any of its Subsidiaries for all Taxable Periods ending on or after December 31, 2003 have been provided or made available to Parent prior to the date hereof.    Since the date of the Company’s last financial statements, neither the Company nor any of its Subsidiaries has incurred any liability for Taxes that would result in a material decrease in the net worth of the Company or any such Subsidiary and that are outside the ordinary course of business or otherwise inconsistent with past custom and practice.

(c) All material Taxes due and owing by the Company or any of its Subsidiaries, whether or not shown (or required to be shown) on a Tax Return, have been timely paid.    The reserve for Tax liability set forth in the balance sheet contained in the most recent consolidated financial statements of the Company and its Subsidiaries included in the Company Filed SEC Documents was sufficient (as determined in accordance with GAAP) for the unpaid Taxes of the Company and its Subsidiaries as of such date.

(d) No deficiencies for Taxes have been claimed, proposed or assessed against the Company or any of its Subsidiaries in writing by any taxing or other Governmental Entity which have not been resolved and settled in full, and none of the Company or any of its Subsidiaries has received any notice, or otherwise has any Knowledge, of any potential claim, proposal or assessment against the Company or any of its Subsidiaries for any such deficiency for Taxes.    There are no pending or, to the Company’s Knowledge, threatened audits, investigations or claims for or relating to any material liability of the Company or any of its Subsidiaries in respect of Taxes.    None of the Company or any of its Subsidiaries has entered into a closing agreement pursuant to Section 7121 of the Code.

(e) Without duplication of Section 4.14(c), each of the Company and each of its Subsidiaries has duly and timely withheld, collected, paid and reported to the proper governmental authority all Taxes required to have been withheld, collected, paid or reported.

(f) No claim has ever been made by any Taxing authority with respect to the Company or any of its Subsidiaries in a jurisdiction where the Company or such Subsidiary does not file Tax Returns that the Company or such Subsidiary is or may be subject to a material amount of Tax by that jurisdiction.

(g) There are no liens or other security interests upon any property or assets of the Company or any of its Subsidiaries for Taxes, except for liens for Taxes not yet due and payable.

(h) Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or extension is currently in effect.    No power of attorney that is currently in force has been granted by the Company or any of its Subsidiaries with respect to any matters relating to Taxes.

(i) Neither the Company nor any of its Subsidiaries has (i) been a member of an affiliated group (within the meaning of Section 1504 of the Code) or an affiliated, combined, consolidated, unitary, or similar group for state or local Tax purposes, other than the group of which the Company is the common parent or (ii) any liability for the Taxes of another Person (other than the Company or any of its Subsidiaries) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise.

(j) Neither the Company nor any of its Subsidiaries has agreed or is required to include in income any adjustment under either Section 481(a) or Section 482 of the Code (or an analogous provision of state, local, or foreign Law) by reason of a change in accounting method or otherwise.    Neither the Company nor any Subsidiary has any application pending with any Taxing authority requesting permission for any change in any accounting method.    The IRS has not proposed any such adjustment or change in accounting method.

(k) Neither the Company nor any of its Subsidiaries is a party to any contract, agreement, plan or arrangement relating to allocating or sharing the payment of, indemnity for, or liability for, Taxes with respect to any Taxable Period.

(l) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (x) in the two years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(m) None of the indebtedness of the Company or any of its Subsidiaries constitutes (i) “corporate acquisition indebtedness” (as defined in Section 279(b) of the Code) with respect to which any interest deductions may be disallowed under Section 279 of the Code or (ii) an “applicable high yield discount obligation” under Section 163(i) of the Code.

(n) The Company is not, and has not been, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(o) Neither the Company nor any of its Subsidiaries has engaged in any “listed transaction” within the meaning of Treasury Regulation §1.6011-4(b)(2).

Section 4.15 Hazardous Substances.    There is not and has not been any Release or threat of Release of any Hazardous Substance at, on, under or from any location currently or formerly owned or operated by the Company or any of its Subsidiaries, or to the Knowledge of the Company, from any other location resulting from or arising in connection with the operations of the Company or any of its Subsidiaries, except for any Release that would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.16 State Takeover Statutes.    The action of the Board of Directors of the Company in approving the Merger, this Agreement and the transactions contemplated by this Agreement is sufficient to render inapplicable to Parent, the Merger and this Agreement the provisions of Section 23B.19 of the WBCA.    No other “control share acquisition,” “fair price” or other anti-takeover regulations enacted under state or federal laws in the United States which are applicable to the Company apply to this Agreement or any of the transactions contemplated hereby and thereby.

Section 4.17 Rights Agreement.    The Company has taken all actions necessary to cause the Company Rights Agreement to be amended (such amendment referred to as the “Rights Agreement Amendment”) to (a) render the Company Rights Agreement inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement, (b) ensure that (i) none of Parent, Merger Sub or any other affiliate of Parent is an “Acquiring Person” (as defined in the Company Rights Agreement) pursuant to the Company Rights Agreement and (ii) a Distribution Date or a Share Acquisition Date (as such terms are defined in the Company Rights Agreement) does not occur, in the case of clauses (i) and (ii), by reason of the execution of this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement and (c) provide that the Expiration Date (as defined in the Company Rights Agreement) shall occur immediately prior to the Effective Time.    The Company has delivered to Parent or Merger Sub true and correct copies of the Company Rights Agreement and the Rights Agreement Amendment.

Section 4.18 Intellectual Property.

(a) Section 4.18(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all IP Contracts; provided that such list need not include (A) OTS Software Licenses or (B) IP Contracts for Other Registered or Licensed Intellectual Property, for which there is no grant of a material incoming or outgoing license to or assignment of Patents or Trade Secrets, and that are not material (i) to the research, development and commercialization plans of the Company or any of its Subsidiaries or (ii) to a product or chemical composition under development by the Company or any of its Subsidiaries.

(b) For purposes of this Agreement the terms (A) “Key Product” shall mean any product or chemical composition based on or covered by Key Product Registered or Licensed Intellectual Property, including Cialis® (tadalafil); (B) “Key Product Registered or Licensed Intellectual Property” shall mean all Patents, registered Copyrights, registered Trademarks, and applications for each of the foregoing, in which the Company or any of its Subsidiaries has an ownership interest or other interest pursuant to an IP Contract, relating to PDE5 inhibition technology, including Key Products; (C) “Other Registered or Licensed Intellectual Property” shall mean all Patents, registered Copyrights, registered Trademarks and applications for each of the foregoing in which the Company or any of its Subsidiaries has an ownership interest or other interest pursuant to an IP Contract, and which are not Key Product Registered or Licensed Intellectual Property; (D) “Intellectual Property” shall mean any and all of the following, and rights in, arising out of, or associated therewith: U.S. and non-U.S. (i) patents, utility models, supplementary protection certificates and applications therefor (including provisional applications, invention disclosures, certificates of invention and applications for certificates of invention) and divisionals, continuations, continuations-in-part, patents of addition, reissues, renewals, extensions, re-examinations, and equivalents thereof (“Patents”), (ii) trade secrets, know-how, proprietary information, inventions, discoveries, improvements, technology, technical data and research and development, whether patentable or not (collectively, “Trade Secrets”), (iii) domain names, (iv) trademarks, service marks, trade dress, and trade names and registrations and applications therefor, and equivalents thereof (“Trademarks”), (v) copyrights, mask works, registrations and applications therefor, and equivalents thereof (collectively, “Copyrights”), and (vi) other intellectual property, industrial property and proprietary rights and all applications, registrations and grants related thereto; and (E) “IP Contracts” shall mean, collectively, any and all agreements to which the Company or any of its Subsidiaries is a party relating to Intellectual Property owned or licensed to or by the Company or any of its Subsidiaries.

(c) The Company or one of its Subsidiaries owns or, pursuant to an IP Contract listed in Section 4.18(a) of the Company Disclosure Schedule, has the valid right to use the Intellectual Property necessary for or used in the conduct of its business (collectively, “Company Intellectual Property”), in each case free and clear of all Liens.    To the Knowledge of the Company, no officer or employee of the Company or any of its Subsidiaries is subject to any agreement with any other Person which requires such officer or employee to assign any interest in any Intellectual Property that relates to the business of the Company or any of its Subsidiaries to any Persons other than the Company or its Subsidiaries.    To the Knowledge of the Company, all of the Company Intellectual Property is valid and enforceable.    To the Knowledge of the Company, there are no ongoing and uncured material breaches or defaults of, or any disputes concerning, any of the IP Contracts.

(d) Key Product Registered or Licensed Intellectual Property and Trade Secrets related to Key Products.

(i) Section 4.18(d) of the Company Disclosure Schedule sets forth a complete and accurate list of all Key Product Registered or Licensed Intellectual Property.    The Company or one of its Subsidiaries is the sole and exclusive owner and has the valid right to use the Key Product Registered or Licensed Intellectual Property.    The Key Product Registered or Licensed Intellectual Property is valid and enforceable.    There are no facts, proceedings, claims or challenges that cause or would cause any Key Product Registered or Licensed Intellectual Property or any Trade Secrets related to Key Products to be invalid or unenforceable, or challenge the Company’s or its Subsidiaries’ rights therein.    All necessary registration, maintenance and renewal fees in respect of the issuances and registrations of, and applications for, Key Product Registered or Licensed Intellectual Property have been paid and all necessary documents and certificates have been filed with the relevant Governmental Entities for the purpose of maintaining such Key Product Registered or Licensed Intellectual Property.    No act has been done or omitted to be done by the Company, nor any of its Subsidiaries, which has, had or could have the effect of impairing or dedicating to the public, or entitling any Person to cancel, forfeit, modify or consider abandoned, any Key Product Registered or Licensed Intellectual Property or any Trade Secrets related to Key Products, or give any Person any rights with respect thereto.

(ii) None of the Key Products, nor any of the Company’s or any of its Subsidiaries activities with respect thereto, infringes, misappropriates, or violates, or has infringed, misappropriated, or violated, any Intellectual Property of any Person, and neither the Company nor any of its Subsidiaries have received any written notice or are subject to any pending proceedings claiming or alleging such.    No proceedings or claims are pending in which the Company or any of its Subsidiaries alleges that any Person is infringing, misappropriating or otherwise violating any Key Product Registered or Licensed Intellectual Property.

(e) Other Registered or Licensed Intellectual Property and Trade Secrets unrelated to Key Products.

(i) Section 4.18(e) of the Company Disclosure Schedule sets forth a complete and accurate list of all Other Registered or Licensed Intellectual Property.    To the Knowledge of the Company, the Other Registered or Licensed Intellectual Property is valid and enforceable.    To the Knowledge of the Company, there are no facts, proceedings, claims or challenges that cause or would cause any Other Registered or Licensed Intellectual Property or any Trade Secrets unrelated to Key Products to be invalid or unenforceable, or challenging the Company’s or its Subsidiaries’ rights therein.    To the Knowledge of the Company, all necessary registration, maintenance and renewal fees in respect of the Other Registered or Licensed Intellectual Property have been paid and all necessary documents and certificates have been filed with the relevant Governmental Entities for the purpose of maintaining such Other Registered or Licensed Intellectual Property.    To the Knowledge of the Company, no act has been done or omitted to be done by the Company, nor any of its Subsidiaries, which has, had or could have the effect of impairing or dedicating to the public, or entitling any Person to cancel, forfeit, modify or consider abandoned, Other Registered or Licensed Intellectual Property or any Trade Secrets unrelated to Key Products, or give any Person any rights with respect thereto.

(ii) Subject to Section 4.18(d)(ii), to the Knowledge of the Company, none of the Company, its Subsidiaries or any of their respective current activities, products or services infringes, misappropriates, or violates, or has infringed, misappropriated, or violated, any Intellectual Property of any Person, and neither the Company nor any of its Subsidiaries have received any written notice or are subject to any pending proceedings claiming or alleging such.    To the Knowledge of the Company, no proceedings or claims are pending in which the Company or any of its Subsidiaries alleges that any Person is infringing, misappropriating or otherwise violating any Intellectual Property that is owned by or exclusively licensed to the Company or any of its Subsidiaries.

(f) The consummation of the transactions contemplated by this Agreement will not (i) result in the loss of, or otherwise adversely affect, any rights of the Company or any of its Subsidiaries in any Company Intellectual Property, (ii) grant or require Parent, the Company or any Subsidiary to grant to any Person any rights with respect to any Intellectual Property, (iii) subject the Company or any of its Subsidiaries to any increase in royalties or other payments in respect of any Company Intellectual Property, (iv) diminish any royalties or other payments the Company or its Subsidiaries would otherwise be entitled to in respect of any Company Intellectual Property, or (v) result in the breach or, by the terms of such IP Contract, termination of any IP Contract.

(g) The Company and its Subsidiaries take and have taken reasonable measures to maintain the confidentiality of their Trade Secrets, including enforceable written confidentiality agreements.

(h) To the Knowledge of the Company, (A) the Company and its Subsidiaries are in material compliance with all applicable Laws regarding the collection, use and protection of personal information and with the Company’s and its Subsidiaries’ published privacy and data security policies and procedures, and (B) no Person has gained unauthorized access to or made any unauthorized use of any personal information maintained by the Company or any of its Subsidiaries.

Section 4.19 Information Technology.    Section 4.19 of the Company Disclosure Schedule sets forth a true and complete list and description of all Software used by the Company or any of its Subsidiaries, other than OTS Software Licenses.    All such Software used principally for regulatory, biologics manufacturing, human resources and financial purposes (“Specified Software”) is functional and is free from any material software defect and does not contain any Unauthorized Code.    The Company and each of its Subsidiaries has made back-ups of all material data processed by such Specified Software.    None of the Specified Software owned by, or developed by or for the benefit of, the Company or any of its Subsidiaries contains or requires use of any “open source” code, shareware or other software that is made generally available to the public without requiring payment of fees or royalties or that does or may require disclosure or licensing to any other Person of any Software or any other Intellectual Property owned or developed by or on behalf of the Company or any of its Subsidiaries, except as would not have a material adverse effect on the Company and its Subsidiaries.

Section 4.20 Regulatory Compliance.

(a) To the Knowledge of the Company, all Pharmaceutical Products that are subject to the jurisdiction of the FDA or comparable Governmental Entities in other jurisdictions are being developed, labeled, stored, tested, marketed, promoted and distributed in material compliance with all applicable requirements under any Drug or Health Law, including those relating to investigational use, premarket clearance and applications or abbreviated applications to market a new Pharmaceutical Product, except for such manufacturing operations by or for the benefit of Lilly ICOS LLC.

(b) To the Knowledge of the Company, all clinical trials relating to Pharmaceutical Products conducted by or, on behalf of the Company and its Subsidiaries have been, and are being, conducted in material compliance with the requirements the FDA’s Good Clinical Practice regulations, and all applicable similar requirements in other jurisdictions, and all requirements relating to protection of human subjects under any applicable Drug or Health Laws.

(c) To the Knowledge of the Company, all manufacturing operations relating to Pharmaceutical Products and conducted by the Company and its Subsidiaries have been and are being, to the extent required by Law, conducted in material compliance with FDA’s current Good Manufacturing Practice regulations for drug products and all applicable similar foreign regulatory requirements of any Governmental Entity, except for such manufacturing operations by or for the benefit of Lilly ICOS LLC. In addition, the Company and its Subsidiaries are in compliance with all registration and listing requirements with respect to manufacturing operations relating to Pharmaceutical Products (other than as is related to Key Products) by the Company and its Subsidiaries under any applicable Drug or Health Laws (it being understood that for purposes of this Section 4.20(c), the proviso set forth in the definition of Pharmaceutical Products shall be disregarded).

(d) To the Knowledge of the Company, neither the Company, nor any of its Subsidiaries, has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke “Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities” or for any other comparable Governmental Entity to invoke substantially similar policies.    Neither the Company, nor any of its Subsidiaries, nor to the Knowledge of the Company, any officer, key employee or agent of the Company or any of its Subsidiaries, has been convicted of any crime or engaged in any conduct that has resulted, or would reasonably be expected to result, in debarment under applicable Law.

Section 4.21 Properties.

(a) Each of the Company and its Subsidiaries has (i) good and valid title to all of the properties and assets reflected as owned on the most recent balance sheet of the Company contained in the Company SEC Documents, except for properties or assets that have been sold or disposed of in the ordinary course of business since the date of such balance sheet, free and clear of any Liens, except for Permitted Liens, and (ii) a valid leasehold interest or other comparable Contract of use in all properties and assets reflected as leased on such balance sheet, except for such leases terminated in the ordinary course of business since the date of such balance sheet, free and clear of any Liens, except for Permitted Liens.    The Company or one of its Subsidiaries, as applicable, enjoys peaceful and undisturbed possession under all Personal Property Leases and Real Property Leases.

(b) Section 4.21(b) of the Company Disclosure Schedule lists all real property owned by the Company or any of its Subsidiaries (the “Owned Real Properties”).    The Company and its Subsidiaries have good and marketable and insurable title to the Owned Real Properties, free and clear of all Liens, except for Permitted Liens.

(c) Except as would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, (i) All Personal Property Leases and Real Property Leases are valid and binding on the Company or any of its Subsidiaries party thereto and, to the Knowledge of the Company, each other party thereto, (ii) all Personal Property Leases and Real Property Leases are in full force and effect, (iii) each of the Company and its Subsidiaries has performed in all respects all obligations required to be performed by it under the Personal Property Leases and Real Property Leases and (iv) to the Knowledge of the Company, each other party to a Real Property Lease or Personal Property Lease has performed in all respects all obligations required to be performed by it under such Real Property Lease or Personal Property Lease.    Neither the Company nor any of its Subsidiaries has Knowledge of any default or any event which, with the giving of notice of lapse of time or both, would be an event of default by the lessee or licensee thereunder, except as would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) There is no pending action in respect of, or arising out of, any Real Property Lease and no party to a Real Property Lease has given any notice to the Company or any its Subsidiaries for the purpose of terminating or threatening to terminate such Real Property Lease, and no lessor or sublessor under any Real Property Lease has given any notice to the Company or any of its Subsidiaries for the purpose of terminating or threatening to terminate any right of first refusal (or right of first offer) to lease or purchase, any lease expansion right, or any similar right now existing under the Real Property Leases.

(e) This Section 4.21 does not relate to representations and warranties concerning Company Intellectual Property, which are exclusively the subject of Section 4.18.

Section 4.22 Absence of Indemnifiable Claims, etc.    As of the date of this Agreement, there are no pending claims of any director, officer or employee of the Company or its Subsidiaries seeking indemnification from the Company or its Subsidiaries under applicable Law, the Company Charter Documents or similar organizational documents of its Subsidiaries, any insurance policy maintained by the Company or its Subsidiaries or any Contract.

Section 4.23 Opinion of Financial Advisor.    The Company has received the opinion of Merrill Lynch & Co. (the “Company Financial Advisor”), dated the date of this Agreement, to the effect that, as of the date of this Agreement, the Merger Consideration to be received by the holders of the Company Shares pursuant to the Merger is fair from a financial point of view to the holders of such shares, and a complete and correct signed copy of such opinion will be made available to Parent.

Section 4.24 Board Approval.    The Board of Directors of the Company, at a meeting duly called and held, has by unanimous vote (a) determined that this Agreement, and the transactions contemplated hereby and thereby are advisable, fair to and in the best interests of the shareholders of the Company, (b) approved this Agreement and (c) recommended that the plan of merger contained in this Agreement and the transactions contemplated hereby be adopted by the holders of Company Shares.

Section 4.25 Voting Requirements.    The affirmative vote of holders of at least a majority of the outstanding Company Shares at the meeting of the Company’s shareholders to be held in connection with the Merger (the “Company Shareholder Meeting”) or any adjournment or postponement thereof to adopt this Agreement is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the transactions contemplated hereby.

Section 4.26 Brokers and Finders.    No broker, investment banker, financial advisor or other Person, other than the Company Financial Advisor, the fees and expenses of which will be paid by the Company (as reflected in an agreement between such firm and the Company, a copy of which has been delivered to Parent), is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

Section 4.27 Information Supplied.    None of the information included or incorporated by reference in the Proxy Statement will, at the date it is first mailed to the Company’s shareholders or at the time of the Company Shareholder Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement.    The Proxy Statement will comply as to form in all material respects with the applicable requirements of the Exchange Act.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as follows:

Section 5.1 Organization.    Each of Parent and Merger Sub (i) is a corporation duly incorporated and validly existing and in good standing under the Laws of the jurisdiction of its organization, (ii) has all corporate powers and authority necessary to own, lease and operate its properties and assets and to carry on its business as now conducted and (iii) is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes such qualification necessary, except, in the case of (ii) and (iii), where the failure to have the same or so qualify would not be reasonably likely, individually or in the aggregate, to prevent or materially delay performance by Parent or Merger Sub of any of its material obligations under this Agreement.

Section 5.2 Authority.    Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.    The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent and Merger Sub are necessary to authorize this Agreement or to consummate such transactions.    This Agreement has been duly executed and delivered by Parent and Merger Sub, as the case may be, and constitutes a valid and binding obligation of each of Parent and Merger Sub enforceable against them in accordance with its terms, subject to the Bankruptcy and Equity Exception, and assuming that this Agreement is a valid and binding obligation of the Company.

Section 5.3 Consents and Approvals; No Violations.

(a) The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement do not and will not require any filing or registration with, notification to, or authorization, permit, consent or approval of, or other action by or in respect of, any Governmental Entities other than (i) the filing of the Articles of Merger as contemplated by Article II hereof, (ii) compliance with any applicable requirements of the HSR Act or antitrust or competition Laws of any other applicable jurisdiction, (iii) any filings required under the rules and regulations of the New York Stock Exchange, and (iv) compliance with any applicable requirements of the Securities Act, the Exchange Act and state securities and “blue sky” Laws.

(b) The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement do not and will not (i) conflict with or result in any breach of any provision of the articles of incorporation or bylaws of Parent or the articles of incorporation or bylaws of Merger Sub; (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, amendment, cancellation, acceleration or loss of benefits under, or result in the creation of any Lien upon any of the properties or assets of Parent or Merger Sub or any of their Subsidiaries under, any of the terms, conditions or provisions of any Contract to which Parent or Merger Sub or any of their Subsidiaries is a party or by which any of its properties or assets may be bound; or (iii) violate any Order or Law applicable to Parent or Merger Sub, any of their Subsidiaries or any of their properties or assets, except, in the case of clause (ii) above, for any violations, breaches, defaults, terminations, amendments, cancellations, accelerations, losses or creations that would not be reasonably likely, either individually or in the aggregate, to prevent or materially delay the performance by Parent or Merger Sub of any of its material obligations under this Agreement.

Section 5.4 Information Supplied.    None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will (except to the extent revised or superseded by amendments or supplements contemplated hereby), at the date the Proxy Statement is first mailed to the Company’s shareholders or at the time of the Company Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 5.5 Financing.    Parent has, or will have, sufficient funds available to consummate the transactions contemplated hereby.

ARTICLE VI

COVENANTS

Section 6.1 Covenants of the Company.    Until the Effective Time, the Company shall, and shall cause its Subsidiaries to, (i) conduct their business in the ordinary course, (ii) use reasonable efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees and preserve their relationships with customers, suppliers and others having business dealings with the Company and its Subsidiaries and (iii) use reasonable efforts to protect the Company Intellectual Property; provided, however, that nothing contained in this Section 6.1 shall apply to the activities of Lilly ICOS LLC, except as otherwise set forth in 6.1(p).    Without limiting the generality of the foregoing, except as permitted in this Agreement, or as disclosed in the Company Disclosure Schedule, or as otherwise expressly consented to in writing by Parent, which consent shall not be unreasonably withheld, from the date hereof until the Effective Time:

(a) Dividends; Changes in Stock.    The Company shall not, and shall not permit any of its Subsidiaries to, (i) declare or pay any dividends on, or make other distributions in respect of any of, its capital stock (except for dividends by a wholly owned Subsidiary of the Company to its parent), (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) repurchase, redeem or otherwise acquire, or modify or amend, any shares of capital stock of the Company or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, except in the case of clause (iii), pursuant to the forfeiture or repurchase provisions of the Company Options, Restricted Stock Awards and Restricted Unit Awards or pursuant to the exercise or tax withholding provisions of the Company Options, Restricted Stock Awards and Restricted Unit Awards.

(b) Issuance of Securities.    The Company shall not, and shall not permit any of its Subsidiaries to, issue, deliver, sell, pledge or encumber, or authorize or agree to the issuance, delivery, sale, pledge or encumbrance of, any shares of its capital stock or any other security (or any right to acquire such capital stock or other security) other than the issuance of Company Shares upon the exercise of Company Options, conversion of the Convertible Subordinated Notes, or pursuant to Restricted Unit Awards and in accordance with the terms of such Company Options, Convertible Subordinated Notes or Restricted Unit Awards, as the case may be.

(c) Governing Documents.    Except to the extent required to comply with its obligations hereunder or with applicable Law, the Company shall not amend the Company Charter Documents and shall cause each of its Subsidiaries not to amend its similar organizational or governance documents.

(d) Company Rights Agreement; Consequences if Rights Triggered.    The Board of Directors of the Company shall not (i) amend the Company Rights Agreement, (ii) redeem the Company Rights or (iii) take any action with respect to, or make any determination under, the Company Rights Agreement.

(e) No Acquisitions.    The Company shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire by merger or consolidation, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof.    The Company shall not, and shall not permit any of its Subsidiaries to, otherwise acquire or agree to acquire any other assets other than in the ordinary course of business.

(f) No Dispositions.    The Company shall not, and shall not permit any of its Subsidiaries to, sell, lease, license or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets (including capital stock of Subsidiaries of the Company), excluding the disposition of assets set forth in Section 6.1(f) of the Company Disclosure Schedule.    This Section 6.1(f) does not relate to covenants concerning Company Intellectual Property, which are exclusively the subject of Section 6.1(l).

(g) Investments; Indebtedness.    The Company shall not, and shall not permit any of its Subsidiaries to, (i) make any loans, advances or capital contributions to, or investments in, any other Person, other than loans or investments by the Company or a wholly owned Subsidiary of the Company to or in the Company or any wholly owned Subsidiary of the Company or (ii) incur any additional indebtedness for borrowed money or guarantee any such indebtedness of another Person other than a guaranty by the Company on behalf of one of its Subsidiaries, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing.

(h) Accounting Matters.    Except as disclosed in the Company Filed SEC Documents or as required by a Governmental Entity, the Company shall not change its methods of accounting in effect at December 31, 2005, except as required by changes in GAAP as agreed to by the Company’s independent public accountants or as may be required by applicable Law.

(i) Capital Expenditures.    The Company shall not, and shall not permit any of its Subsidiaries to, make or agree to make any new capital expenditure or expenditures, other than in conformance with, and in amounts not to exceed, the proposed capital expenditures for periods subsequent to the date hereof set forth on the capital expenditure budget set forth in Section 6.1(i) of the Company Disclosure Schedule.

(j) Discharge of Liabilities and Litigation.    The Company shall not, and shall not permit any of its Subsidiaries to, pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), except for such payments, discharges, settlements or satisfactions done in the ordinary course of business consistent in amount and kind with past practice.    Notwithstanding the foregoing, the Company shall not, and shall not permit any of its Subsidiaries to, settle or compromise any litigation; provided, however, that the Company may settle or compromise litigation (other than litigation involving any Company Intellectual Property or litigation that is the subject of Section 6.9 hereof) which provides for the payment or receipt by the Company or any of its Subsidiaries of less than $2,500,000 in a single payment or series of payments.

(k) Material Contracts.    Except as otherwise set forth in this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to, (i) enter into, renew, modify, amend, terminate or cancel, or waive, release or assign any rights or claims under, any Contract that is or, if applicable, would be, a Material Contract or (ii) enter into, renew, modify or amend any Contracts (other than those described in clause (i)) which are not terminable by the Company and its Subsidiaries on less than 30 days’ notice without penalty to the Company or such Subsidiary, involving payment obligations from and after the Closing Date (after giving effect to any reduction in payment obligations under such Contracts upon a proper termination of such Contracts in accordance with their terms) in excess of $1,500,000 in the aggregate.    This Section 6.1(k) does not relate to covenants concerning Company Intellectual Property, which are exclusively the subject of Section 6.1(l).    This Section 6.1(k) does not relate to covenants concerning the compensation or benefits of any director, officer, employee or consultant, which are exclusively the subject of Section 6.1(n).

(l) Intellectual Property.    The Company shall not, and shall not permit any of its Subsidiaries to, (i) sell, assign, license, sublicense, encumber, impair, abandon or fail to maintain any Company Intellectual Property, (ii) grant, extend, amend, waive or modify any rights in or to the Company Intellectual Property, (iii) fail to diligently prosecute the Company’s and its Subsidiaries’ Patent applications, (iv) divulge, furnish to or make accessible any Trade Secrets of the Company or any of its Subsidiaries to any Person who is not subject to an enforceable written agreement to maintain the confidentiality of such Trade Secrets, (v) enter into any IP Contract other than routine confidentiality agreements or material transfer agreements that would not result in the grant to the Company or any of its Subsidiaries any right or license in the Intellectual Property of another Person, or obligate the Company or any of its Subsidiaries to spend or commit any funds or commit any of the Company’s, or any of its Subsidiaries’, personnel or facilities to carry out obligations under any such agreement, or (vi) amend, assign, terminate or fail to exercise a right of renewal or extension under any IP Contract.

(m) Regulatory Compliance.    The Company and its Subsidiaries shall continue to make all material reports that are required to be made, maintained and reported pursuant to any requirements of Law. The parties agree to use their reasonable efforts to take any other actions required by the FDA or any other Governmental Entity in connection with the consummation of the transactions contemplated by this Agreement.

(n) Benefits Changes.    The Company shall not, and shall not permit any of its Subsidiaries to, (i) increase the compensation or benefits of any director, officer, employee or consultant, except pursuant to contractual arrangements set forth in Schedule 6.1(n), (ii) adopt any new employee benefit plan, program or arrangement or any amendment to an existing Benefit Plan other than as required to comply with applicable Law or tax qualification requirement (including, without limitation, Section 409A of the Code), (iii) hire any Person for employment with the Company or any of its Subsidiaries, except for the hiring of an individual for employment in a position that has become vacant after the date hereof, provided that the aggregate number of employees of the Company does not increase from such number existing as of the date of this Agreement, (iv) enter into any consulting agreement with any consultant providing for payments in excess of $100,000, (v) accelerate the payment of compensation or benefits to any director, officer, employee or consultant, (vi) enter into any compensation, severance, retention or change of control arrangement with any employee, consultant, officer or director of the Company or any of its Subsidiaries, except in conformance with past practices of the Company with respect to employees hired after the date of this Agreement in conformance with this Section 6.1(n), or as otherwise expressly permitted pursuant to the terms of this Agreement or (vii) grant any stock option or other equity awards to any director, officer, employee or consultant, except for automatic grants made to outside directors.

(o) Transactions with Affiliates.    The Company shall not, and shall not permit any of its Subsidiaries to, enter into any transaction with any of its affiliates other than pursuant to arrangements in effect on the date hereof.

(p) Lilly ICOS LLC Matters.    The Company and its Subsidiaries shall comply with the terms, conditions and procedures set forth in (i) the Limited Liability Company Agreement of Lilly ICOS LLC between

Eli Lilly and Company and ICOS Corporation, dated September 30, 1998, as amended by Amendment No. 1 dated September 1, 1999, Amendment No. 2 dated March 8, 2002 and Amendment No. 3 dated March 4, 2002; (ii) the Amended and Restated Marketing and Sales Service Agreement, dated January 1, 2003, by and among Lilly ICOS LLC, Eli Lilly and Company and ICOS Corporation (assigned to ICOS Technology Services LLC); and (iii) the Research and Development Service Agreement, dated September 30, 1998, by and among Lilly ICOS LLC, Eli Lilly and Company and ICOS Corporation.

(q) General.    The Company shall not, and shall not permit any of its Subsidiaries to, authorize any of, or announce an intention, commit or agree to take any of, the foregoing actions.

Section 6.2 Covenants of Parent and Merger Sub.    Neither Parent nor Merger Sub nor any of their respective Subsidiaries shall take any action, or omit to take any action, where the express intention of such action or omission is to prevent, materially delay or impede the consummation of the Merger or the other transactions contemplated by this Agreement.

Section 6.3 No Solicitation.

(a) The Company shall, and shall cause its Subsidiaries, and its and their officers, directors, employees, financial advisors, attorneys, accountants and other advisors, representatives and agents to, immediately cease and cause to be terminated immediately any discussions or negotiations with any parties that may be ongoing with respect to, or that could reasonably be expected to lead to, a Takeover Proposal.    The Company shall not, nor shall it authorize or permit any of its Subsidiaries, and its and their officers, directors and employees to, and it shall use reasonable best efforts not to permit any of its and its Subsidiaries’ financial advisors, external attorneys, external accountants and other external advisors, representatives and agents (together with its Subsidiaries, and its and their officers, directors and employees, “Representatives”), to (i) directly or indirectly solicit, initiate, encourage, or take any other action to knowingly facilitate (including by way of furnishing information) any Takeover Proposal, (ii) initiate or participate in any way in any negotiations or discussions regarding, or furnish or disclose to any Person (other than a party to this Agreement) any information with respect to, or take any other action to knowingly facilitate or in furtherance of any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any Takeover Proposal or (iii) grant any waiver or release under any standstill or any similar agreement with respect to any class of the Company’s equity securities; provided, however, at any time prior to obtaining the Company Shareholder Approval, in response to a bona fide written Takeover Proposal that the Board of Directors of the Company determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes or could reasonably be expected to lead to a Superior Proposal, and which Takeover Proposal was not solicited after the date hereof and was made after the date hereof and did not otherwise result from a breach of this Section 6.3, the Company may, if its Board of Directors determines in good faith (after consulting with outside counsel) that it is required to do so in order to comply with its fiduciary duties to the shareholders of the Company under applicable Law, and subject to compliance with Section 6.3(b), (i) furnish information with respect to the Company and its Subsidiaries to the Person making such Takeover Proposal (and its representatives) pursuant to a customary confidentiality agreement not less restrictive of such Person than the Confidentiality Agreement, provided that all such information has previously been provided to Parent or is provided to Parent prior to or substantially concurrent with the time it is provided to such Person, and (ii) participate in discussions or negotiations with the Person making such Takeover Proposal (and its representatives) regarding such Takeover Proposal.

(b) Neither the Board of Directors of the Company nor any committee thereof shall (i) (A) withdraw (or modify in a manner adverse to Parent), or publicly propose to withdraw (or modify in a manner adverse to Parent), the approval, recommendation or declaration of advisability by such Board of Directors or any such committee thereof of this Agreement, the Merger or the other transactions contemplated by this Agreement or (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Takeover Proposal (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”) or (ii) approve or recommend, or propose to approve or recommend, or allow the Company or any of its

Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, or that is intended to or would reasonably be expected to lead to, any Takeover Proposal (other than a confidentiality agreement referred to in Section 6.3(a)).    Notwithstanding the foregoing, at any time prior to obtaining the Company Shareholder Approval, the Board of Directors of the Company may (A) make a Company Adverse Recommendation Change in response to a Superior Proposal or an Intervening Event if such Board of Directors determines in good faith (after consultation with a financial advisor of nationally recognized reputation and outside counsel) that it is required to do so in order to comply with its fiduciary duties to the shareholders of the Company under applicable Law and/or (B) upon termination of this Agreement in accordance with Section 8.1(c)(ii) and concurrent payment of the Termination Fee in accordance with Section 8.4(a), approve and enter into an agreement relating to a Takeover Proposal that constitutes a Superior Proposal; provided, however, that (x) the Company shall not take any action set forth in clauses (A) or (B) of this sentence until after the fifth Business Day following Parent’s receipt of written notice (a “Notice”) from the Company advising Parent that the Board of Directors of the Company intends to take such action and specifying the reasons therefor, including the terms and conditions of any Superior Proposal and, if applicable in the case of clause (A), information describing such Intervening Event in reasonable detail, that is the basis of the proposed action by the Board of Directors (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal or material change in such Intervening Event shall require a new Notice and a new five Business Day period); (y) during such five Business Day period the Company shall negotiate with Parent in good faith to make such adjustments to the terms and conditions of this Agreement as would enable the Company to proceed with its recommendation of this Agreement and not take any action set forth in clauses (A) or (B) of this sentence and (z) the Company shall not take any action set forth in clauses (A) or (B) of this sentence if, prior to the expiration of such five Business Day period, Parent makes a proposal to adjust the terms and conditions of this Agreement that the Company’s Board of Directors determines in good faith (after consultation with its financial advisors) to be at least as favorable as the Superior Proposal or, if applicable in the case of clause (A), the Intervening Event.

(c) The Company agrees that in addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 6.3, within 24 hours of the Company’s Knowledge of receipt thereof, the Company shall advise Parent orally and in writing of any request for information or any Takeover Proposal, or any inquiry, discussions or negotiations with respect to any Takeover Proposal and the terms and conditions of such request, Takeover Proposal, inquiry, discussions or negotiations and the Company shall promptly provide to Parent copies of any written materials received by the Company in connection with any of the foregoing, and the identity of the Person or group making any such request, Takeover Proposal or inquiry or with whom any discussions or negotiations are taking place.    The Company agrees that it shall keep Parent informed in all material respects of the status and terms (including amendments or proposed amendments) of any such request, Takeover Proposal or inquiry and shall keep Parent informed as to the details of any information provided by the Company, unless such information has been previously provided to Parent.

(d) Nothing contained in this Section 6.3 shall prohibit the Company from taking and disclosing to its shareholders a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act; provided, however, that in no event shall the Company or its Board of Directors or any committee thereof take, or agree or resolve to take, any action prohibited by Section 6.3(b).

(e) The Company agrees that immediately following the execution of this Agreement it shall request each Person which has heretofore executed a confidentiality agreement in connection with such Person’s consideration of acquiring the Company to return or destroy (which destruction shall be certified in writing by an executive officer of the Company) all confidential information heretofore furnished to such Person by or on its behalf.

Section 6.4 Company Shareholder Meeting; Preparation of the Proxy Statement.

(a) The Company shall, as promptly as practicable following the execution of this Agreement, establish a record date for, duly call, give notice of, convene and hold the Company Shareholder Meeting.    Subject to

Sections 6.3(b) and 6.3(d), the Company shall, through its Board of Directors, recommend to its shareholders adoption of this Agreement and shall include such recommendation in the Proxy Statement.    Without limiting the generality of the foregoing, the Company’s obligations pursuant to the first sentence of this Section 6.4(a) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Takeover Proposal or (ii) any Company Adverse Recommendation Change.

(b) As promptly as practicable following the date of this Agreement, the Company shall prepare and file with the SEC the preliminary Proxy Statement and shall cause the mailing of the definitive Proxy Statement to the shareholders of the Company to occur as promptly as reasonably practicable following clearance of the Proxy Statement by the SEC.    Each of the Company and Parent shall furnish all information concerning such Person to the other as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement.    The Company shall promptly notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall provide Parent with copies of all correspondence between it and its Representatives, on the one hand, and the SEC and its staff, on the other hand.    Each of the Company and Parent shall use its reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement.    Notwithstanding any of the foregoing sentences in this paragraph, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Parent an opportunity to review and comment on such document or response, (ii) shall take into good faith consideration all comments reasonably proposed by Parent and (iii) shall not file such document prior to receiving the approval of Parent, which approval shall not be unreasonably withheld or delayed.    If at any time prior to the Company Shareholder Meeting, any information relating to the Company, Parent or any of their respective affiliates, officers or directors, should be discovered by the Company or Parent that should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be filed with the SEC by the Company and, to the extent required by applicable Law, disseminated to the shareholders of the Company.

Section 6.5 Access to Information.

(a) Subject to applicable Laws, the Company shall, and shall cause each of its Subsidiaries to, afford to Parent and its officers, employees, accountants, counsel, agents and other Representatives reasonable access to all of the properties, personnel, books and records of the Company and its Subsidiaries (including Tax Returns filed and those in preparation, workpapers and other items relating to Taxes) during normal business hours and upon reasonable notice, and shall furnish all information concerning the business, properties and personnel of the Company and its Subsidiaries as Parent may reasonably request.

(b) All such information provided or received by Parent and its Representatives shall be kept confidential in accordance with the terms of the Confidentiality Agreement; provided, however, notwithstanding anything contained in this Agreement or the Confidentiality Agreement to the contrary, the parties (and each employee, representative, or other agent of the parties) may disclose to any and all Persons, without limitation of any kind, the tax treatment and any facts that may be relevant to the tax structure of the Merger beginning on the date of this Agreement, provided, however, that no party (nor any Representative thereof) may disclose any other information that is not relevant to understanding the tax treatment and tax structure of the transaction (including the identity of any party and any information that could lead another to determine the identity of any party), or any other information to the extent that such disclosure could result in a violation of any federal or state securities Law.

Section 6.6 Reasonable Best Efforts.

(a) Each of the parties hereto shall use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement as promptly as practicable including (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the transactions contemplated by this Agreement and the taking of such reasonable actions as are necessary to obtain any requisite approvals, consents, Orders, exemptions or waivers by any third party or Governmental Entity, including filings pursuant to the HSR Act and (ii) using reasonable efforts to cause the satisfaction of all conditions to Closing.    Each party shall promptly consult with the other with respect to, provide any necessary information with respect to and provide the other (or its counsel) copies of, all filings made by such party with any Governmental Entity or any other information supplied by such party to a Governmental Entity in connection with this Agreement and the transactions contemplated by this Agreement.

(b) For the avoidance of doubt and notwithstanding anything to the contrary contained in this Agreement, nothing in this Agreement shall require or be construed to require Parent to offer or agree to enter into any agreements, including agreements to sell, license or otherwise dispose of, or hold separate or otherwise divest itself of, waive any rights or agree to any limitation on, all or any portion of the businesses or assets of Parent or any of its Subsidiaries or of the Company or any of its Subsidiaries; provided, however, that Parent and its Subsidiaries (other than Lilly ICOS LLC) shall commit to any and all divestitures, licenses, or hold separate or similar arrangements with respect to the assets of the Company and its Subsidiaries (other than Lilly ICOS LLC) that do not relate to the business or operations of Lilly ICOS LLC as a condition to obtaining any and all approvals from any Governmental Entity in order to consummate and make effective, as promptly as practicable, but in no event later than the Termination Date, the Merger and the other transactions contemplated hereby.    The Company shall agree if, but solely if, requested by Parent to divest, hold separate or otherwise take or commit to take any action with respect to the businesses, services, or assets of the Company or any of its Subsidiaries in furtherance of this Section 6.6(b); provided, however, that any such action may be conditioned upon the consummation of the Merger.

(c) Each party hereto shall promptly inform the others of any communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement.    If any party or affiliate thereof receives a request for additional information or documentary material from any such Governmental Entity with respect to the transactions contemplated by this Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request.

Section 6.7 State Anti-Takeover Statutes.    The Company and its Board of Directors shall (i) take all reasonable action necessary to ensure that no state anti-takeover statute or similar statute or regulation is or becomes applicable to this Agreement, or the transactions contemplated by this Agreement and (ii) if any state anti-takeover statute or similar statute becomes applicable to this Agreement or the transactions contemplated by this Agreement, take all reasonable action necessary to ensure that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement or the transactions contemplated by this Agreement.

Section 6.8 Indemnification; Insurance.

(a) Parent agrees that, from and after the Effective Time, it will indemnify and hold harmless each present and former director and officer of the Company and member of the board of managers of Lilly ICOS LLC (when acting in such capacity), determined as of the Effective Time (the “Indemnified Parties”), in respect of acts or omissions in their capacity as such, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under the WBCA and the Company Charter Documents in effect on the date hereof to indemnify such Person (and Parent shall also advance expenses as incurred to the fullest extent permitted under applicable Law; provided, that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by a court of competent jurisdiction that such Person is not entitled to indemnification).

(b) Any Indemnified Party wishing to claim indemnification under Section 6.8(a), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof, but the failure to so notify shall not relieve Parent of any obligation hereunder except to the extent that Parent is actually prejudiced by such failure to give notice.    In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Parent or the Surviving Corporation shall have the right to assume the defense thereof and Parent shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Parent or the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between Parent or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Parent or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that Parent shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction, (ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) Parent shall not be liable for any settlement effected without its prior written consent; and provided, further, that Parent shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

(c) For six (6) years after the Effective Time, Parent shall cause the Surviving Corporation to maintain (directly or indirectly through the Company’s existing insurance programs) in effect the Company’s current directors’ and officers’ liability insurance (“D&O Insurance”) in respect of acts or omissions occurring at or prior to the Effective Time, covering each Person currently covered by the Company’s directors’ and officers’ liability insurance policy (a complete and accurate copy of which has been heretofore delivered to Parent), on terms with respect to such coverage and amounts no less favorable than those of such policy in effect on the date hereof (provided that, such terms are commercially available in the market); provided, however, that Parent may (i) substitute therefor policies of Parent containing terms with respect to coverage (including as coverage relates to deductibles and exclusions) and amount no less favorable to such directors and officers or (ii) obtain such extended reporting period coverage under the Company’s existing D&O Insurance (to be effective as of the Effective Time) and the Company shall cooperate with Parent in doing so (including, without limitation, executing all documents and providing all information and materials reasonably necessary therefor); provided, further, that, in satisfying its obligation under this Section 6.8, neither the Company nor Parent shall be obligated to pay on an annual basis more than 300% of the last annual aggregate premium paid prior to the date of this Agreement by the Company to obtain such coverage.    It is understood and agreed that in the event such coverage on an annual basis cannot be obtained for 300% of the last annual aggregate premium paid prior to the date of this Agreement by the Company or less, Parent shall be obligated to provide the greatest coverage as may be obtained for such amount.

(d) If the Surviving Corporation or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations set forth in this Section 6.8 of the Surviving Corporation.

(e) The rights of each Indemnified Party under this Section 6.8 shall be in addition to any right such Person might have under the Company Charter Documents or the certificate of incorporation or by-laws of any of the Company’s Subsidiaries.    The provisions of this Section 6.8 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

Section 6.9 Certain Litigation.    The Company agrees that it shall not settle any litigation commenced after the date hereof against the Company or any of its directors by any shareholder of the Company relating to the Merger or this Agreement, without the prior written consent of Parent.    In addition, the Company shall not cooperate with any third party that may hereafter seek to restrain or prohibit or otherwise oppose the Merger and shall cooperate with Parent and Merger Sub to resist any such effort to restrain or prohibit or otherwise oppose the Merger.    Notwithstanding the foregoing, nothing in this Section 6.9 shall prohibit the Company from entering into settlement negotiations with a third party for the purpose of settling litigation that seeks to restrain or prohibit or otherwise oppose the Merger, which settlement has the purpose of removing such litigation as an impediment to the consummation of the transactions contemplated by this Agreement; provided, however, that the Company shall provide prior notice thereof to Parent and keep Parent fully informed of the status and terms of any such discussions.

Section 6.10 Notification of Certain Matters.    The Company shall give prompt notice to Parent of (a) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, (b) any Company Material Adverse Effect or the occurrence of any event or events which would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, or (c) the occurrence or existence of any event that results, or with the passage of time or otherwise, is reasonably likely to result, in the failure of the condition set forth in Section 7.2(a) of this Agreement; provided, however, that the delivery of notice pursuant to this Section 6.10 shall not limit or otherwise affect the remedies available hereunder to Parent.

Section 6.11 Tax Covenants.

(a) The Company shall prepare and file or cause to be prepared and filed in a manner consistent with past practice all Tax Returns (whether separate or consolidated, combined, group or unitary Tax Returns that include the Company or any of its Subsidiaries) that are required to be filed (with extensions) on or before the Closing Date.

(b) All Contracts or intercompany account systems under which the Company or any of its Subsidiaries may at any time have an obligation to indemnify for or share the payment of or liability for any portion of a Tax (or any amount calculated with reference to any portion of a Tax) shall be terminated with respect to the Company and each such Subsidiary on or prior to the Closing Date, and the Company and each such Subsidiary shall thereafter be released from any liability thereunder.

(c) Except as required by applicable Law, without obtaining Parent’s prior written consent, the Company shall not, and shall not permit any of its Subsidiaries to, make, change or revoke any election in respect of Taxes, file any amended Tax Return, adopt or change any accounting method or period in respect of Taxes, enter into any material closing agreement, settle any material claim or assessment in respect of Taxes, change any practice with respect to Taxes, consent to any extension or waiver of any statute of limitation applicable to any material claim or assessment in respect of Taxes or offer or agree to do any of the foregoing or surrender its rights to do any of the foregoing or to claim any refund in respect of Taxes.

(d) The Company shall furnish to Parent a certification in accordance with Treas. Reg. § 1.1445-2(c), and otherwise in form and substance reasonably satisfactory to Parent, certifying that an interest in the Company is not a real property interest because the Company is not and has not been a “United States real property holding corporation” (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

Section 6.12 Benefits and Other Employee Matters.

(a) The Company shall terminate the employment of employees of the Company or any of its Subsidiaries, effective immediately following the Effective Time, who have been designated for termination by Parent prior to the Effective Time.    The Company agrees to notify any such employees of such expected termination as soon as practicable after Parent’s notification to the Company of such designated termination (but in no case later than three days from such notification), whether or not Parent’s notification has provided the Company with sufficient time to comply with all notice periods required by applicable Law (including, without limitation the WARN Act).    The Company shall ensure that such notification complies with all provisions of applicable Law (including, without, limitation, the WARN Act), except to the extent that Parent has not notified the Company of the employees to be so terminated at least 65 days in advance of the Effective Time.    If Parent notifies the Company of the employees to be so terminated less than 65 days in advance of the Effective Time with respect to any employees entitled to notice under the WARN Act or any state law, the Company shall give as much notice as practicable, and Parent shall be responsible to provide pay and benefits in lieu of any portion of the required notice period that was not provided prior to the Effective Time.

(b) The Company and Parent agree, in good faith, to develop a mutually acceptable announcement to all employees affected by the transactions contemplated by this agreement regarding the Merger and associated employment matters.    In addition, the Company and Parent agree, in good faith, to establish a mutually acceptable protocol for meeting with the affected employees to deliver such announcement.    The Company will make no statements to the Company’s employees that are in any way materially inconsistent with the terms of this Agreement.

(c) For a period of one year from and after the Effective Time, Parent shall provide, or shall cause its Subsidiaries or the Surviving Corporation or its Subsidiaries to provide, base wages, salary and benefits to the employees of the Company or any of its Subsidiaries who continue to be employed by Parent, the Surviving Corporation or any of their Subsidiaries after the Effective Time (the “Company Employees”) that are comparable in the aggregate to the base wages, salary and benefits provided to the Company Employees immediately prior to the Effective Time.    The preceding sentence shall not preclude Parent, Surviving Corporation or their Subsidiaries from terminating the employment of any employee, subject to applicable severance obligations.

(d) For purposes of determining eligibility to participate, vesting and entitlement to benefits where length of service is relevant under any benefit plan or arrangement of Parent, the Surviving Corporation or any of their respective Subsidiaries providing benefits to any Company Employee after the Effective Time (other than benefit accrual under defined benefit pension plans) (collectively, the “New Plans”), the Company Employees shall receive service credit for service with the Company and its Subsidiaries (and any respective predecessors) to the same extent such service credit was granted under the Benefit Plans, except to the extent any such service credit would result in the duplication of benefits.    In addition and without limiting the generality of the foregoing: (i) each Company Employee shall be immediately eligible to participate, without any waiting time or satisfaction of any other eligibility requirements, in any and all New Plans to the extent that (A) coverage under such New Plan replaces coverage under a Benefit Plan in which such Company Employee participated immediately before the Effective Time (collectively, the “Old Plans”) and (B) such Company Employee has satisfied all waiting time and other eligibility requirements under the Old Plan being replaced by the New Plan; and (ii) for purposes of each New Plan, Parent shall cause (X) all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, and (Y) any expenses incurred by any Company Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.    The provisions of this Section 6.12(d) shall in no event apply to any employee of the Company or any of its Subsidiaries whose employment has been terminated and who later is rehired by Parent, the Surviving Corporation or any of their respective Subsidiaries.

(e) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, assume and honor in accordance with their terms all employment, severance and termination plans and agreements (including change in control provisions) identified on Section 6.12(e) of the Company Disclosure

Schedule with employees of the Company and its Subsidiaries provided such plans or agreements require by their terms that the Company require any successor to all or substantially all of its assets or business to expressly assume such plans or agreements.

(f) Each of the Parties agrees that the consummation of the transactions contemplated by this Agreement shall constitute a “change in control,” “change of control” or “corporate transaction” or other event of a similar nature for purposes of each plan, agreement, contract or arrangement identified in Section 6.12(f) of the Company Disclosure Schedule and each of the parties hereto and their respective Subsidiaries shall construe, interpret and administer each such plan, agreement, contract or arrangement in a manner consistent with such interpretation.

(g) No provision of this Agreement shall create any third-party beneficiary rights in any Company Employee, any beneficiary or dependent thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Company Employee by Parent, the Surviving Corporation or any of their Subsidiaries under any benefit plan which they may maintain.

(h) The Company shall provide to Parent, prior to the Effective Time, a list of employees the Company reasonably believes to be “specified employees” (within the meaning of Section 409A(a)(2)(B)(i) of the Code) of the Company as of the date of this Agreement.

ARTICLE VII

CONDITIONS

Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger.    The respective obligation of each party to effect the Merger shall be subject to the satisfaction of the following conditions:

(a) Company Shareholder Approval.    The Company Shareholder Approval shall have been obtained.

(b) No Injunctions or Restraints.    No Law or Order issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect.

(c) Governmental Consents and Approvals.    All necessary consents and approvals of any Governmental Entity required for the consummation of the transactions contemplated by this Agreement shall have been obtained, and any waiting period applicable to the consummation of the Merger under the HSR Act and any antitrust or competition Laws of any other applicable jurisdiction shall have expired or been terminated and all other foreign antitrust and competition approvals required to consummate the Merger shall have been obtained.

Section 7.2 Conditions to Parent and Merger Sub’s Obligation to Effect the Merger.    The obligation of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction of the following conditions, any one or more of which may be waived, in writing, by Parent:

(a) Representations Accurate.    Each of the representations and warranties of the Company contained in this Agreement shall be true and correct (without giving effect to any exception or qualification contained therein relating to materiality or a Company Material Adverse Effect) as of the date of this Agreement and at and as of the Closing Date, as if made as of such time (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had, or would not be reasonably likely to have a Company Material Adverse Effect.

(b) Performance.    The Company shall have complied, in all material respects, with all agreements, obligations, covenants and conditions required by this Agreement to be complied with by it on or prior to the Closing Date.

(c) Officer’s Certificate.    Parent shall have received a certificate of an executive officer of the Company to the effect set forth in Sections 7.2(a) and 7.2(b).

(d) Litigation.    There shall not be pending or threatened any suit, action or proceeding by any Governmental Entity having a reasonable likelihood of prevailing in a manner contemplated in clauses (i), (ii) or (iii) below, (i) challenging the acquisition by Parent or Merger Sub of any Company Shares, seeking to restrain or prohibit the consummation of the Merger, or seeking to place limitations on the ownership of Company Shares (or shares of common stock of the Surviving Corporation) by Parent or Merger Sub or seeking to obtain from the Company, Parent or Merger Sub any damages that are material in relation to the Company, (ii) seeking to prohibit or materially limit the ownership or operation by the Company, Parent or any of their respective Subsidiaries, or to compel the Company, Parent or any of their respective Subsidiaries to divest or hold separate of, any portion of any business or of any assets of Parent or any of its Subsidiaries or the portion of the business or of any assets of the Company and its Subsidiaries that relate to the business or operations of Lilly ICOS LLC or (iii) seeking to prohibit Parent or any of its Subsidiaries from effectively controlling in any material respect the business or operations of the Company or any of its Subsidiaries.

(e) Material Adverse Effect.    There shall not have occurred any event or events that has had, or would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 7.3 Conditions to the Company’s Obligation to Effect the Merger.    The obligation of the Company to effect the Merger shall be subject to the satisfaction of the following conditions, any one or more of which may be waived, in writing, by the Company:

(a) Representations Accurate.    Each of the representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct (without giving effect to any exception or qualification contained therein relating to materiality) as of the date of this Agreement and at and as of the Closing Date, as if made as of such time (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct would be reasonably likely, either individually or in the aggregate, to prevent or materially delay the performance by Parent or Merger Sub of any of its material obligations under this Agreement.

(b) Performance.    Parent and Merger Sub shall have complied, in all material respects, with all agreements, obligations, covenants and conditions required by this Agreement to be complied with by it on or prior to the Closing Date.

(c) Officer’s Certificate.    The Company shall have received a certificate of an executive officer of Parent and Merger Sub to the effect set forth in Sections 7.3(a) and 7.3(b).

Section 7.4 Frustration of Closing Conditions.    None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Sections 7.1, 7.2 or 7.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to act in good faith or to use its reasonable efforts to consummate the transactions contemplated by this Agreement.

ARTICLE VIII

TERMINATION AND AMENDMENT

Section 8.1 Termination.    This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Company Shareholder Approval:

(a) by mutual written consent of Parent, Merger Sub and the Company;

(b) by either Parent or the Company:

(i) if the Company Shareholder Approval is not obtained at the Company Shareholder Meeting duly convened therefor (or any adjournment or postponement thereof) at which a quorum is present and the vote is taken to adopt this Agreement and approve the transactions contemplated herein;

(ii) if the Merger shall not have been consummated by May 31, 2007 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to any party whose breach of any provision of this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before the Termination Date; or

(iii) there shall be any Law or Order that has the effects set forth in Section 7.1(b), and, in the case of an Order, such Order shall have become final and nonappealable; provided, however, that each of the parties shall have used reasonable efforts to prevent the entry of any such Order and to appeal as promptly as possible any Order that has been entered.

(c) by the Company:

(i) if Parent or Merger Sub (A) shall have breached any of the covenants or agreements contained in this Agreement to be complied with by Parent or Merger Sub such that the closing condition set forth in Section 7.3(b) would not be satisfied or (B) there exists a breach of any representation or warranty of Parent or Merger Sub contained in this Agreement such that the closing condition set forth in Section 7.3(a) would not be satisfied, and, in the case of both (A) and (B), such breach is incapable of being cured by the Termination Date; or

(ii) if, prior to receipt of the Company Shareholder Approval, (A) the Company receives an unsolicited Superior Proposal, (B) the Board of Directors of the Company has resolved to accept such Superior Proposal in accordance with Section 6.3(b) hereof, (C) the Board of Directors of the Company determines in good faith (after consultation with outside counsel) that it is required to do so in order to comply with its fiduciary duties to the shareholders of the Company under applicable Law and (D) the Company shall have complied with all of its obligations pursuant to Section 6.3; provided, however, that such termination shall not be effective until such time as payment of the Termination Fee required by Section 8.4(a) shall have been made by the Company.

(d) by Parent:

(i) if the Company (A) shall have breached any of the covenants or agreements contained in this Agreement to be complied with by the Company such that the closing condition set forth in Section 7.2(b) would not be satisfied or (B) there exists a breach of any representation or warranty of the Company contained in this Agreement such that the closing condition set forth in Section 7.2(a) would not be satisfied, and, in the case of both (A) and (B), such breach is incapable of being cured by the Termination Date;

(ii) if any Law or Order having any of the effects set forth in Section 7.2(d) shall be in effect and, in the case of an Order, such Order shall have become final and nonappealable; provided, however, that Parent shall have used reasonable efforts to prevent the entry of any such Order and to appeal as promptly as possible any Order that has been entered; or

(iii) in the event that prior to the obtaining of the Company Shareholder Approval (A) a Company Adverse Recommendation Change shall have occurred, (B) the Company will have failed to include in the Proxy Statement the recommendation of the Board of Directors of the Company that its shareholders vote in favor of the Merger and the transactions contemplated hereby or (C) a tender or exchange offer, that if successful, would result in any Person or group becoming the beneficial owner of 15% or more of the outstanding Company Shares, has been commenced (other than by Parent or any Affiliate of Parent) and the Board of Directors of the Company fails to recommend that the shareholders of the Company not tender their shares in such tender or exchange offer within ten Business Days of such commencement.

Section 8.2 Effect of Termination.    Except as otherwise set forth in this Agreement, in the event of a termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company or their respective officers or directors; provided, however, that no such termination shall relieve any party hereto of any liability or damages resulting from any willful and material breach of this Agreement by such party; and provided further, that the provisions of Section 6.5(b), this Section 8.2, Section 8.3, Section 8.4 and Article IX of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

Section 8.3 Fees and Expenses.    Except as otherwise expressly set forth in this Agreement, all fees and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

Section 8.4 Termination Fee.

(a) If this Agreement shall be terminated (i) pursuant to Section 8.1(b)(i), 8.1(b)(ii) or 8.1(d)(i) hereof and (A) at any time after the date hereof a Takeover Proposal shall have been publicly announced or otherwise publicly communicated and (B) within 12 months of the termination of this Agreement, the Company enters into a definitive agreement with any third party with respect to a Takeover Proposal or any such Takeover Proposal is consummated, (ii) pursuant to Section 8.1(c)(ii) hereof, or (iii) pursuant to Section 8.1(d)(iii) hereof, then the Company shall (1) in the case of termination pursuant to clause (i) of this Section 8.4(a), upon the earlier to occur of the execution of such definitive agreement and such consummation, (2) in the case of termination pursuant to clause (ii) of this Section 8.4(a), concurrent with such termination or (3) in the case of termination pursuant to clause (iii) of this Section 8.4(a), within one Business Day of such termination, pay Parent a non-refundable fee equal to $55,000,000 (the “Termination Fee”), payable by wire transfer of immediately available funds to an account designated by Parent.    For purposes of this Section 8.4(a) only, the term “Takeover Proposal” shall have the meaning assigned to such term in Article I, except that all references to “15%” therein shall be deemed to reference “50%”.

(b) The Company acknowledges that the agreements contained in this Section 8.4 are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails to promptly pay the Termination Fee, and, in order to obtain such payment Parent commences a suit which results in a judgment against the Company for the Termination Fee, the Company shall pay to Parent its costs and expenses (including attorney’s fees) in connection with such suit, together with interest on the amount of the fee at the prime rate in effect on the date of such payment as quoted in The Wall Street Journal.

Section 8.5 Extension; Waiver.    At any time prior to the Effective Time, the parties hereto may, to the extent permitted by applicable Law, subject to Section 9.11, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein.    Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.    The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Nonsurvival of Representations and Warranties.    None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.    All covenants shall survive in accordance with their terms.    This Article IX, the agreements of Parent, Merger Sub and the Company in Section 6.8 (Indemnification; Insurance), and Section 8.3 (Fees and Expenses) and those other covenants and agreements contained herein that by their terms apply, or that are to be performed in whole or in part, after the Effective Time shall survive the consummation of the Merger.

Section 9.2 Notices.    All notices and other communications hereunder shall be in writing and shall be deemed given upon receipt by the parties at the following addresses (or at such other address for a party as shall be specified by like notice) and shall be deemed to have been duly received if so given (i) if sent by telecopy or facsimile transmission, when the electronic confirmation of successful transmission is received or (ii) if delivered in person, any courier or otherwise, upon actual receipt by the intended party:

(a) if to Parent or Merger Sub, to

Eli Lilly and Company

Lilly Corporate Center

Indianapolis, Indiana 46285

Attn: Brian E. Edelman

Telecopy: 317-276-5996

with copies to:

Eli Lilly and Company

Lilly Corporate Center

Indianapolis, Indiana 46285

Attn: General Counsel

Telecopy: 317-433-3000

Dewey Ballantine LLP

1301 Avenue of the Americas

New York, NY 10019

Attn: M. Adel Aslani-Far, Esq.

Telecopy: 212-259-6333

(b) if to the Company, to

ICOS Corporation

22021 20th Avenue S.E.

Bothell, Washington 98021

Attn: Chief Executive Officer

         General Counsel

Telecopy: 425-398-8950

with a copy to:

Latham & Watkins LLP

650 Town Center Drive, 20th Floor

Costa Mesa, California 92626

Attn: Charles K. Ruck, Esq.

         Barry A. Bryer, Esq.

         R. Scott Shean, Esq.

Telecopy: (714) 755-8290

Section 9.3 Interpretation.

(a) When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated.

(b) The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c) This Agreement is the result of the joint efforts of Parent, Merger Sub and the Company, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the parties and there shall be no construction against any party based on any presumption of that party’s involvement in the drafting thereof.

(d) The words “include”, “includes” or “including” shall be deemed to be followed by the words “without limitation.”

(e) The term “ordinary course of business” (or similar terms) shall be deemed to be followed by the words “consistent with past practice.”

Section 9.4 Counterparts.    This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when such counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 9.5 Entire Agreement; No Third Party Beneficiaries.

(a) This Agreement (including the documents and the instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) other than with respect to any matter set forth in Section 6.8 (Indemnification; Insurance), is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 9.6 Governing Law.    This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to the principles of conflicts of Law thereof, except that the Merger shall be effected in accordance with the WBCA and the DGCL.

Section 9.7 Publicity.    Each of the Company and Parent, will issue a press release with respect to the announcement of the transactions contemplated by this Agreement, subject to the prior review of the other party prior to the date of release.    Thereafter, no party shall issue any press release or otherwise make any public statement with respect to the transactions contemplated by this Agreement without prior consultation, to the extent reasonably practicable, with the other parties and after giving each other party a reasonable opportunity to review and comment upon any such press release or other public statements, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any securities exchange, except that the parties may make statements that are not inconsistent with previous press releases, public disclosures or public statements made by Parent and the Company in compliance with this Section 9.7.

Section 9.8 Assignment.    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties, except that Merger Sub may assign, in its sole and absolute discretion, any or all of its rights, interests and obligations hereunder to Parent or to any wholly owned Subsidiary of Parent.    Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 9.9 Enforcement.    The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.    It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at Law or in equity.    The parties hereby (a) submit to the jurisdiction of any federal or state court sitting in the State of Delaware, (b) agree not to object to venue in such courts or to claim that such forum is inconvenient and (c) agree that notice or the service of process in any

proceeding shall be properly served or delivered if delivered in the manner contemplated by Section 9.2 hereof.    In addition, each of the parties hereto waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any of the transactions contemplated hereby.

Section 9.10 Severability.    This Agreement shall be deemed severable; the invalidity or unenforceability of any term or provision of this Agreement shall not affect the validity or enforceability of the balance of this Agreement or of any other term hereof, which shall remain in full force and effect.    If any of the provisions hereof are determined to be invalid or unenforceable, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible.

Section 9.11 Modification.    No supplement, modification or amendment of this Agreement will be binding unless made in a written instrument that is signed by all of the parties hereto and that specifically refers to this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

ELI LILLY AND COMPANY

By:	/s/ Sidney Taurel
Sidney Taurel
Chairman of the Board
and Chief Executive Officer

TOUR MERGER SUB, INC.

By:	/s/ Brian E. Edelman
Brian E. Edelman
President and Treasurer

ICOS CORPORATION

By:	/s/ Paul N. Clark
Paul N. Clark
Chairman of the Board, President
and Chief Executive Officer

ANNEX B

EXECUTION COPY

AMENDMENT NO. 1 TO THE

AGREEMENT AND PLAN OF MERGER

Amendment No. 1, dated as of December 17, 2006 (this “Amendment”), to the Agreement and Plan of Merger, dated as of October 16, 2006 (as amended hereby, the “Merger Agreement”), by and among ELI LILLY AND COMPANY, an Indiana corporation (“Parent”), TOUR MERGER SUB, INC., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and ICOS CORPORATION, a Washington corporation (the “Company”).

WHEREAS, Parent, Merger Sub and the Company have heretofore entered into the Merger Agreement providing, among other things, for the merger of Merger Sub with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent;

WHEREAS, Parent, Merger Sub and the Company have agreed to amend certain provisions of the Merger Agreement; and

WHEREAS, the Boards of Directors of Parent and the Company each have unanimously approved such amendments to the Merger Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Parent, Merger Sub and the Company agree as follows:

1. Definitions. Unless otherwise defined herein, capitalized terms that are defined in the Merger Agreement and used herein shall have the meanings set forth in the Merger Agreement.

2. Amendment to Section 3.1(c). The first sentence of Section 3.1(c) is hereby amended by deleting “$32.00” and replacing such amount with “$34.00”.

3. Representations and Warranties of the Company. Except as otherwise disclosed in the Company Disclosure Schedule, the Company represents and warrants that the representations and warranties contained in Sections 4.1, 4.4, and 4.5 of the Merger Agreement (as qualified by the introductory paragraph of Article IV of the Merger Agreement) are true and correct after giving effect to this Amendment. The Company does not make any other representations or warranties as of the date of this Amendment.

4. Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub represent and warrant that their representations and warranties contained in Sections 5.1, 5.2 and 5.3 of the Merger Agreement are true and correct after giving effect to this Amendment. Parent and Merger Sub do not make any other representations or warranties as of the date of this Amendment.

5. Additional Representation and Warranty of the Company. Section 4.23 of the Merger Agreement is hereby amended by adding the following at the end thereof:

“The Company has received the opinion of the Company Financial Advisor, dated the date of this Amendment, to the effect that, as of the date of this Amendment, the Merger Consideration to be received by the holders of the Company Shares pursuant to the Merger is fair from a financial point of view to the holders of such shares, and a complete and correct signed copy of such opinion will be made available to Parent.”

6. References. Each reference in the Merger Agreement to “this Agreement”, “hereof”, “hereunder” or words of like import referring to the Merger Agreement shall mean and be a reference to the Merger Agreement as amended by this Amendment.

7. Effect of Amendment. This Amendment shall not constitute an amendment or waiver of any provision of the Merger Agreement not expressly referred to herein and shall not be construed as an amendment, waiver or consent to any action that would require an amendment, waiver or consent except as expressly stated herein. The Merger Agreement, as amended by this Amendment, is and shall continue to be in full force and effect and is in all respects ratified and confirmed hereby.

8. Counterparts. This Amendment may be executed in two or more counterparts, all of which shall be considered one and the same amendment and shall become effective when such counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9. Governing Law. This Amendment shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to the principles of conflicts of Law thereof, except that the Merger shall be effected in accordance with the WBCA and the DGCL.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be signed by their respective officers thereunto duly authorized as of the date first written above.

ELI LILLY AND COMPANY

By:	/s/ Sidney Taurel
Sidney Taurel
Chairman of the Board and Chief Executive Officer

TOUR MERGER SUB, INC.

By:	/s/ Brian E. Edelman
Brian E. Edelman
President

ICOS CORPORATION

By:	/s/ Paul N. Clark
Paul N. Clark
Chairman of the Board, President and Chief Executive Officer

ANNEX C

December 17, 2006

Board of Directors

ICOS Corporation

22021 20th Avenue SE

Bothell, WA 98021

Members of the Board of Directors:

ICOS Corporation (the “Company”), Eli Lilly and Company (the “Acquirer”) and Tour Merger Sub Inc., a newly formed, wholly owned subsidiary of the Acquirer (the “Acquisition Sub”), have entered into an Agreement and Plan of Merger dated as of October 16, 2006, which was amended as of December 17, 2006 (collectively, the “Agreement”), pursuant to which Acquisition Sub would be merged with the Company in a merger (the “Merger”) in which each issued and outstanding share of common stock, par value $0.01 per share (a “Company Share”), of the Company (other than Company Shares held by the Acquirer or any of its subsidiaries and together with any associated Company Rights (as defined in the Agreement) and Company Shares held by holders who have demanded and perfected their rights to dissent from the Merger) would be converted into the right to receive $34.00 per share in cash (the “Consideration”).

You have asked us whether, in our opinion, the Consideration to be received by the holders of the Company Shares pursuant to the Merger is fair from a financial point of view to such holders.

In arriving at the opinion set forth below, we have, among other things:

(1)	Reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant;

(2)	Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company furnished to us by the Company;

(3)	Conducted discussions with members of senior management of the Company concerning the matters described in clauses 1 and 2 above;

(4)	Reviewed the market prices and valuation multiples for the Company Shares and compared them with those of certain publicly traded companies that we deemed to be relevant;

(5)	Reviewed the results of operations of the Company and compared them with those of certain publicly traded companies that we deemed to be relevant;

(6)	Compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed to be relevant;

(7)	Participated in certain discussions and negotiations among representatives of the Company and the Acquirer and their financial and legal advisors;

(8)	Reviewed the Agreement;

(9)	Reviewed the Marketing and Sales Service Agreement, dated as of September 30, 1998, among the Company, Acquirer and Lilly ICOS LLC (the “JV”) and the Limited Liability Agreement of the JV, dated as of September 30, 1998, between the Company and Acquirer, as amended by Amendment No. 1, dated as of September 1, 1999; and

C-1

(10)	Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company or been furnished with any such evaluation or appraisal, nor have we evaluated the solvency or fair value of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company. With respect to the financial forecast information furnished to or discussed with us by the Company, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company’s management as to the expected future financial performance of the Company.

Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof.

In connection with the preparation of this opinion, we have not been authorized by the Company or the Board of Directors to solicit, nor have we solicited, third-party indications of interest for the acquisition of all or any part of the Company.

We are acting as financial advisor to the Company in connection with the Merger and will receive a fee from the Company for our services, a significant portion of which is contingent upon the consummation of the Transaction. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. We are currently and have, in the past, provided financial advisory and financing services to the Acquirer and/or its affiliates and may continue to do so and have received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade the Company Shares and other securities of the Company, as well as securities of the Acquirer for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

This opinion is for the use and benefit of the Board of Directors of the Company. Our opinion does not address the merits of the underlying decision by the Company to engage in the Merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed Merger or any matter related thereto. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of the Company Shares.

On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be received by the holders of the Company Shares pursuant to the Merger is fair from a financial point of view to the holders of such shares.

Very truly yours,

/s/ Merrill Lynch, Pierce, Fenner & Smith

Incorporated

MERRILL LYNCH, PIERCE, FENNER & SMITH

INCORPORATED

C-2

ANNEX D

Chapter 23B.13 of the Washington Business Corporation Act

23B.13.010

Definitions.

As used in this chapter:

(1) “Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(2) “Dissenter” means a shareholder who is entitled to dissent from corporate action under RCW 23B.13.020 and who exercises that right when and in the manner required by RCW 23B.13.200 through 23B.13.280.

(3) “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

(4) “Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

(5) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(6) “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(7) “Shareholder” means the record shareholder or the beneficial shareholder.

[1989 c 165 § 140.]

23B.13.020

Right to dissent.

(1) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder’s shares in the event of, any of the following corporate actions:

(a) Consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by RCW 23B.11.030, 23B.11.080, or the articles of incorporation, and the shareholder is entitled to vote on the merger, or (ii) if the corporation is a subsidiary that is merged with its parent under RCW 23B.11.040;

(b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

(c) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

(d) An amendment of the articles of incorporation, whether or not the shareholder was entitled to vote on the amendment, if the amendment effects a redemption or cancellation of all of the shareholder’s shares in exchange for cash or other consideration other than shares of the corporation; or

(e) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(2) A shareholder entitled to dissent and obtain payment for the shareholder’s shares under this chapter may not challenge the corporate action creating the shareholder’s entitlement unless the action fails to comply with the procedural requirements imposed by this title, RCW 25.10.900 through 25.10.955, the articles of incorporation, or the bylaws, or is fraudulent with respect to the shareholder or the corporation.

(3) The right of a dissenting shareholder to obtain payment of the fair value of the shareholder’s shares shall terminate upon the occurrence of any one of the following events:

(a) The proposed corporate action is abandoned or rescinded;

(b) A court having jurisdiction permanently enjoins or sets aside the corporate action; or

(c) The shareholder’s demand for payment is withdrawn with the written consent of the corporation.

[2003 c 35 § 9; 1991 c 269 § 37; 1989 c 165 § 141.]

23B.13.030

Dissent by nominees and beneficial owners.

(1) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in the shareholder’s name only if the shareholder dissents with respect to all shares beneficially owned by any one person and delivers to the corporation a notice of the name and address of each person on whose behalf the shareholder asserts dissenters’ rights.    The rights of a partial dissenter under this subsection are determined as if the shares as to which the dissenter dissents and the dissenter’s other shares were registered in the names of different shareholders.

(2) A beneficial shareholder may assert dissenters’ rights as to shares held on the beneficial shareholder’s behalf only if:

(a) The beneficial shareholder submits to the corporation the record shareholder’s consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights, which consent shall be set forth either (i) in a record or (ii) if the corporation has designated an address, location, or system to which the consent may be electronically transmitted and the consent is electronically transmitted to the designated address, location, or system, in an electronically transmitted record; and

(b) The beneficial shareholder does so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.

[2002 c 297 § 35; 1989 c 165 § 142.]

23B.13.200

Notice of dissenters’ rights.

(1) If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this chapter and be accompanied by a copy of this chapter.

(2) If corporate action creating dissenters’ rights under RCW 23B.13.020 is taken without a vote of shareholders, the corporation, within ten days after the effective date of such corporate action, shall deliver a notice to all shareholders entitled to assert dissenters’ rights that the action was taken and send them the notice described in RCW 23B.13.220.

[2002 c 297 § 36; 1989 c 165 § 143.]

23B.13.210

Notice of intent to demand payment.

(1) If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights must (a) deliver to the corporation before the vote is taken notice of the shareholder’s intent to demand payment for the shareholder’s shares if the proposed action is effected, and (b) not vote such shares in favor of the proposed action.

(2) A shareholder who does not satisfy the requirements of subsection (1) of this section is not entitled to payment for the shareholder’s shares under this chapter.

[2002 c 297 § 37; 1989 c 165 § 144.]

23B.13.220

Dissenters’ rights—Notice.

(1) If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is authorized at a shareholders’ meeting, the corporation shall deliver a notice to all shareholders who satisfied the requirements of RCW 23B.13.210.

(2) The notice must be sent within ten days after the effective date of the corporate action, and must:

(a) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(b) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(c) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether or not the person acquired beneficial ownership of the shares before that date;

(d) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date the notice in subsection (1) of this section is delivered; and

(e) Be accompanied by a copy of this chapter.

[2002 c 297 § 38; 1989 c 165 § 145.]

23B.13.230

Duty to demand payment.

(1) A shareholder sent a notice described in RCW 23B.13.220 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to RCW 23B.13.220(2)(c), and deposit the shareholder’s certificates, all in accordance with the terms of the notice.

(2) The shareholder who demands payment and deposits the shareholder’s share certificates under subsection (1) of this section retains all other rights of a shareholder until the proposed corporate action is effected.

(3) A shareholder who does not demand payment or deposit the shareholder’s share certificates where required, each by the date set in the notice, is not entitled to payment for the shareholder’s shares under this chapter.

[2002 c 297 § 39; 1989 c 165 § 146.]

23B.13.240

Share restrictions.

(1) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effected or the restriction is released under RCW 23B.13.260.

(2) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until the effective date of the proposed corporate action.

[1989 c 165 § 147.]

23B.13.250

Payment.

(1) Except as provided in RCW 23B.13.270, within thirty days of the later of the effective date of the proposed corporate action, or the date the payment demand is received, the corporation shall pay each dissenter who complied with RCW 23B.13.230 the amount the corporation estimates to be the fair value of the shareholder’s shares, plus accrued interest.

(2) The payment must be accompanied by:

(a) The corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(b) An explanation of how the corporation estimated the fair value of the shares;

(c) An explanation of how the interest was calculated;

(d) A statement of the dissenter’s right to demand payment under RCW 23B.13.280; and

(e) A copy of this chapter.

[1989 c 165 § 148.]

23B.13.260

Failure to take action.

(1) If the corporation does not effect the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release any transfer restrictions imposed on uncertificated shares.

(2) If after returning deposited certificates and releasing transfer restrictions, the corporation wishes to undertake the proposed action, it must send a new dissenters’ notice under RCW 23B.13.220 and repeat the payment demand procedure.

[1989 c 165 § 149.]

23B.13.270

After-acquired shares.

(1) A corporation may elect to withhold payment required by RCW 23B.13.250 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

(2) To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter’s demand.    The corporation shall send with its offer an explanation of how it estimated the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter’s right to demand payment under RCW 23B.13.280.

[1989 c 165 § 150.]

23B.13.280

Procedure if shareholder dissatisfied with payment or offer.

(1) A dissenter may deliver a notice to the corporation informing the corporation of the dissenter’s own estimate of the fair value of the dissenter’s shares and amount of interest due, and demand payment of the dissenter’s estimate, less any payment under RCW 23B.13.250, or reject the corporation’s offer under RCW 23B.13.270 and demand payment of the dissenter’s estimate of the fair value of the dissenter’s shares and interest due, if:

(a) The dissenter believes that the amount paid under RCW 23B.13.250 or offered under RCW 23B.13.270 is less than the fair value of the dissenter’s shares or that the interest due is incorrectly calculated;

(b) The corporation fails to make payment under RCW 23B.13.250 within sixty days after the date set for demanding payment; or

(c) The corporation does not effect the proposed action and does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

(2) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter’s demand under subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter’s shares.

[2002 c 297 § 40; 1989 c 165 § 151.]

23B.13.300

Court action.

(1) If a demand for payment under RCW 23B.13.280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest.    If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(2) The corporation shall commence the proceeding in the superior court of the county where a corporation’s principal office, or, if none in this state, its registered office, is located.    If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition.    Nonresidents may be served by registered or certified mail or by publication as provided by law.

(4) The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this chapter.    If the court determines that such shareholder has not complied with the provisions of this chapter, the shareholder shall be dismissed as a party.

(5) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive.    The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value.    The appraisers have the powers described in the order appointing them, or in any amendment to it.    The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(6) Each dissenter made a party to the proceeding is entitled to judgment (a) for the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by the corporation, or (b) for the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which the corporation elected to withhold payment under RCW 23B.13.270.

[1989 c 165 § 152.]

23B.13.310

Court costs and counsel fees.

(1) The court in a proceeding commenced under RCW 23B.13.300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court.    The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under RCW 23B.13.280.

(2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(a) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of RCW 23B.13.200 through 23B.13.280; or

(b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by chapter 23B.13 RCW.

(3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

ICOS CORPORATION

SPECIAL MEETING OF SHAREHOLDERS

January 25, 2007

11:00 a.m. local time

22021-20th Avenue S.E.

Bothell, Washington 98021

PROXY

This proxy is solicited on behalf of the Board of Directors of ICOS Corporation for use at the Special Meeting of Shareholders of ICOS Corporation on January 25, 2007.

This proxy when properly executed will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Proposals 1 and 2.

By signing this proxy, you revoke all prior proxies and appoint Paul N. Clark, John B. Kliewer and Michael A. Stein, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and on any other matters which may come before the Special Meeting and all adjournments or postponements thereof.

See Reverse Side for Voting Instruction

Address Change/Comments (Mark the corresponding box on the reverse side)

SEE REVERSE SIDE	SEE REVERSE SIDE

Your vote is important.    Please vote immediately.

Vote-by-Internet	OR	Vote-by-Telephone
Log on to the Internet and go to http://www.proxyvoting.com/icos		Call Toll-Free 1-866-540-5760

If you vote over the Internet or by telephone, please do not mail your card.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

The Board of Directors Recommends a Vote “FOR” Proposals 1 and 2.

1. Proposal to approve the Agreement and Plan of Merger, dated as of October 16, 2006, as amended by Amendment No. 1, dated as of December 17, 2006, by and among ICOS Corporation, Eli Lilly and Company and Tour Merger Sub, Inc.	FOR ☐	AGAINST ☐	ABSTAIN ☐

2. Proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.	FOR ☐	AGAINST ☐	ABSTAIN ☐

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED “FOR” PROPOSALS 1 AND 2.

Any of the attorneys-in-fact or their substitutes or, if only one shall be present and acting at the special meeting or any adjournment(s) or postponement(s) thereof, the attorney-in-fact so present, shall have and may exercise all of the powers of said attorney-in-fact hereunder.

MARK HERE FOR ADDRESS CHANGE OR COMMENTS (SEE REVERSE SIDE)    ☐

Please date this Proxy and sign it exactly as your name or names appear hereon.    When shares are held by joint tenants, both should sign.    When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such.    If shares are held by a corporation, please sign in full corporate name by the president or other authorized officer.    If shares are held by a partnership, please sign in full partnership name by an authorized person.

Signature:	Date:	Signature:	Date: